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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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The Cheesecake Factory Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 18, 2019

Dear Stockholder:

        You are cordially invited to attend The Cheesecake Factory Incorporated, a Delaware corporation (the "Company" and "we," "us" or "our"), annual meeting of stockholders on Thursday, May 30, 2019, at 10:00 a.m., Pacific Daylight Time ("Annual Meeting"). The Annual Meeting will be held at the Janet and Ray Scherr Forum Theatre, Thousand Oaks Civic Arts Plaza, 2100 Thousand Oaks Boulevard, Thousand Oaks, California 91362. The matters to be acted upon at the Annual Meeting are described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

        Pursuant to rules adopted by the Securities and Exchange Commission, we are providing you access to our proxy materials over the Internet. This method allows us to deliver the proxy materials to you more quickly, lowers our costs and helps to conserve natural resources. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials ("Notice of Availability") to our stockholders who have not asked us to provide proxy materials in printed form. All stockholders receiving the Notice of Availability can request a printed set of proxy materials. All stockholders can access the proxy materials at www.proxyvote.com, irrespective of whether they receive the Notice of Availability or a printed copy of the proxy materials. Instructions on how to access the proxy materials online or request a printed copy may be found in the Notice of Availability and in the attached Proxy Statement. In addition, stockholders may request proxy materials in printed form by mail or electronically by email on an ongoing basis.

        YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy online, by telephone or by mail (see below for instructions) in order to ensure the presence of a quorum. If you attend the Annual Meeting, you will have the right to revoke your proxy and vote your shares in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

Sincerely,

/s/ David Overton

David Overton
 Chairman of the Board and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to Be Held on May 30, 2019:
The Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com.

        Voting online or by telephone is fast and convenient, and your vote is immediately confirmed and posted. To vote online or by telephone, first read the accompanying Proxy Statement and then follow the instructions below:

VOTE ONLINE	VOTE BY TELEPHONE
1. Go to www.proxyvote.com.	1. Using a touch-tone telephone, call 1-800-690-6903.
2. Follow the step-by-step instructions provided.	2. Follow the step-by-step instructions provided.

THE CHEESECAKE FACTORY INCORPORATED
26901 Malibu Hills Road
Calabasas Hills, California 91301

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
on
May 30, 2019

        The 2019 annual meeting of stockholders of The Cheesecake Factory Incorporated, a Delaware corporation (the "Company" and "we," "us" or "our"), will be held at the Janet and Ray Scherr Forum Theatre, Thousand Oaks Civic Arts Plaza, 2100 Thousand Oaks Boulevard, Thousand Oaks, California 91362, on Thursday, May 30, 2019, beginning at 10:00 a.m., Pacific Daylight Time ("Annual Meeting"), for the following purposes:

  1.
  To elect seven (7) nominees to serve as directors of the Company for a term to expire at the Company's 2020 annual meeting of stockholders or until their respective successors shall be elected and qualified;

  2.
  To ratify the selection of KPMG LLP as the Company's independent registered public accounting firm for fiscal year 2019, ending December 31, 2019;

  3.
  To approve The Cheesecake Factory Incorporated Stock Incentive Plan, effective May 30, 2019 ("Stock Plan");

  4.
  To approve, on a non-binding, advisory basis, the compensation of the Company's Named Executive Officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission; and

  5.
  To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

        The Board of Directors has fixed the close of business on April 1, 2019 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

/s/ Scarlett May

Scarlett May
 Secretary

Calabasas Hills, California
April 18, 2019

IF YOU PLAN TO ATTEND THE MEETING

        Attendance will be limited to stockholders. Stockholders may be asked to present valid picture identification, such as a driver's license or passport. Stockholders holding stock in brokerage accounts ("street name" holders) will need to bring a legal proxy issued in their name from the bank or brokerage in whose name the shares are held in order to vote in person. The use of cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

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THE CHEESECAKE FACTORY INCORPORATED

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 30, 2019

INTRODUCTION

General

        This Proxy Statement is furnished to the stockholders of The Cheesecake Factory Incorporated, a Delaware corporation (the "Company" and "we," "us" or "our"), in connection with the solicitation of proxies by our Board of Directors ("Board") for use at the annual meeting of stockholders to be held at the Janet and Ray Scherr Forum Theatre, Thousand Oaks Civic Arts Plaza, 2100 Thousand Oaks Boulevard, Thousand Oaks, California 91362, on Thursday, May 30, 2019, beginning at 10:00 a.m., Pacific Daylight Time, and at any adjournment or postponement thereof ("Annual Meeting"). We intend this Proxy Statement and proxy voting materials to be available to stockholders on or about April 18, 2019.

Internet Availability of Proxy Materials

        The Notice of Annual Meeting, this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended January 1, 2019 (the "Annual Report") are available at www.proxyvote.com.

Householding of Proxy Materials

        Pursuant to the rules adopted by the Securities and Exchange Commission (the "SEC"), we may deliver one copy of each of the Notice of Annual Meeting, this Proxy Statement and Annual Report to two or more stockholders sharing the same address. This process, which is commonly referred to as "householding," helps lower our costs and conserve natural resources. In accordance with these rules, only one Proxy Statement and Annual Report, or Notice of Availability, will be delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders.

        If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate Proxy Statement and Annual Report, or Notice of Availability, please notify your broker or direct your written request to Stacy Feit, Vice President of Investor Relations, The Cheesecake Factory Incorporated, 26901 Malibu Hills Road Calabasas Hills, California 91301, (818) 871-3000. Stockholders who currently receive multiple copies of the Proxy Statement and Annual Report, or Notice of Availability, at their address and would like to request "householding" of their communications should contact their broker.

Voting; Quorum; Abstentions and Broker Non-Votes

        As of the close of business on April 1, 2019, the record date fixed by the Board for the Annual Meeting ("Record Date"), 45,354,888 shares of our common stock were outstanding, and there were no outstanding shares of any other class of stock. Each holder of common stock is entitled to one vote for each share of common stock held of record. Only stockholders of record at the close of business on April 1, 2019 will be entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment thereof. Stockholders do not have cumulative voting rights and will not be entitled to appraisal or similar dissenters' rights in connection with the proposals to be voted on at the Annual Meeting.

        The representation of a majority of the shares entitled to vote at the Annual Meeting, present in person or represented by proxy will represent a quorum for the transaction of business. Shares of common stock represented by a properly signed and returned proxy will be treated as present at the Annual Meeting for purposes of determining a quorum, regardless of whether the proxy is marked as casting a vote or abstaining or constitutes a broker non-vote.

        For Proposal 1, our Bylaws provide that, in the election of directors, the nominees receiving the highest number of votes, up to the number of directors to be elected, shall be elected; provided, that each nominee has agreed that if elected, he or she will submit an irrevocable resignation promptly following an uncontested election if he or she fails to receive a majority of votes cast. An uncontested election (such as the election held at this Annual Meeting) means that the number of nominees for director does not exceed the number of directors to be elected at that meeting. A majority of votes cast means that the number of shares cast "FOR" a director's election exceeds the number of votes cast "AGAINST" that director. Abstentions and broker non-votes are not considered a vote cast and, therefore, will have no effect on the outcome of the vote other than to reduce the number of affirmative votes required to elect a director. "Broker non-votes" are shares of stock held in record name by brokers or nominees for which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power under applicable rules or the instrument under which it serves in such capacity.

        Proposals 2, 3 and 4 require the approval of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions as to these proposals will count as shares present and entitled to vote on the proposals and, accordingly, will count as votes "AGAINST" the proposal. Broker non-votes are not considered present and entitled to vote on the proposal and will have no effect on the outcome of the vote for the proposal, other than to reduce the number of affirmative votes required to approve the proposal. The ratification of the selection of KPMG LLP as the Company's independent registered public accounting firm for fiscal year 2019 (Proposal 2) is considered a routine matter under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected on Proposal 2.

Proxies

        Proxies delivered pursuant to this solicitation are revocable prior to their exercise and at the stockholder's option by (i) attending and voting at the Annual Meeting (although attending the Annual Meeting itself will not revoke a proxy), or (ii) filing a written notice with Scarlett May, our Secretary, revoking the proxy, or (iii) submitting another duly executed proxy bearing a later date. Unless previously revoked, all proxies representing shares entitled to vote delivered pursuant to this solicitation will be voted at the Annual Meeting by the named attorneys-in-fact and agents, to the extent authorized, in accordance with the directions contained therein.

        If no directions are given, the shares represented by such proxies will be voted:

  •
  FOR the election of the Board's nominees for director: Ms. Edie A. Ames and Messrs. Alexander L. Cappello, Jerome I. Kransdorf, Laurence B. Mindel, David Overton, David B. Pittaway and Herbert Simon;

  •
  FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for fiscal year 2019, ending December 31, 2019;

  •
  FOR approval of The Cheesecake Factory Incorporated Stock Incentive Plan, effective May 30, 2019; and

  •
  FOR approval of, on a non-binding, advisory basis, the compensation of the Company's Named Executive Officers as disclosed pursuant to the compensation disclosure rules of the SEC.

        The named proxy holders may vote in their discretion upon such other matters as may properly come before the Annual Meeting, including any motion made for adjournment or postponement (including for purposes of soliciting additional votes).

Solicitation

        We pay for the cost of preparing, assembling and mailing the Notice of Internet Availability, the Notice of Annual Meeting and Proxy Statement and the cost of this solicitation. Our directors, officers and other staff members may solicit proxies, without additional remuneration, in person or by telephone, facsimile or email transmission. Banks, brokerage houses and other custodians, nominees or fiduciaries will be asked to forward soliciting material to their principals and to obtain authorization for the execution of proxies, and we will reimburse them for their reasonable out-of-pocket expenses incurred in that regard.

ITEMS TO BE VOTED ON

PROPOSAL ONE
Election of Directors

        General.    Our Bylaws provide for a board of directors consisting of no less than five and no more than thirteen members. The exact number within this range is determined by resolution of the Board. The Board currently has set the number of directors at seven.

        Nominees.    Our Director nominees exhibit diverse backgrounds, experience, skills, tenure and perspectives that uniquely contribute to the success of our business.

        The Corporate Governance and Nominating Committee of the Board ("Governance Committee") recommended the nomination, which the Board approved, of the following individuals for re-election to the Board for a term that will expire at the 2020 annual meeting of stockholders or until their respective successors shall be elected and duly qualified: Edie A. Ames; Alexander L. Cappello; Jerome I. Kransdorf; Laurence B. Mindel; David Overton; David B. Pittaway; and Herbert Simon. All nominees are current directors of the Company. For biographical information regarding the director nominees, please see the section entitled "Our Board of Director Nominees" in this Proxy Statement.

        Unless a stockholder specifies otherwise, the shares represented by each returned proxy will be voted FOR the election of Ms. Edie A. Ames and Messrs. Alexander L. Cappello, Jerome I. Kransdorf, Laurence B. Mindel, David Overton, David B. Pittaway and Herbert Simon.

        In the event any of the nominees becomes unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote the proxies for any substitute nominee designated by the Board to fill the vacancy.

        Required Vote.    Our Bylaws provide that, in the election of directors, the nominees receiving the highest number of affirmative votes, up to the number of directors to be elected, shall be elected; provided that each nominee must agree that, in an uncontested election, if elected, he or she will submit an irrevocable resignation promptly following the election if he or she fails to receive a majority of votes cast. Each of the nominees included in this proposal has so agreed. An uncontested election (such as the election held at this Annual Meeting) means that the number of nominees for director does not exceed the number of directors to be elected at that meeting. A majority of votes cast means that the number of shares cast "FOR" a director's election exceeds the number of votes cast "AGAINST" that director. Abstentions and broker non-votes are not considered a vote cast and, therefore, will have no effect on the outcome of the vote other than to reduce the number of affirmative votes required to elect a director. "Broker non-votes" are shares of stock held in record name by brokers or nominees for which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power under applicable rules or the instrument under which it serves in such capacity.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EDIE A. AMES, ALEXANDER L. CAPPELLO, JEROME I. KRANSDORF, LAURENCE B. MINDEL, DAVID OVERTON, DAVID B. PITTAWAY AND HERBERT SIMON TO THE BOARD.

PROPOSAL TWO
Ratification of Selection of Independent Registered Public Accounting Firm

        The Audit Committee of our Board ("Audit Committee") has selected KPMG LLP ("KPMG") as our independent registered public accounting firm to conduct the audit of our books and records for the fiscal year ending December 31, 2019. KPMG has served as our independent registered public accounting firm since fiscal year 2018. Representatives of KPMG are expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement should they so desire.

        Although our governing documents do not require us to submit this matter to stockholders, the Board believes that asking stockholders to ratify the appointment is consistent with best practices in corporate governance. If stockholders do not ratify the selection of KPMG, the Audit Committee will regard such vote as a direction to consider the selection of a different independent registered public accounting firm. Even if the selection of KPMG is ratified by the stockholders, the Audit Committee has the discretion to select a different independent registered public accounting firm at any time if it determines that a change would be in our and our stockholders' best interests.

        Dismissal and Engagement of Independent Registered Public Accounting Firms.    On March 1, 2018, the Audit Committee dismissed PricewaterhouseCoopers LLP ("PwC") as the Company's independent registered public accounting firm and provided PwC with notice of such dismissal.

        The audit reports of PwC on our consolidated financial statements for each of the fiscal years ended January 2, 2018 and January 3, 2017 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

        During our fiscal years ended January 2, 2018 and January 3, 2017, and during the subsequent interim period through March 1, 2018, (i) there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement(s), if not resolved to PwC's satisfaction, would have caused PwC to make reference to the subject matter of the disagreement(s) in connection with its reports, and (ii) there were no "reportable events" as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

        We provided PwC with a copy of the disclosures in a Current Report on Form 8-K (the "Report") prior to filing the Report with the SEC on March 7, 2018. We requested that PwC furnish a letter addressed to the SEC stating whether PwC agrees with the statements regarding PwC in the Report and, if not, stating the respects in which it did not agree. A copy of PwC's letter dated March 7, 2018 to the SEC, stating that it agreed with these statements, was filed as Exhibit 16.1 to the Report.

        On March 2, 2018, we engaged KPMG as our independent registered public accounting firm for the fiscal year ending January 1, 2019, which engagement was approved by the Audit Committee.

        During our fiscal years ended January 2, 2018 and January 3, 2017, and during the subsequent interim period through March 1, 2018, neither the Company, nor anyone on its behalf, consulted KPMG regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, and neither a written report nor oral advice was provided to the Company that KPMG concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue, or (ii) any matter that was either the subject of a "disagreement" (as defined in Regulation S-K Item 304(a)(1)(iv)) or a "reportable event" (as defined in Regulation S-K Item 304(a)(1)(v)).

        Independent Registered Public Accounting Firm Fees and Services.    The following table shows the fees for professional services by KPMG for the audit of our annual financial statements for the year ended January 1, 2019, and fees for other services rendered by KPMG during that period, as well as the fees for professional services by PwC for the audit of our annual financial statements for the year ended January 2, 2018, and fees for other services rendered by PwC during that period:

	Fiscal 2018	Fiscal 2017
Audit Fees(1)	$669,900	$723,200
Tax Fees(2)	—	26,754
All Other Fees(3)	1,780	1,800

Total Fees	$671,680	$751,754

(1)
Audit Fees represent the aggregate fees for the audit of our annual financial statements included in the Annual Report, review of financial statements included in the Quarterly Reports on Form 10-Q, the audit of our internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects, and services normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

(2)
Tax Fees represent the aggregate fees billed for tax compliance, advice and planning services.

(3)
All Other Fees represent the aggregate fees billed for access to accounting literature research tools.

        Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Registered Public Accounting Firm.    The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of our independent registered public accounting firm. The Audit Committee also evaluates our independent registered public accounting firm's lead engagement partner, who is rotated every five years. The Audit Committee's charter grants to the Audit Committee sole authority to approve the independent auditor's fee arrangements and other terms of service, and to preapprove any permitted non-audit services to be provided by the independent auditor. The charter allows the Audit Committee to delegate the preapproval of audit and permitted non-audit services to one or more of its members, provided that such members shall report any such approvals to the full Audit Committee at its next regularly scheduled meeting. The Audit Committee considers whether such services are consistent with SEC rules on auditor independence as well as whether the independent auditor can provide the most effective and efficient service, for reasons such as familiarity with our business, staff members, culture, accounting systems, risk profile and other factors, and input from our management. The Audit Committee delegated the authority to address any requests for pre-approval of services between Audit Committee meetings to its Chair, provided that the amount of such fees for both audit and non-audit accounting services requested does not exceed $25,000 per fiscal quarter. The Chair is also required to report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee's charter does not provide the Audit Committee with authority to delegate to management the Audit Committee's responsibility to pre-approve permitted services of the independent registered public accounting firm. The waiver of pre-approval provisions set forth in applicable rules of the SEC was not used to approve any of the services described above in fiscal 2018.

        Required Vote.    The ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal 2019 requires the affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote on the proposal at the Annual Meeting. Abstentions will be included in the number of shares present and entitled to vote on this Proposal 2 and will have the effect of a vote "AGAINST" Proposal 2. Broker non-votes will not be considered as present and entitled to vote on this Proposal 2. Therefore, a broker non-vote will not be counted and will have no effect on this Proposal 2 other than to reduce the number of affirmative votes required to approve this proposal. This Proposal 2 is considered a routine matter under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected on Proposal 2.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2019.

PROPOSAL THREE
Stockholder Approval of the Stock Plan

        We are asking you to approve The Cheesecake Factory Incorporated Stock Incentive Plan (the "Stock Plan"). Our Board has adopted, subject to stockholder approval, the Stock Plan for our non-employee directors, employees and consultants. The Board approved the Stock Plan on April 4, 2019, subject to approval by our stockholders. The Stock Plan shall become effective upon and subject to such stockholder approval (the "Effective Date").

        The principal features of the Stock Plan are summarized below for the convenience and information of our stockholders. This description is qualified in its entirety by reference to the Stock Plan, which is attached to this proxy statement as Appendix A.

        Summary.    Our Board believes that a balanced approach to compensation requires both short-term and long-term incentives. We provide long-term incentives in the form of equity compensation, which we believe aligns management's interests with the interests of our stockholders and fosters an ownership mentality that drives optimal decision-making for the long-term health and profitability of our Company. Equally important, equity compensation is critical to our continuing ability to attract, retain and motivate qualified corporate executives and restaurant management, as well as other employees. Utilizing equity compensation as a part of our total compensation strategy has been important to our past success, and we expect it to be crucial to achieving our long-term growth strategy. However, the current authorization under the 2010 Stock Incentive Plan, as amended (the "2010 Stock Plan"), is limited, and we estimate may not provide enough shares for us to grant equity compensation in accordance with our total compensation strategy through fiscal year 2020 based on the current scope and structure of our equity incentive programs.

        While we use a value-based approach to granting equity, if a significant increase in our stock price were to occur, we still may not have a sufficient number of shares to meet our granting requirements through fiscal year 2020, including shares for grant to our executives in fiscal year 2020. Moreover, if our stock price were to decrease, the deficiency would be even greater. Accordingly, on April 4, 2019 (subject to stockholder approval at the Annual Meeting), the Board adopted our Stock Plan, which supersedes the 2010 Stock Plan. If stockholders approve the proposed Stock Plan pursuant to this Proposal 3, the maximum number of common shares that can be issued under the Stock Plan will be 4,800,000 plus any shares which, as of the Effective Date, are available for issuance under the 2010 Stock Plan (1,878,489 shares as of April 4, 2019) or are subject to awards under the 2010 Stock Plan which are forfeited or lapse unexercised and which following the Effective Date are not issued under the 2010 Stock Plan. The Stock Plan authorizes the Compensation Committee of the Board to provide equity-based compensation in the form of stock options, stock appreciation rights, restricted stock and restricted stock units structured by the Compensation Committee within parameters set forth in the Stock Plan, for the purpose of providing our non-employee directors, employees and consultants equity compensation, incentives and rewards for superior performance.

        Background for the Current Authorized Shares.    As of April 2, 2019, the last day of our first fiscal quarter of 2019, the following equity compensation awards were outstanding:

2010 Stock Plan(1)
Shares Subject to Stock Options	1,909,535
Stock Option Weighted Average Exercise Price	$46.74
Stock Option Weighted Average Remaining Term (years)	4.8
Restricted Shares and Stock Units	1,798,261
Unissued Shares Available for Future Grant (taking into account Fungible Share Counting Methodology)(2)	1,878,489

(1)
No awards are outstanding under any prior equity compensation plan.

(2)
If stockholders approve the Stock Plan, no new equity awards will be granted under the 2010 Stock Plan.

        Except as noted above, the share amounts in the above table represent the actual number of shares and do not reflect the Stock Plan fungible share counting methodology which is described below in the "Shares Subject to the Stock Plan" section.

        The proposed Stock Plan is intended to provide us with a sufficient number of shares to satisfy our equity grant requirements until our 2022 annual meeting of stockholders, based on the current scope and structure of our equity incentive programs and the rate at which we expect to grant stock options, restricted stock, stock units and/or other forms of equity compensation. If we do not receive approval of the proposed Stock Plan at this Annual Meeting, we expect to exhaust the shares we have available for grant under our 2010 Stock Plan before the 2020 annual meeting. If stockholders do not approve increasing the number of shares available for grant under the Stock Plan before then, we would not be able to make our annual equity grants to executives and other key employees in the first fiscal quarter of 2021. Without the ability to grant equity, we would need to shift our historically-successful compensation program from a balanced mix of equity and cash compensation to one that is primarily cash-based. We believe this would be detrimental to our goal of aligning executives and employees' interests with that of stockholders, as well as negatively impact our earnings per share growth.

        The shares we are requesting under the Stock Plan constitutes approximately 10.6% of our issued and outstanding shares of common stock as of the Record Date. When adopting the Stock Plan, the Board considered a number of factors, including those set forth below:

  •
  Alignment with our Stockholders.  Achieving superior, long-term results for our stockholders remains one of our primary objectives. In order for our employees to think and act like owners, we use equity as a central component of our overall compensation strategy at multiple levels of management within our Company. We believe that stock ownership enhances the alignment of the long-term economic interests of our employees, non-employee directors and our stockholders.

    We historically grant our annual equity awards in the first quarter of each fiscal year, which is also when we determine other components of compensation. We make additional grants periodically in connection with corporate management promotions, new hires and restaurant management entry into our Managing Equity Program, the program under which we grant equity awards to our General Managers ("GM"), Executive Kitchen Managers ("EKM"), Area Directors of Operation ("ADO") and Area Kitchen Operations Managers ("AKOM") who satisfy all applicable eligibility requirements of the program. If the proposed Stock Plan is not approved by stockholders, we may be unable to grant equity as part of our total compensation strategy through fiscal 2020. As a result, our ability to maintain our total compensation strategy, including adequately planning for annual grants in fiscal 2021 would be jeopardized. If we are unable to continue our current equity compensation program, our ability to align our employees' long-term economic interests with those of our stockholders will be significantly hampered.

  •
  Attract, Motivate and Retain High Performers.  We compete for corporate and restaurant management talent in a variety of geographic and talent markets and strive to maintain compensation programs that are competitive in our industry in order to attract, motivate and retain high performers. Our use of equity compensation is not limited to corporate executives, but also extends to our restaurant management personnel, specifically our GMs and EKMs—the individuals responsible for the day-to-day operations in our restaurants. We believe the equity component of our total compensation package contributes to the retention of these talented employees and helps us maintain one of the lowest turnover rates in our industry for these positions. If we are unable to grant equity as part of our overall compensation strategy due to the lack of adequate share authorization under our 2010 Stock Plan, our ability to attract and retain all levels of talent we need to operate our business successfully may suffer.

  •
  Equity vs. Cash Compensation.  If the Stock Plan is not approved by stockholders in 2019, we will have to substantially alter our historically-successful compensation program which includes equity as well as cash compensation. If we adopt alternative compensation programs that are more cash-based, we believe that the level of cash compensation required to offset our inability to grant equity awards could result in (i) an increase in our compensation costs, which would be detrimental to our future operating results, and (ii) a decrease in our cash flow, which could reduce the cash available to return to stockholders through dividends and share repurchase plans.

  •
  Balanced Approach to Compensation.  We believe that a balanced approach to compensation—using a mix of salaries, performance-based bonus incentives and long-term equity incentives (including performance-based equity)—encourages management to make decisions that favor long-term stability and profitability, rather than short-term results. If the Stock Plan is not approved by stockholders, our ability to continue to retain this balanced approach to compensation would be hampered.

  •
  Burn Rate and Dilution.  When determining the number of shares available for grant under the Stock Plan, the Board evaluated the current amount of shares available to grant under the 2010 Stock Plan, our projected need for equity grants over the next four years, our three-year average and most current fiscal year gross burn rates and the dilutive impact of the proposed share increase.

    Burn rate is the rate at which a company is granting equity compensation share awards. We express our burn rate as the gross number of such shares awarded as a percentage of our weighted average shares outstanding. Grants of full-value awards (e.g., restricted stock or stock units) are adjusted in this computation and are multiplied by a factor based on our stock price volatility. Canceled or forfeited equity compensation awards are excluded from this calculation. Our three-year average gross burn rate for fiscal years 2018, 2017, and 2016 is 3.30% versus an industry cap of 5.41%. Additionally, our one-year burn rate remained constant at 4.02% using the same methodology. We estimate that based on our projected share usage for fiscal 2019, our current year burn rate will remain about the same as the prior year. Therefore, the Board determined that our current and projected rates of equity compensation usage are reasonable.

    In addition, the Board considered whether the potential dilutive effect to stockholders is reasonable. Dilution is calculated by adding the number of shares subject to outstanding awards plus shares available to grant plus the proposed additional shares, and expressing such sum as a percentage of the total number of diluted outstanding shares. The Board considered that if we were to provide for 4,800,000 shares available under the Stock Plan in addition to 1,878,489 shares available for issuance under the 2010 Plan as of April 1, 2019 (which represents 14.7% of our total number of outstanding shares as of the Record Date), dilution would be approximately 18.5%. This represents an increase from 14.4% dilution in 2018, 14.5% dilution in 2017 and 15.3% dilution in

    2016. We seek to offset stockholder dilution resulting from our equity compensation program by our previously announced share repurchase program. In July 2016, the Board increased the authorization to repurchase the Company's common stock by 7.5 million shares to 56.0 million shares. Under this and all previous authorizations, we have cumulatively repurchased 52.0 million shares at a total cost of $1,652.8 million through April 1, 2019, including 0.2 million shares of common stock at a cost of $10.7 million during the first quarter of fiscal year 2019. The Company's share repurchase authorization does not have an expiration date, does not require the Company to purchase a specific number of shares and may be modified, suspended or terminated at any time.

        After carefully considering each of these points, the Board strongly believes the adoption of the proposed Stock Plan is essential for our future success and encourages stockholders to consider these points in voting to adopt the Stock Plan.

  Summary of the Stock Plan.

        Background and Purpose of the Stock Plan.    The purpose of the Stock Plan is to promote our long-term success and the creation of stockholder value by:

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  Attracting and retaining the services of employees, non-employee-directors, consultants and certain key service providers who would be eligible to receive grants as Selected Individuals (as defined below),

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  Aligning Selected Individuals' interests with the interests of our stockholders through compensation that is based upon the performance of our common stock,

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  Motivating Selected Individuals, through the award of equity compensation grants, to achieve long-term performance goals,

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  Providing a vehicle to grant equity compensation awards, which allows us to provide a balanced mix of compensation to our Selected Individuals, and

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  Providing a long-term compensation program that is competitive compared to other companies.

        Eligibility to Receive Awards.    Our employees, non-employee directors and consultants, and those of certain of our affiliated companies, are eligible to receive awards under the Stock Plan. As of April 1, 2019, we had approximately 560 employees, 6 non-employee directors and no consultants eligible to participate in the Stock Plan. The Stock Plan Committee (defined below) determines, in its discretion, the Selected Individuals to be granted awards under the Stock Plan.

        Shares Subject to the Stock Plan.    If stockholders approve the proposed Stock Plan pursuant to this Proposal 3, the maximum number of common shares that can be issued under the Stock Plan will be 4,800,000 plus any shares which, as of the Effective Date, are available for issuance under the 2010 Stock Plan or are subject to awards under the 2010 Stock Plan which are forfeited or lapse unexercised and which following the Effective Date are not issued under the 2010 Stock Plan (the "Share Issuance Limit"). We recognize the greater intrinsic value of restricted stock and stock units and, accordingly, we designed the Stock Plan with a fungible share counting methodology such that shares issued as restricted stock and stock units, and which are not forfeited, count as two shares against this limit. The number of shares available for issuance under the Stock Plan shall be reduced: by one share for each share issued pursuant to an exercise of an option or a SAR and by two shares for each share issued pursuant to a restricted stock grant or settlement of stock units. In addition, the following shares shall count against the Share Issuance Limit to the same extent as if the shares had been issued: (i) shares tendered or not issued or delivered as a result of the net settlement of an outstanding option, (ii) shares tendered or withheld to pay the withholding taxes related to an outstanding award, (iii) shares subject to a SAR that are not issued in connection with its stock settlement on exercise thereof; or (iv) shares repurchased on the open market with the proceeds of an option's exercise price. If restricted stock grants or 2010 Stock Plan awards are forfeited, settled in cash, or are terminated for any reason other than being exercised (in whole or in part), then the shares underlying such awards shall become available for issuance under the Stock Plan. Any shares that are added to the Share Issuance Limit shall be added as one share for every one share subject to an option or stock appreciation right granted under the 2010 Stock Plan and as two shares for every share subject to a restricted stock grant or award other than an option or stock appreciation right under the 2010 Stock Plan.

        Award Vesting Limitations.    The award agreement that evidences an award granted pursuant to the Stock Plan must provide that such award (or any portion thereof) shall vest no earlier than the first anniversary of the date the award is granted; provided, however, that: (i) awards that result in the issuance of an aggregate of up to 5% of the shares available for issuance as of the effective date of the Stock Plan may be granted without respect to such minimum vesting requirement; and (ii) awards to non-employee directors may vest on the earlier of the one year anniversary of the date of grant or the next annual meeting of shareholders (provided that such vesting period may not be less than 50 weeks after grant). The Stock Plan Committee may also provide in an award agreement that the award will accelerate in the event of a participant's death, disability or other terminations of service.

        Administration of the Stock Plan.    The Stock Plan is administered by a committee (the "Stock Plan Committee") of the Board. To the extent required, the Stock Plan Committee shall have membership composition which enables (i) grants of awards to Section 16 persons to qualify as exempt from liability under Section 16(b) of the Exchange Act and (ii) awards to those individuals whose compensation is subject to the deduction limitations of Section 162(m) of the Code to be able to qualify as performance-based compensation as provided under any state statute with similar effect to Section 162(m) of the Code as in effect immediately prior to January 1, 2018.

        The Board has designated its Compensation Committee as the Stock Plan Committee, all of whose members are independent directors in accordance with the Nasdaq Listing Rules; however the Board may reassume administration of the Stock Plan. With respect to awards granted to our non-employee directors, the full Board, acting by majority, will administer the Stock Plan. Subject to the terms of the Stock Plan, the Stock Plan Committee (or the full Board in the case of awards to non-employee directors) has the sole discretion, among other things, to:

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  Select the individuals who will receive awards (the "Selected Individuals"),

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  Determine the terms and conditions of awards (for example, performance conditions, if any, and vesting schedule),

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  Correct any defect, supply any omission or reconcile any inconsistency in the Stock Plan or any award agreement,

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  Accelerate the vesting, extend the post-termination exercise term or waive restrictions of any awards at any time and under such terms and conditions as it deems appropriate,

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  Interpret the provisions of the Stock Plan and outstanding awards, and

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  Make all other decisions relating to the operation of the Stock Plan.

        The Stock Plan Committee also may use the Stock Plan to issue shares under plans or subplans as may be deemed necessary or appropriate, such as to provide for participation by non-U.S. employees and those of any of our subsidiaries and affiliates. In addition, awards may be subject to recoupment as required by law or pursuant to Company policies (including without limitation the Company's Policy on Reimbursement of Incentive Payments and Equity Awards) (each, a "Clawback Policy"), as may be in effect at the time of grant. The members of the Board, the Stock Plan Committee and their delegates are indemnified by the Company to the maximum extent permitted by applicable law for actions taken or not taken with respect to the Stock Plan.

        Types of Awards.    The Stock Plan permits the discretionary award of incentive stock options ("ISOs"), nonstatutory stock options ("NSOs"), restricted stock, stock units and/or SARs to Selected Individuals. Awards issued under the Stock Plan will be evidenced by a written agreement executed by and between the Company and the Selected Individual. The written agreement recites the specific terms and conditions of the award.

        Stock Options.    A stock option is the right to acquire shares at a fixed exercise price over a fixed period of time. The Stock Plan Committee determines the number of shares covered by each stock option and the exercise price of the shares subject to each stock option, but the per share exercise price cannot be less than the fair market value of a share of our common stock on the date of grant of the stock option.

        Stock options granted under the Stock Plan may be either ISOs or NSOs. As required by the Code and applicable regulations, ISOs may only be granted to our employees and are subject to various limitations not imposed on NSOs. For example, the exercise price for any ISO granted to any employee owning more than 10% of our common stock may not be less than 110% of the fair market value of the common stock on the date of grant, and such ISO must expire not later than five years after the grant date. The aggregate fair market value (determined at the date of grant) of common stock subject to all ISOs held by a participant that are first exercisable in any single calendar year cannot exceed $100,000. The Stock Plan provides that no more than 4,800,000 shares may be issued pursuant to the exercise of ISOs.

        A stock option granted under the Stock Plan cannot be exercised until it vests. The Stock Plan Committee establishes the vesting schedule of each stock option at the time of grant subject to the one-year minimum vesting restriction described above. The maximum term for stock options granted under the Stock Plan is ten years from the date of grant (or five years in the case of ISOs granted to 10% shareholders), although the Stock Plan Committee may establish a shorter period at its discretion.

        The exercise price of each stock option granted under the Stock Plan must be paid in full at the time of exercise, either with cash, through a broker-assisted "cashless" exercise and sale program, through a "net exercise" whereby we retain the number of shares subject to the stock option equal to the exercise price, or through another method approved by the Stock Plan Committee. The optionee must pay any taxes that we are required to withhold at the time of exercise. The Company may not (i) lower or reduce the exercise price of outstanding options and/or outstanding SARs for any participant(s) in a manner described by SEC Regulation S-K Item 402(d)(2)(viii) (or as described in any successor definition(s)) or (ii) except in the event of a change in control, exchange, cancel, substitute, buy out or surrender an option or SAR which has an exercise price that is greater than the fair market value for a new Award or for cash.

        Restricted Stock.    Awards of restricted stock are shares of common stock that vest in accordance with the terms and conditions established by the Stock Plan Committee. The Stock Plan Committee also determines any other terms and conditions of a restricted stock award. In determining whether a restricted stock award should be made, and/or the vesting schedule for any such award, the Stock Plan Committee may impose whatever conditions to vesting it determines to be appropriate, subject to a minimum one-year vesting restriction described above. The Stock Plan Committee may determine that an award of restricted stock will vest only if we satisfy performance goals established by the Stock Plan Committee.

        Stock Units.    Stock units are the right to receive an amount of shares or cash or any combination thereof equal to the fair market value of the shares covered by the stock unit at some future date after the grant. The Stock Plan Committee determines all of the terms and conditions of an award of stock units, including the vesting period, subject to the one-year minimum vesting restriction described above. Upon each vesting date of a stock unit, a Selected Individual will be entitled to receive an amount of shares or cash, or any combination thereof, equal to the then fair market value of the shares on the settlement date. The Stock Plan Committee may determine that an award of stock units will vest only if we satisfy performance goals established by the Stock Plan Committee. Settlement of stock units generally occurs within thirty days of vesting, unless the Selected Individual has timely elected to defer such compensation.

        Stock Appreciation Rights ("SARs").    A SAR is the right to receive, upon exercise, an amount equal to the difference between the fair market value of the shares covered by the SAR on the date of exercise and the fair market value of those shares on the date of grant. The Stock Plan Committee determines the terms of SARs, including the exercise price (provided that the exercise price per share cannot be less than the fair market value of a share of our common stock on the date of grant), the vesting schedule (subject to the one-year minimum vesting restriction described above) and the term of the SAR. The maximum term for SARs granted under the Stock Plan is ten years from the date of grant, subject to the Stock Plan Committee's discretion to establish a shorter period. The Stock Plan Committee may determine that a SAR will only be exercisable if we satisfy performance goals established by the Stock Plan Committee. The exercise price of outstanding SARs may not be reduced or lowered without the approval of the Company's stockholders. Settlement of a SAR may be in shares of common stock or in cash, or any combination thereof, as the Stock Plan Committee may determine. As of the Record Date, no SARs have been granted under the Stock Plan.

  Other Provisions of the Stock Plan.

        Performance Conditions.    The Stock Plan Committee may, in its discretion, include performance conditions in awards. The Stock Plan Committee may include specific performance conditions for awards intended to qualify as performance-based compensation under any state statute with similar effect to Section 162(m) of the Code as in effect immediately prior to January 1, 2018. These performance conditions are limited to one or more of the following target objectives involving us or a subsidiary or affiliate of ours: return on equity; earnings per share; net income; earnings per share growth; return on invested capital; return on assets; economic value added; earnings before interest and taxes ("EBIT"); revenue growth; gross margin return on inventory investment; fair market value or price of the Company's shares (including, but not limited to, growth measures and total stockholder return); operating profit; consolidated income from operations; cash flow (including, but not limited to, cash flow from operations and free cash flow); cash flow return on investments (which equals net cash flow divided by total capital); internal rate of return; net present value; costs or expenses; market share; guest satisfaction; corporate transactions including without limitation mergers, acquisitions, dispositions and/or joint ventures; product development; capital expenditures; earnings before interest, taxes, depreciation and amortization ("EBITDA"), earnings before interest, taxes, depreciation, amortization and rent ("EBITDAR") and/or revenues. The Stock Plan Committee may adjust the evaluation of performance under a performance goal to remove the effects of certain events including the following: asset write-downs or discontinued operations; litigation or claim judgments or settlements; material changes in or provisions under tax law, accounting principles or other such laws or provisions affecting reported results; reorganizations or restructuring programs or divestitures or acquisitions; extraordinary non-recurring items as described in applicable accounting principles and/or items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence; and/or any other items of significant income or expenses which are determined to be appropriate adjustments.

        Dividend Rights.    In the third quarter of fiscal 2012, our Board initiated a dividend payable on shares of our common stock and has declared a dividend each fiscal quarter since that time, including through the end of the 2018 fiscal year. Under the Stock Plan, any dividends (or dividend equivalents) on shares of unvested awards issued under the Stock Plan are accrued rather than paid to the holder and are subject to the same vesting conditions and restrictions as the underlying award with respect to which the dividends (and dividend equivalents) are paid. Accrued dividends are payable at the time the underlying award vests, and such dividends are forfeited if the grant does not vest according to its terms. Dividend equivalents may not be granted in connection with a stock option or SAR.

        Limited Transferability of Awards.    Awards granted under the Stock Plan generally are not transferrable other than upon death. However, the Stock Plan Committee may, in its discretion, permit the transfer of awards other than ISOs. Generally, where transfers are permitted, they will be permitted only by gift to a member of the Selected Individual's immediate family or to a trust or other entity for the benefit of the Selected Individual and/or members of his or her immediate family. In no event may an award be transferred to a third-party financial institution for value.

        Termination of Service.    Unless an applicable award agreement or a Selected Individual's employment agreement, if any, provides otherwise, the rules of the Stock Plan govern the vesting, exercisability and the term of any outstanding awards held by a Selected Individual who experiences a termination of service. The effect of such rules depends on the cause of a Selected Individual's termination of service. For instance, a termination of service for cause may be treated differently than a termination of service due to retirement, death or disability, which may be treated differently than a termination of service for any other reason.

        Adjustments upon Changes in Capitalization.    In the event of a stock split of our outstanding shares, stock dividend, dividend payable in a form other than shares in an amount that has a material effect on the price of the shares, consolidation, combination or reclassification of the shares, recapitalization, spin-off, or other similar occurrence, the number and class of shares issued under the Stock Plan and subject to each award and any applicable exercise price for any outstanding award, as well as the number and class of shares available for issuance under the Stock Plan and the per-participant fiscal grant limits, shall each be equitably and proportionately adjusted by the Stock Plan Committee.

        Change in Control.    In the event of a change in control of the Company, unless otherwise provided in an award agreement or other agreement with the Company, if outstanding awards under the Stock Plan are not continued, converted, assumed or replaced by the surviving or successor entity, then outstanding awards will fully vest immediately prior to such change in control; provided that, to the extent the vesting of any award is subject to the satisfaction of specified performance goals, such award shall vest at the greater of: (i) the target level of performance, pro-rated based on the period elapsed between the beginning of the applicable performance period and the date of the change in control, or (ii) the actual performance level as of the date of the change in control (as determined by the Committee) with respect to all open performance periods (which shall constitute "full vesting"). If outstanding awards are continued assumed or replaced and a participant experiences a termination of service without "cause" or terminates service for "good reason" (as defined in the Stock Plan) within twelve months following the change in control, the participant's awards will fully vest.

        Term of the Stock Plan.    The Stock Plan is effective until terminated by the Board. Provided, however, that ISOs may not be issued under the Stock Plan after the tenth anniversary of the date the plan is adopted by the Board. Awards that are outstanding as of the termination of the Stock Plan shall continue to remain outstanding in accordance with their terms.

        Governing Law.    The Stock Plan is governed by the laws of the State of Delaware (which is the state of our incorporation), except for conflict of law provisions.

        Amendment and Termination of the Stock Plan.    The Board generally may amend or terminate the Stock Plan at any time and for any reason, except that it must obtain stockholder approval as required under the Stock Plan or applicable law.

        Limitations on the Magnitude of Grants to Non-Employee Directors.    The Stock Plan provides that the total compensation which any non-employee director may receive in any one fiscal year, for their services on the Board or any committee of the Board, including the grant date fair value of any Awards and cash retainers or other fees paid for service, shall not exceed $750,000.

        Limitations on the Magnitude of Grants to Covered Employees.    The Stock Plan imposes the following fiscal year grant limits on individual covered employees' awards that are intended to qualify as performance-based compensation under any state statute with similar effect to Section 162(m) of the Code as in effect immediately prior to January 1, 2018:

Share Grant Limit Per Fiscal Year
Stock Options and SARs	300,000 shares
Restricted Stock and Stock Units	150,000 shares

        The above share grant limits are doubled for awards that are granted (i) in the fiscal year the covered employee commences employment, (ii) to an employee who is promoted to the position of our Chief Executive Officer, or (iii) when an employee first becomes a covered employee.

        The Stock Plan does not preclude the Stock Plan Committee from making other compensation payments outside of the Stock Plan to covered employees

        Features of the Stock Plan.    The Stock Plan includes features designed to protect shareholder interests and reflect our compensation and governance principles, including the following:

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  One-Year Minimum Vesting Requirement.  Subject to certain limited exceptions, equity awards have minimum vesting periods that are not less than one year from the date an award is granted.

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  No Dividends on Unvested Awards.  Dividends and dividend equivalents are not payable with respect to awards prior to the award becoming vested and are subject to forfeiture to the same extent as the underlying award.

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  Director Compensation Limit.  The plan contains an aggregate compensation limit applicable to director equity awards and all other cash compensation payable to each non-employee director of $750,000 per year.

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  Individual Award Limits.  No more than 300,000 shares subject to options and stock appreciation rights and no more than 150,000 shares subject to other awards, in each case, that are intended to constitute qualified performance-based compensation, may be granted to any covered employee during any calendar year under the plan.

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  No Liberal Recycling.  Shares tendered or withheld to cover taxes or pay the exercise of an award count against the share limit under the plan.

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  Clawback Policy.  Awards granted under the Stock Plan may be subject to recoupment as required by law or pursuant to the Company's Clawback Policy, as may be in effect at the time of grant.

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  No Discounted Options or Stock Appreciation Rights.  Options and stock appreciation rights must have an exercise price or base price at or above the fair market value per share of our common stock on the date of grant.

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  Prohibition on Repricing.  The plan prohibits the repricing of stock options and stock appreciation rights without the approval of our shareholders.

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  No Single Trigger Acceleration and No Liberal Change-in-Control Definition.  Awards are not automatically vested upon a change in control, and the plan does not contain a "liberal" change in control definition (e.g., mergers require actual consummation).

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  No Excise Tax Gross-ups.  The plan does not contain, and we do not provide, any excise tax gross-up payments.

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  Transfer Restrictions.  The plan contains robust transfer restrictions, including that no award may be transferred to a third-party financial institution for value.

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  Fixed Share Authorization.  The plan has no evergreen feature (i.e., the share request is fixed and can only be increased with shareholder approval).

        Certain Federal Income Tax Information.    The following is a general summary, as of March 1, 2019, of the federal income tax consequences to us and to U.S. participants for awards granted under the Stock Plan. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. This summary is not intended to be exhaustive and does not discuss the tax consequences of a participant's death or provisions of income tax laws of any municipality, state or other country. We advise participants to consult with a tax advisor regarding the tax implications of their awards under the Stock Plan.

        Incentive Stock Options.    For federal income tax purposes, the holder of an ISO has no taxable income at the time of the grant or exercise of the ISO. If such person retains the common stock acquired under the ISO for a period of at least two years after the stock option is granted and one year after the stock option is exercised, any gain upon the subsequent sale of the common stock will be taxed as a long-term capital gain. A participant who disposes of shares acquired by exercise of an ISO prior to the expiration of two years after the stock option is granted or before one year after the stock option is exercised will realize ordinary income equal to the lesser of (i) the excess of the fair market value over the exercise price of the shares on the date of exercise, or (ii) the excess of the amount realized on the disposition over the exercise price for the shares. Any additional gain or loss recognized upon any later disposition of the shares would be a short- or long-term capital gain or loss, depending on whether the shares have been held by the participant for more than one year. Utilization of losses is subject to special rules and limitations. The difference between the option exercise price and the fair market value of the shares on the exercise date of an ISO is an adjustment in computing the holder's alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the participant's regular income tax for the year.

        Nonqualified Stock Options.    A participant who receives a nonqualified stock option generally will not realize taxable income on the grant of such option but will realize ordinary income at the time of exercise of the stock option equal to the difference between the option exercise price and the fair market value of the stock on the date of exercise.

        Restricted Stock.    A participant will generally not have taxable income upon grant of unvested restricted shares unless he or she elects to be taxed at that time pursuant to an election under Code Section 83(b). Instead, he or she will recognize ordinary income at the time(s) of vesting equal to the fair market value (on each vesting date) of the shares or cash received minus any amount paid for the shares.

        Stock Units.    No taxable income is generally reportable when unvested stock units are granted to a participant. Upon settlement of the vested stock units, the participant will recognize ordinary income in an amount equal to the fair market value of the shares issued or payment received in connection with the vested stock units.

        Stock Appreciation Rights.    No taxable income is generally reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received plus the fair market value of any shares received.

        Income Tax Effects for the Company.    We generally will be entitled to a tax deduction in connection with an award under the Stock Plan in an amount equal to the ordinary income realized by a participant at the time the participant recognizes such income (for example, upon the exercise of a nonqualified stock option or vesting of restricted stock).

        Internal Revenue Code Section 280G.    For certain persons, if a change in control of the Company causes an award to vest or become newly payable, or if the award was granted within one year of a change in control and the value of such award or vesting or payment, when combined with all other payments in the nature of compensation contingent on such change in control, equals or exceeds the safe harbor dollar limit provided in Section 280G of the Code, then the entire amount in excess of one-third of this dollar limit will be considered an excess parachute payment. Generally, the safe harbor dollar limit is equal to three times the five-year historical average of the individual's annual compensation received from the Company. The recipient of an excess parachute payment must pay a 20% excise tax on this excess amount, and the Company cannot deduct the excess amount from its taxable income.

        Internal Revenue Code Section 409A.    Section 409A of the Code governs the federal income taxation of certain types of nonqualified deferred compensation arrangements. A violation of Section 409A of the Code generally results in an acceleration of the recognition of income of amounts intended to be deferred and the imposition of a federal additional tax on the employee of 20% over and above the income tax owed, plus possible penalties and interest. The types of arrangements covered by Section 409A of the Code are broad and may apply to certain awards available under the Stock Plan (such as stock units). The intent is for the Stock Plan, including any awards available thereunder, to comply with, or be exempt from, the requirements of Section 409A of the Code to the extent applicable. If we determine, following the date of Board approval, that any award may be subject to Code Section 409A, the Stock Plan Committee may, but is not required to, amend the plan or award or take other such action as the Stock Plan Committee determines is reasonably necessary to exempt to the award from Code Section 409A or comply with its requirements. As required by Code Section 409A, certain nonqualified deferred compensation payments to specified employees may be delayed to the seventh month after such employee's separation from service.

        New Plan Benefits.    As of the date of the proxy statement, no awards have been granted pursuant to the Stock Plan, all Stock Plan awards will be granted at the Stock Plan Committee's discretion, subject to the limitations contained in the Stock Plan. Therefore, future benefits and amounts that will be received or allocated under the Stock Plan are not presently determinable. For information with respect to equity grants made to our principal executive officer, our principal financial officer and our three most highly compensated executive officers ("Named Executive Officers") under the 2010 Stock Plan, please see the sections entitled "Executive Compensation—Equity-Based Compensation—Equity Grants in 2018" and "Compensation of Named Executive Officers—Outstanding Equity Awards" in this Proxy Statement. As of the Record Date, the fair market value of a share of our common stock (as determined by the closing price quoted by the NASDAQ Global Select Market on that date) was $48.59.

        Required Vote.    Under this Proposal 3, we are asking you to approve the adoption of the Stock Plan. Approval of this Proposal 3 constitutes adoption of the Stock Plan and requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to be voted on Proposal 3. Abstentions will be included in the number of shares present and entitled to vote on this Proposal 3 and will have the effect of a vote "AGAINST" this Proposal 3. Broker non-votes will not be considered as present and entitled to vote on this Proposal 3. Therefore, a broker non-vote will not be counted and will have no effect on this Proposal 3 other than to reduce the number of affirmative votes required to approve this proposal. If stockholder approval is not obtained, we will be unable to make awards to non-employee directors, as these are not permitted under the 2010 Stock Plan.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE CHEESECAKE
FACTORY INCORPORATED STOCK PLAN.

PROPOSAL FOUR
Non-Binding, Advisory Vote on Executive Compensation

        In accordance with Section 14A of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and as a matter of good corporate governance practices, we are asking our stockholders to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers as disclosed pursuant to the compensation disclosure rules of the SEC (commonly referred to as a "say-on-pay vote"). We intend to present this non-binding, advisory vote on executive compensation to our stockholders on an annual basis. Accordingly, you may vote on the following resolution at the 2019 Annual Meeting:

        "RESOLVED, that the compensation paid to the Company's Named Executive Officers as disclosed pursuant to the compensation disclosure rules, including the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure contained in this Proxy Statement, is hereby APPROVED."

        As described in detail in the "Compensation Discussion and Analysis" section of this Proxy Statement, our compensation programs are designed to motivate our executives to drive the success of our Company. We believe that our compensation programs play a material role in our ability to achieve strong financial results, even during difficult economic times, and attract, retain and motivate a highly experienced and successful team to manage our Company. Our compensation programs reward sustained performance that is aligned with long-term stockholder interests, with a balance of:

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  short-term incentives (including performance-based cash bonus awards),

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  long-term incentives (including stock options, restricted stock and restricted stock units, that each generally fully vest over five years and, in the case of restricted stock and restricted stock units, include stockholder approved performance conditions), and

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  sound governance features to mitigate the potential for compensation related risk, including executive stock ownership guidelines.

        Stockholders are encouraged to read the "Compensation Discussion and Analysis," the accompanying compensation tables, and the related narrative disclosure contained in this Proxy Statement for a full description of our executive compensation programs.

        This vote is advisory only and non-binding. The Board and the Compensation Committee, which is comprised solely of independent directors, will consider the outcome of this vote when making future executive compensation decisions to the extent appropriate.

        Required Vote.    The approval of the resolution set forth above requires the affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote on the proposal at the Annual Meeting. Abstentions will be included in the number of shares present and entitled to vote on this Proposal 4 and will count as a vote "AGAINST" Proposal 4. Broker non-votes will not be considered as present and entitled to vote on this Proposal 4. Therefore, a broker non-vote will not be counted and will have no effect on this Proposal 4 other than to reduce the number of affirmative votes required to approve this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL,
ON A NON-BINDING, ADVISORY BASIS, OF THE COMPENSATION PAID TO THE COMPANY'S
NAMED EXECUTIVE OFFICERS.

THE BOARD AND CORPORATE GOVERNANCE

Director Nominations Process

        The Board has adopted "Policies and Procedures Regarding Board of Director Candidates" (the "Nominations Policy"), which describes the process by which candidates are selected for possible inclusion in the Board's recommended slate of director nominees. In February 2019, the Board approved revisions to the Nominations Policy to express its commitment to actively seek highly-qualified candidates possessing diversity of gender and ethnicity to include in the pool from which nominees are chosen. The Nominations Policy is available on our website at investors.thecheesecakefactory.com, by clicking on the link for "Governance." The Governance Committee administers the Nominations Policy and is responsible for identifying candidates for nomination or appointment to the Board. To fulfill this function, the Governance Committee reviews, at least annually, the size and composition of the Board and its committees, including the number of directors eligible for election at the annual meeting of stockholders. The Governance Committee may solicit recommendations for nominees from directors, members of management or others. In addition, the Governance Committee will consider recommendations of a stockholder of record or beneficial owner that complies with the Nominations Policy.

        Minimum Qualifications.    The Nominations Policy contains the following minimum qualifications for candidates for nomination to the Board:

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  Pursuant to our Bylaws, each candidate nominated by a stockholder must consent in writing to be named in our proxy statement as a nominee and to serve as a director of the Company if elected.

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  Pursuant to our Bylaws, each candidate must agree that if elected he or she will submit an irrevocable resignation to our Company's Secretary promptly following his or her election or reelection that will be effective upon (i) such director's failure to receive a "majority vote" for reelection in any "uncontested election" (as those terms are defined in our Bylaws) at which he or she is subject to reelection; and (ii) acceptance of that resignation by the Board in accordance with the Bylaws and any policies and procedures adopted by the Board for such purposes.

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  Each candidate shall be an individual who has demonstrated integrity and ethics in his or her personal and professional life and has established a record of professional accomplishment in his or her chosen field.

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  Each candidate shall be prepared to represent the best interests of all of our stockholders and not just one particular constituency.

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  Each candidate must be prepared to participate fully in Board activities, including (with respect to non-employee candidates) active membership on Board committee(s) if appointed as a committee member, and not have other personal or professional commitments that would, in the Governance Committee's sole judgment, interfere with or limit his or her ability to do so.

        Criteria for Evaluating Candidates; Diversity.    As described in the Nominations Policy, our Board believes director diversity enhances dialogue in the boardroom, contributing to thorough analysis of proposals and informed decision-making. The Governance Committee seeks to further develop the diverse characteristics of the Board with the goal of enhancing the Board's ability to adequately perform its responsibilities and adhere to good corporate governance practices.

        In evaluating nominations, the Governance Committee will take into consideration the overall composition of the Board, the balance of different capabilities and overall diversity in its broadest sense including in the areas of personal and professional experiences, age, gender, ethnicity, geography, financial and managerial and operational knowledge; variety of opinions and perspectives; and other differentiating characteristics.

        In addition, the Governance Committee is committed to actively seeking highly qualified candidates who reflect diversity of gender and ethnicity to include in the pool from which Board nominees are chosen, including candidates from non-executive corporate positions and non-traditional environments.

        The Governance Committee will periodically review and assess the effectiveness of the practices used in considering potential director candidates. Following this review, the Governance Committee will present any recommendation for changes of the policy or protocols to the Board.

        The Governance Committee will consider the following criteria, among other factors, in evaluating candidates for nomination in light of the size and composition of the Board and its committees:

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  Satisfaction of the minimum qualifications established by the Governance Committee.

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  Education and other training.

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  Relevant personal and professional background, including financial, managerial and operational skills and knowledge and experience in both corporate and non-traditional environments, such as government, academia and non-profit organizations.

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  Whether the candidate would qualify as an "independent" director as defined by Nasdaq's listing standards.

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  The candidate's reputation for judgment and honesty.

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  The existence of any of the relationships described in Item 407(e)(4) of Regulation S-K ("Compensation Committee Interlocks and Insider Participation").

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  The number and identity of any other boards of directors of which the candidate is a member.

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  Other professional and personal commitments that could affect the candidate's ability to serve.

        Stockholder Recommendations to the Governance Committee for Nomination of Directors.    The Nominations Policy provides that the Governance Committee will consider recommendations for nominations submitted by stockholders of record or beneficial owners. In order to give the Governance Committee enough time to evaluate a recommended candidate, the recommendation must be received by our Secretary at our principal executive offices no later than the 120th day before the date that our proxy statement was released to stockholders in connection with the previous year's annual meeting of stockholders. With respect to the 2020 annual meeting of stockholders, recommendations must be received on or before December 21, 2019. The stockholder's recommendation must include all of the following:

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  The stockholder's name, address and telephone number.

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  The recommended candidate's name, address and telephone number.

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  The written consent of the recommended candidate to be named in our proxy statement and to serve as a director if nominated, elected or appointed, and qualified to serve.

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  A description of all arrangements or understandings in connection with such recommendation between the stockholder and the recommended candidate or between the stockholder and any other person or persons (including their names).

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  A description of any business, familial or other financial or personal relationship between the stockholder and the recommended candidate.

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  Information regarding the recommended candidate as to each of the criteria identified above for evaluating recommendations.

        Evaluation of Candidates.    All qualified candidates identified through the process outlined above, including incumbents, will be evaluated based on the same criteria. If, based on the initial evaluation, a new candidate continues to be of interest, the Chair of the Governance Committee will interview the candidate and communicate his or her evaluation to the other committee members and the Chairman of the Board. Other members of the Governance Committee and senior management will conduct subsequent interviews. Ultimately, background and reference checks will be conducted, and the Governance Committee will meet to finalize its list of recommended candidates for consideration by the full Board. If an incumbent is nominated, the interview process may be abbreviated at the discretion of the Chair of the Governance Committee. If the Chair of the Governance Committee is being considered for re-nomination, the other Governance Committee members may appoint another member of the Governance Committee to head the review process for the Chair's reconsideration.

        Future Revisions to the Nominations Policy.    The Governance Committee's Nominations Policy is intended to provide a flexible set of guidelines for the effective functioning of the director nominations process. The Governance Committee intends to review this policy and procedure at least annually and anticipates that modifications will be necessary from time to time as our needs and circumstances evolve, and to conform with changes in applicable legal or listing standards.

        General Nomination Right of All Stockholders.    Stockholders may nominate one or more persons for election as a director of the Company at an annual meeting of stockholders if the stockholder complies with the advance notice, information and consent provisions contained in our Bylaws. Stockholder nominations for the election of directors may be made only by a stockholder of record on both the date of giving notice and on the record date for such meeting by giving timely written notice to our Secretary at our principal executive offices. Such notice must be received by the Secretary no less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. If notice or prior public disclosure of the date of the annual meeting is given or made to the stockholders for a meeting date that is not within 30 days before or after the anniversary of the immediately preceding annual meeting of stockholders, notice by the stockholder will be timely if received not later than the close of business on the tenth day following the day on which such notice was mailed or such public disclosure was made, whichever is first, or no less than 90 days nor more than 120 days prior to the annual meeting. For further information on the timely nomination of a person for election as a director of the Company at the 2020 annual meeting of stockholders, see "Stockholder Proposals for the 2020 Annual Meeting of Stockholders."

        In the event we increase the number of directors to be elected and we make no public announcement at least 100 days prior to the first anniversary of the preceding year's annual meeting that names all of the nominees for director or specifies the size of the increased Board, a stockholder's notice will be considered timely, but only with respect to nominees for any new positions created by the increase, if the notice is delivered to, or mailed and received at, our principal executive offices (addressed to our Secretary) not later than ten days following the day on which we make the public announcement. In the case of a special meeting of stockholders called for the purpose of electing directors, notice will be timely if the stockholder provides written notice to our Secretary not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or such public disclosure of the meeting date was made, whichever first occurs, or no less than 90 or more than 120 days prior to the meeting. The stockholder's notice must include all of the information required by our Bylaws. If the stockholder provides a statement that the stockholder intends to deliver a proxy statement and form of proxy, the nomination may not be brought before the meeting unless the stockholder has delivered a proxy statement and form of proxy to a sufficient number of holders of a percentage of our voting shares to elect the nominee or nominees proposed by the stockholder.

        The foregoing summary is not a complete description of the provisions of our Bylaws pertaining to stockholder nominations and proxies. Stockholders may obtain, without charge, a copy of our Bylaws upon written request to our Secretary at our principal executive offices. Our Bylaws are also available on our website at investors.thecheesecakefactory.com, by clicking on the link for "Governance."

        Qualifications of Current Directors and Director Nominees.    The Governance Committee of the Board evaluates the qualifications of our director nominees prior to each annual meeting of stockholders. As part of this evaluation process, the Governance Committee reviews the current composition of the Board and assesses whether the qualifications of each director continue to meet the Governance Committee's requirements for Board service. The following is a description of the particular experience, qualifications, attributes and skills that led the Governance Committee to recommend, and the Board to nominate, each person listed below as a director of the Company.

Our Board of Director Nominees

        The Governance Committee recommended, and our Board nominated, all seven of our current directors for re-election at the Annual Meeting to serve a one-year term expiring at the 2020 annual meeting of stockholders or until their respective successors shall be elected and qualified. At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the seven nominees named in this Proxy Statement.

David Overton
Director since 1992

        David Overton, age 73, has served as our Chairman of the Board and Chief Executive Officer since our incorporation in 1992. He co-founded the Company with his parents, Evelyn and Oscar Overton. Mr. Overton created the namesake concept and opened the first The Cheesecake Factory restaurant in 1978 in Beverly Hills, California. He has grown The Cheesecake Factory®</I 04 13></I 04 13></I 04 13> into an international brand and created three other concepts, Grand Lux Cafe®</I 04 13></I 04 13></I 04 13>, RockSugar Southeast Asian Kitchen®</I 04 13></I 04 13></I 04 13> and Social Monk Asian Kitchen™. Under Mr. Overton's leadership, our revenues reached $2.3 billion in 2018, with The Cheesecake Factory leading the casual dining industry in average annual sales per restaurant of $10.7 million in fiscal 2018. Among Mr. Overton's many professional honors, he has received the International Foodservice Manufacturers Association "Silver Plate Award," recognizing the most outstanding and innovative talent in foodservice operations; the "Executive of the Year Award" from Restaurants & Institutions Magazine; the "MenuMasters Hall of Fame Award" and "Golden Chain Award" from Nation's Restaurant News, for his outstanding contributions to menu design and foodservice research and development; the "Entrepreneur of the Year" in the Food Services category for the Los Angeles region by Ernst & Young, for his demonstrated excellence and extraordinary success in innovation, performance and personal commitment to The Cheesecake Factory and the communities our restaurants serve; and the "Leadership Roundtable-Industry Leadership Award." Mr. Overton is also one of the founding members and directors of The Cheesecake Factory Oscar and Evelyn Overton Charitable Foundation ("Foundation"), a 501(c)(3) qualified, non-profit charitable organization which raises funds for a variety of worthy causes and provides a means for our approximately 38,700 staff members to perform charitable work in their communities.

        When evaluating Mr. Overton's qualifications for continuation of his Board service, the Governance Committee and the Board considered Mr. Overton's essential leadership role with us, his unique perspective and understanding of our mission, vision and values, the extent and depth of his knowledge and experience related to us and our concepts and the importance of Mr. Overton's strategic vision.

Edie A. Ames
Director since 2016

        Edie A. Ames, age 52, brings over 31 years of restaurant industry experience across the casual dining, fast-casual and fine dining segments. Ms. Ames currently serves as Chief Executive Officer of The Pie Hole, a Los Angeles based fast casual dining restaurant. Previously, she held numerous leadership roles, including President of The Counter and BUILT®</I 04 13></I 04 13></I 04 13> Custom Burgers, Executive Vice President of Wolfgang Puck Catering, Chief Operating Officer of both Real Mex Restaurants and Del Frisco's Restaurant Group, and President of Morton's Restaurant Group. Earlier in her career she spent 11 years at California Pizza Kitchen, Inc. where she held positions of increasing responsibility.

        When evaluating Ms. Ames' qualifications for Board service, the Governance Committee and the Board considered Ms. Ames' more than 30 years of restaurant industry experience, including operational experience, domestic and international licensing and franchise experience, numerous leadership roles with a variety of restaurant concepts across the casual dining, fast-casual and fine dining segments and her current status as an "independent director" under Nasdaq rules.

Alexander L. Cappello
Director since 2008

        Alexander L. Cappello, age 63, has led several public and private companies over the past 44 years, including Cappello Global, LLC, a global investment bank, whose principals have transacted business in over 50 countries. He is also a director of Virco Manufacturing Corporation (Nasdaq), California Ethanol & Power, Santa Maria Energy Holdings, LLC, Nano Financial Holdings, The Agnew Companies and Caldera Medical Corp, and an advisor to the board of Gusmer Enterprises. Mr. Cappello is a director of RAND Corporation's Center for Middle East Public Policy, the Center for Global Risk and Security, and the RAND-Russia Forum. Mr. Cappello is a former Chairman of Intelligent Energy, PLC (London), Inter-Tel (Nasdaq), and Geothermal Resources Intl. (AMEX), and a former director of California Republic Bank.

        When evaluating Mr. Cappello's qualifications for continuation of his Board service, the Governance Committee and the Board considered Mr. Cappello's extensive executive management and financial background, international business experience, international management and marketing experience, prior service as Lead Director of our Company, service as the Chair of our Compensation Committee and member of our Audit Committee, designation by our Board as an "audit committee financial expert," former service on the boards of other public companies, including another restaurant company, corporate governance expertise and his current status as an "independent director" under Nasdaq rules.

Jerome L. Kransdorf
Director since 1997

        Jerome I. Kransdorf, age 80, has more than 45 years of investment management experience. Mr. Kransdorf retired in 2014 as President of JaK Direct, a division of Muriel Siebert & Co., Inc. where he worked from 2001 to 2014. From 1997 to 2001, Mr. Kransdorf served as Senior Vice President of J. & W. Seligman & Co. Incorporated, an investment advisory firm. From 1959 to 1997, he was employed in investment and senior management positions at Wertheim & Co. and its successor companies. Mr. Kransdorf serves as our Lead Director.

        When evaluating Mr. Kransdorf's qualifications for continuation of his Board service, the Governance Committee and the Board considered Mr. Kransdorf's more than 45 years' of investment management experience, his depth of knowledge and experience specific to us, his current service as Lead Director, Chair of the Governance Committee and member of the Audit Committee and Compensation Committee and his current status as an "independent director" under Nasdaq rules.

Laurence B. Mindel
Director since 2012

        Laurence B. Mindel, age 81, has more than 45 years of experience as a restaurant creator, developer and operator and is currently the Managing Partner of Poggio Trattoria, an award-winning Italian restaurant, and Copita Tequileria Y Comida, a "modern" Mexican restaurant, both located in Sausalito and Convivo, a "nomad Italian" restaurant in Santa Barbara, California. In 1970, he co-founded Spectrum Foods whose restaurant portfolio included, among others, California-based restaurants Ciao, Prego,

MacArthur Park, Guaymas and Harry's Bar. Following the acquisition of Spectrum Foods by Saga Corp. (NYSE) in 1984, Mr. Mindel served as President of Saga's restaurant group where he directed the operations of more than 200 restaurants with combined revenue of over $375 million. When Saga was acquired in 1986, Mr. Mindel founded Il Fornaio, a restaurant and bakery company which became public in 1997 (Nasdaq) and was subsequently taken private in 2001. His professional honors include Nation's Restaurant News "Golden Chain" award, International Foodservice Manufacturers Association "Gold Plate" award, Food Arts Magazine "Silver Spoon" award, Leadership Roundtable Conference award for Distinguished & Exemplary Leadership in the Food Service Industry and, in 1998, he was inducted into the California Restaurant Association's Hall of Fame. In 1985, Mr. Mindel became the first American and the first person of non-Italian descent to be awarded the Caterina de Medici Medal from the Italian government, recognizing excellence in the preservation of Italian heritage outside of Italy.

        When evaluating Mr. Mindel's qualifications for continuation of his Board service, the Governance Committee and the Board considered Mr. Mindel's more than 45 years' experience in the restaurant industry, both as a concept creator and an operator, his experience guiding a publicly-traded restaurant company, his current service as a member of the Compensation Committee and Governance Committee, his prior service as a member of the Compensation Committee and his current status as an "independent director" under Nasdaq rules.

David B. Pittaway
Director since 2009

        David B. Pittaway, age 67, is Vice Chairman, Senior Managing Director, Senior Vice President and Secretary of Castle Harlan, Inc., a private equity firm. He has been with Castle Harlan since 1987. Mr. Pittaway also has served as a member of the board and Senior Managing Director of Branford Castle, Inc., an investment company, since October 1986. From 1987 to 1998, Mr. Pittaway was Vice President, Chief Financial Officer and a director of Branford Chain, Inc., a marine wholesale company, where he is now a director and Vice Chairman. Previously, Mr. Pittaway was Vice President of Strategic Planning and Assistant to the President of Donaldson, Lufkin & Jenrette, Inc., an investment banking firm. Mr. Pittaway is a member of the boards of Shelf Drilling, Inc., and the Dystrophic Epidermolysis Bullosa Research Association of America. He was formerly a director of Bravo Brio Restaurant Group, Morton's Restaurant Group and McCormick & Schmick's Seafood Restaurants. In addition, he is a director and co-founder of the Armed Forces Reserve Family Assistance Fund.

        When evaluating Mr. Pittaway's qualifications for continuation of his Board service, the Governance Committee and the Board considered his extensive financial and industry experience, including his service on audit committees of other public restaurant companies, his legal background and familiarity with SEC rules and regulations related to public companies, his service as a member (and now Chair) of our Audit Committee, his designation by our Board as an "audit committee financial expert" and his current status as an "independent director" under Nasdaq rules.

Herbert Simon
Director since 2011

        Herbert Simon, age 84, is the Chairman Emeritus of the board of Indianapolis-based Simon Property Group, Inc., a member of the S&P 500 and the largest U.S.A. publicly-traded real estate investment trust. Mr. Simon has served on its board since 1993. Throughout his career, Mr. Simon has maintained a leadership position within the retail property industry by developing high profile retail facilities, including, but not limited to, The Forum Shops at Caesars, Roosevelt Field in Long Island, and The Fashion Centre at Pentagon City. Additional diversified business interests beyond real estate include ownership of a National Basketball Association's franchise, the Indiana Pacers. Mr. Simon also served as the former Chairman of the National Basketball Association's Board of Governors and continues to serve as a member of such board. Mr. Simon also is the owner of the Indiana Fever, a women's National Basketball Association Franchise. He is also active in numerous community and civic organizations.

        When evaluating Mr. Simon's qualifications for continuation of his Board service, the Governance Committee and the Board considered Mr. Simon's considerable domestic and international commercial real estate experience, including his tenure with Simon Property Group, Inc., a publicly-held real estate investment trust of which he is Chairman Emeritus and a member of the board of directors, his service as a member of the Compensation Committee and the Governance Committee, and his current status as an "independent director" under Nasdaq rules.

        Except as set forth above, each nominee has been engaged in his or her principal occupation described above during the past five years. There are no family relationships between any of our directors or executive officers as defined under SEC rules.

Director Independence

        The Board has determined each of the following directors to be an "independent director" as defined under Nasdaq rules: Edie A. Ames; Alexander L. Cappello; Jerome I. Kransdorf; Laurence B. Mindel; David B. Pittaway; and Herbert Simon. In this Proxy Statement, these six directors are referred to individually as an "Independent Director" and collectively as the "Independent Directors."

Board Leadership Structure and Lead Director

        Our Chief Executive Officer, David Overton, also serves as Chairman of our Board. Mr. Overton, who founded the Company along with his parents, Oscar and Evelyn Overton, was the driving force behind the creation and opening of The Cheesecake Factory restaurant concept and has served in a combined role as Chief Executive Officer and Chairman since 1992. We believe this leadership structure enables Mr. Overton to function as the critical link between the Board and the operating organization. It also streamlines communications with and among the Board on key topics such as our strategic objectives, long-term planning and enterprise risk management.

        In addition to Mr. Overton's leadership on the Board, we determined that the appointment of an independent, lead director ("Lead Director") would be appropriate in order to establish another layer of Board oversight, share certain responsibilities with, and facilitate communication between, our Chairman and our Independent Directors, and continue to follow best practices in corporate governance. To this end, the Board adopted a policy regarding the appointment of a Lead Director—one Independent Director who is selected annually by the Independent Directors. Mr. Kransdorf currently serves as Lead Director.

        The Lead Director presides at executive sessions of the Independent Directors, serves as principal liaison between the Independent Directors and the Chairman, works with the Chairman to set and approve the schedule and agenda for meetings of our Board and its committees, directs the retention of advisors and consultants who report directly to the Board, serves as liaison for consultation and communication with stockholders, oversees the annual evaluation of our Board and its committees and evaluates, in cooperation with the Compensation Committee and all members of the Board, the Chief Executive Officer's performance. For information on our Board leadership, including the role of our Chairman and Lead Director, please see the section below entitled "Corporate Governance Principles and Guidelines; Corporate Governance Materials Available on Our Website."

Role of the Board in Risk Oversight

        While the Audit Committee monitors risks related to our financial statements, the Board has determined that oversight of Company-wide risk should remain with the full Board due to the strategic nature of enterprise risk management and the Board's desire to receive feedback from a broad spectrum of disciplines regarding management's plans with respect thereto. The Board meets periodically with our management to review the effectiveness of processes for identifying and managing significant risks, including cyber security risk. The Board also reviews with management the strategic objectives that may be affected by identified risks, the level of appropriate risk tolerance, our plans for monitoring, mitigating and controlling risk, the effectiveness of such plans and our disclosure of risk.

Meeting Attendance

        During fiscal 2018, the Board held seven meetings and the Independent Directors held three executive sessions without management present. Meetings include both in-person and telephonic meetings. For information regarding committee composition and number of committee meetings held during fiscal 2018, please see the section below entitled "Committees of the Board of Directors." All of our directors attended at least 75% of the aggregate number of meetings of the Board and the committees on which he or she served while they were on the Board in fiscal 2018.

        Our Board members are encouraged to attend our annual meeting of stockholders and all of our directors were present at the 2018 annual meeting.

Committees of the Board of Directors

        The Board has three standing committees: the Audit Committee, the Compensation Committee and the Governance Committee. Committee membership as of the date of this Proxy Statement is as follows:

Board Member	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee

David Overton, Chairman of the Board	-	-	-

Edie A. Ames	-	-	Member

Alexander L. Cappello	Member*	Chair	-

Jerome I. Kransdorf, Lead Director	Member	Member	Chair

Laurence B. Mindel	-	Member	Member

David B. Pittaway	Chair*	-	-

Herbert Simon	-	Member	Member

Number of Meetings in 2018	10	9	3

*
Designated by the Board as an "audit committee financial expert."

        The Board determined that each member of the committees of the Board in service for all of fiscal 2018 met the independence requirements applicable to those committees under SEC and Nasdaq rules. The Governance Committee recommends committee membership and chair assignments to the Board, which the Board considers when making committee membership and committee chair assignments at its meeting generally held in conjunction with each annual meeting of stockholders. Changes to committee assignments are also made from time to time during the course of the year, as deemed appropriate by the Board. The role of each committee is described below.

        Audit Committee.    The Audit Committee operates pursuant to a written charter and is primarily responsible for monitoring the quality and integrity of our financial statements and internal controls over financial reporting; our compliance with legal and regulatory requirements; our independent registered accounting firm's qualifications and independence; and the performance of our internal audit function and independent registered accounting firm. The Audit Committee provides an avenue of communication among our independent registered accounting firm, management, the internal audit function and the Board and issues the report of the Audit Committee required by the SEC to be included in this Proxy Statement. Our Vice President of Internal Audit reports directly to the Audit Committee and is responsible for conducting comprehensive audits of our internal financial controls and the operational effectiveness of related activities and systems.

        The Audit Committee conducts an annual performance evaluation of its composition, compliance procedures, financial oversight responsibilities and other matters. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered accounting firm engaged to issue an audit report or perform other audit, review or attest services. The Audit Committee pre-approves the audit work, as well as all non-audit work, to be performed by our external auditors after considering its permissibility under SEC rules and its impact on our independent registered accounting firm's independence. The Audit Committee also reviews material written communications our independent registered accounting firm may provide to management and discusses any concerns with the auditors and management.

        Our Audit Committee also has oversight over the recoupment of any bonus awards paid to our executive officers if we were required by applicable law or applicable accounting or auditing principles to restate our financial statements to correct an accounting error in any interim or annual financial statement filed with the SEC as a result of material noncompliance with applicable financial reporting requirements and the bonus was directly based on such financial statement.

        Pursuant to its charter, the Audit Committee reviews our policies and procedures relating to conflicts of interest and approves any proposed "related party transaction." For this purpose, "related party transaction" means a transaction between the Company and a related person that is required to be disclosed pursuant to Item 404 of Regulation S-K adopted by the SEC. For a discussion of our policies with respect thereto, see "Policies Regarding Review, Approval or Ratification of Transactions with Related Persons" in this Proxy Statement. The Audit Committee conducts an annual evaluation of its charter.

        Compensation Committee.    The Compensation Committee operates pursuant to a written charter. The Compensation Committee is responsible for determining the compensation of our Chief Executive Officer and all of our other executive officers. The Compensation Committee reviews and approves all employment, retention and severance agreements for executive officers and causes to be prepared the report of the Compensation Committee required by the SEC to be included in this Proxy Statement. The Compensation Committee is directly responsible for the appointment, compensation and oversight of the work of any compensation advisor retained by the Compensation Committee. The Compensation Committee also makes recommendations to the Board concerning Independent Director compensation.

        The Compensation Committee regularly reviews and discusses with management the Company's compensation policies to assess any risks reasonably likely to have a material adverse effect on the Company. The Compensation Committee is also tasked with overseeing or making recommendations to the Board with respect to: (i) stock ownership guidelines for executive officers and monitoring compliance therewith; (ii) policies governing "insider" trading, hedging and pledging of Company stock and reviewing compliance therewith; and (iii) any clawback policies. The Compensation Committee also advises the Board on management proposals to shareholders on executive compensation matters, including advisory votes on executive compensation and frequency of such votes, and proposals received from shareholders on executive compensation matters. The Compensation Committee is charged with reviewing the results of such votes and considering any implications in connection with the Compensation Committee's ongoing determinations and recommendations regarding the Company's executive compensation policies and practice.

        The Compensation Committee approves and administers our incentive compensation programs, including our long-term equity and short-term bonus incentive plans. The Compensation Committee makes recommendations to the Board with respect to incentive and equity compensation plan structure and periodically reviews and makes recommendations concerning existing or new executive compensation, performance incentives, employee benefits, stock plans and management perquisites. The Compensation Committee authorizes and approves all grants of equity compensation to our employees under our equity compensation plan. The Compensation Committee conducts an annual evaluation of its charter.

        Governance Committee.    The Governance Committee operates pursuant to a written charter. The Governance Committee is responsible for evaluating issues and developments related to corporate governance and making recommendations to the Board with respect to corporate governance standards, corporate governance proposals from stockholders and the establishment and composition of committees of the Board. The Governance Committee is responsible for overseeing and recommending programs and activities for the continuing education of directors. The Governance Committee also identifies potential candidates for nomination or appointment as directors and makes recommendations to the Board concerning nominees to be presented for stockholder approval and to fill any vacancies. The Governance Committee assists the Chief Executive Officer in succession planning for key executive positions. The Governance Committee conducts an annual evaluation of its charter.

        Committee Charters.    All of our committee charters are available on our website. For information on where to access these documents, please see the section entitled "Corporate Governance Principles and Guidelines; Corporate Governance Materials Available on Our Website."

Designation of Audit Committee Financial Experts

        With the assistance of our outside legal counsel, the Board has determined that David B. Pittaway and Alexander L. Cappello are each an "audit committee financial expert" as such term is defined in Item 407(d)(5)(ii) of Regulation S-K adopted by the SEC.

Corporate Governance Principles and Guidelines; Corporate Governance Materials Available on Our Website

        Our Board is committed to ethical business practices and believes that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. In the spirit of this commitment, the Board has adopted a "Summary of Corporate Governance Principles and Guidelines" ("Corporate Governance Guidelines") which includes, among other topics, the size and operations of our Board and its committees, independence of directors, selection and responsibilities of our Lead Director, Board membership criteria, service by our directors on boards of other publicly-traded companies, director and executive officer stock ownership guidelines and our policy on communicating concerns to our Board.

        Our Corporate Governance Guidelines, as well as other corporate governance information listed below, are available on our website at investors.thecheesecakefactory.com, by clicking on the link for "Governance":

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  Bylaws

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  Code of Ethics for Executive Officers, Senior Financial Officers and Directors

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  Code of Ethics and Code of Business Conduct

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  Committee Charters (Audit Committee, Compensation Committee and Governance Committee)

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  Policies and Procedures Regarding Board of Director Candidates

        Throughout this Proxy Statement, we may refer to various documents that are available on our website. The contents posted on, or accessible through, our website are not incorporated by reference into this Proxy Statement or any of our filings with the SEC and may be revised by us (in whole or in part) at any time and from time to time.

Stockholder Engagement

        We appreciate the relationships we have been able to foster with our stockholders and value their input. Members of our senior leadership team regularly engages in meaningful dialogue with our stockholders throughout the year on topics including business initiatives and results, strategy and capital allocation. In addition, we have developed an ongoing practice of discussing important governance issues with our significant stockholders in an effort to continuously improve our governance processes and communication. These engagements routinely cover corporate governance, executive compensation, environmental and social programs and goals and other topics that may be important to us or our stockholders at the time. We generally hold these discussions during the fall, but may request engagement at other times if warranted. We share feedback we receive with other members of or senior leadership team and board of directors for consideration and discussion.

Stockholder Communications with the Board

        Our Corporate Governance Guidelines described above include the policy our Board has adopted for stockholders and employees who wish to communicate any concern directly to the Board. Please refer to Section VI of our Corporate Governance Guidelines at investors.thecheesecakefactory.com for a description of this process.

Sustainability

        For us, the term "sustainability" informs how we operate in relation to our people and communities, natural environment and our supply chain. We continually evaluate our business and how we operate our corporate-owned restaurants in an effort to identify create and implement meaningful and sustained change and are pleased to share the progress we are making. Please visit our website at https://www.thecheesecakefactory.com/corporate-social-responsibility/sustainability/ for updates regarding our efforts and accomplishments toward becoming a more sustainable company. A selection of our sustainability progress and highlights over the last year, are provided below.

  People and Communities

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  Beginning 17 years ago, each Thanksgiving Day, the Foundation has sponsored a Thanksgiving Day Feast for the underprivileged. Each year, our staff volunteer to prepare and serve freshly roasted turkey with all the trimmings and The Cheesecake Factory's legendary seasonal pumpkin cheesecake to thousands of low-income adults and children at Salvation Army locations around the United States.

  •
  The Foundation's Annual Invitational Charity Golf Tournament & auction invites The Cheesecake Factory vendors, associates and corporate staff members to join together and raise much needed funds. These funds are used to expand Foundation programs and result in a substantial annual donation to the City of Hope Comprehensive Cancer Center, bio-medical research and treatment facility in Duarte, California. Since the inception of its Annual Invitational Charity Golf Tournament, the Foundation has raised $3.4 million, including $0.3 million in fiscal 2018, for the City of Hope Comprehensive Cancer Center, a leading research and treatment center for cancer, diabetes and other life-threatening diseases in Southern California.

  •
  The Foundation's "Give Back" program provides financial sponsorship to non-profit organizations (excluding political or religious groups) supported by our staff. We encourage our staff to identify causes that are personally meaningful, and to organize team volunteer outings, which also supports increased employee engagement.

  •
  In fiscal 2018, we donated $0.2 million to Feeding America through sales of our Very Cherry Ghirardelli® cheesecake, bringing our total contributions to $4.6 million over the past eleven years.

  •
  Every September, which is nationally recognized as Hunger Action Month, we invite all staff to participate in our Peanut Butter Drive. Our staff members collect jars of peanut butter (a favorite staple of food banks) and monetary donations during the month to donate to the network of Feeding America food banks. Nationwide in fiscal 2018, our staff members collected approximately 267,000 pounds of peanut butter for donation to Feeding America's annual campaign.

  •
  Each of our restaurants participates in a food donation program which redirects surplus food away from landfills to local and regional feeding agencies for distribution to food banks and homeless shelters. Since the program's inception in 2007, we have donated more than 4.7 million pounds of food, including approximately 445,000 pounds in fiscal 2018.

  •
  Our restaurants participate in a gift card donation program, providing gift cards to local schools and charities for fundraisers and auctions.

  Our Environment

  •
  Nine of our restaurants are LEED certified and our training facility located at our corporate headquarters in Calabasas, California, is LEED Platinum certified. LEED, or Leadership in Energy and Environmental Design, is the most widely used green building rating system in the world. LEED provides a framework that expresses how efficiently a building is designed and operated, evaluating water efficiency, energy and atmosphere, materials and resources, indoor environmental quality and sustainability. Platinum is the highest certification status offered by LEED.

  •
  Since 2016, we reduced our energy usage approximately 3-5% through a combination of new lighting technology and equipment and are further working to reduce usage through innovative behavior change programs.

  •
  In 2018, we were able to divert approximately 26% of our waste stream away from landfills through organic diversion, recycling and food donation programs.

  •
  We have implemented full-scale composting systems in 50 of our restaurants.

  •
  We redesigned our to-go food containers to enhance the guest experience by better maintaining the temperature and quality of our food, while also reducing the overall environmental impact. Made of recycled plastic bottles, the containers are engineered to use fewer raw materials without sacrificing sturdiness or tensile strength and are themselves completely recyclable.

  •
  We mandate the use of 100% recycled material in our paper napkins and paper towels.

  •
  Our West Coast bakery maintains a recycling program, which includes scrap metals, organic waste and paper, plastic and corrugated cardboard waste.

        Our Supply Chain.    We are committed to promoting environmental and social responsibility in our supply chain. Please visit our website at https://www.thecheesecakefactory.com/corporate-social-responsibility/sustainable-sourcing for information regarding our efforts and accomplishments in this regard, including what we are doing to improve animal welfare in our supply chain, our efforts to reduce the use of antibiotics in our supply chain and our expectations with respect to treatment of workers in our supply chain.

Compensation Committee Interlocks and Insider Participation

        During fiscal 2018, Messrs. Jerome I. Kransdorf, Laurence B. Mindel and Herbert Simon served on the Compensation Committee, with Mr. Alexander L. Cappello serving as its Chair. During fiscal 2018, no member of the Compensation Committee was an officer or employee of ours, a former officer of ours or of our subsidiaries or had a relationship requiring disclosure by us under Item 404 of Regulation S-K. None of our executive officers served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board or the Compensation Committee during fiscal 2018.

Directors Compensation

        The Compensation Committee is responsible for periodically reviewing compensation payable to its Independent Directors for service on the Board or its designated committees and making recommendations to the Board concerning such compensation. In making Independent Director compensation recommendations, the Compensation Committee considered recommendations by Frederic W. Cook & Co., Inc. ("FW Cook"), its independent compensation consultant, based upon a competitive analysis conducted by them as well as a number of other factors, including, without limitation, each director's responsibilities, committee chairs and compensation paid by similar companies to their directors. The Compensation Committee intends to set director compensation levels at or near the market median relative to directors at companies of comparable size, industry and scope of operations in order to ensure directors are paid competitively for their time commitment and responsibilities. Providing a competitive compensation package is important because it enables us to attract and retain highly qualified directors who are critical to our long-term success. The Board reviews recommendations by the Compensation Committee and determines Independent Director compensation.

        The following table sets forth information regarding the cash compensation arrangements for Independent Directors who served on our Board in fiscal 2018. Any member of the Board who is not an Independent Director does not receive additional compensation for service on the Board or its committees.

Board of Directors Fees(1)	Fiscal 2018

Annual fee	$85,000

Annual cash payment in lieu of equity grant in 2018(2)	$110,000

Lead Director annual fee	$25,000

Audit Committee Chair annual fee	$15,000

Compensation Committee Chair annual fee	$12,500

Governance Committee Chair annual fee	$7,500

(1)
All fees and cash payments are payable in equal monthly installments, as earned, following the end of each calendar month.

(2)
The Board authorized an annual cash payment of $110,000, annually, to each Independent Director in lieu of a compensatory equity award. Our directors are subject to our stock ownership guidelines, which we recently increased (see "Director Stock Ownership Guidelines, Holding Periods and Other Requirements—Stock Ownership Guidelines for Directors").

        In February 2019, the Board approved a recommendation from the Compensation Committee and its independent compensation consultant to increase the annual fee by $5,000 to $90,000 and the annual cash payment in lieu of equity by $5,000 to $115,000, effective as of the first day of the 2019 fiscal year, to more appropriately align director pay with the pay levels of similarly positioned directors within our Executive Compensation Peer Group (see "Market Positioning—Comparison Groups" for a description of our Executive Compensation Peer Group and how it was selected). If Proposal 3 is approved, members of the Board may elect to receive a portion (by value) of their fees in equity. The total value of a director's compensation (including all fees and equity) may not exceed the total value of cash compensation otherwise payable to such director.

        The following table sets forth certain information regarding the compensation earned by each Independent Director who served on our Board in fiscal 2018. Mr. Overton, as our employee, is not an Independent Director and is not paid additional compensation for his services on our Board.

DIRECTOR COMPENSATION FOR FISCAL 2018

Name	Fees earned or paid in cash ($)	Total ($)

Edie A. Ames(1)	$195,000	$195,000

Alexander L. Cappello	$207,500	$207,500

Jerome I. Kransdorf(1)	$227,500	$227,500

Laurence B. Mindel	$195,000	$195,000

David B. Pittaway	$210,000	$210,000

Herbert Simon	$195,000	$195,000

(1)
All or a portion of these fees were paid into a nonqualified deferred compensation plan account administered under The Cheesecake Factory Incorporated Executive Savings Plan. See "Director Eligibility for Participation in the Executive Savings Plan."

        Director Eligibility for Participation in the Executive Savings Plan.    Members of the Board are eligible to participate in our Executive Savings Plan, a nonqualified deferred compensation plan, by contributing all or a portion of their director fees to this plan. We do not match contributions made by non-employee members of the Board to the Executive Savings Plan. Additional information regarding the Executive Savings Plan appears in the section of this Proxy Statement entitled "Executive Compensation-Retirement Plans-Nonqualified Deferred Compensation."

        Reimbursement of Expenses and Other Perquisites.    Each Independent Director is entitled to reimbursement for reasonable out-of-pocket expenses incurred in connection with travel to and from, and attendance at, meetings of the Board or its committees and related activities, including director education courses and materials. Independent Directors also receive dining privileges at our restaurants.

Indemnification of Officers and Directors

        As permitted by the Delaware General Corporation Law, our Certificate of Incorporation limits the personal liability of our directors for monetary damages for breach of fiduciary duty of care as a director. Liability is not eliminated for (a) any breach of the director's duty of loyalty to us or our stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) unlawful payment of dividends or stock purchases or redemptions pursuant to Section 174 of the Delaware General Corporation Law, and/or (d) any transaction from which the director derived an improper personal benefit. Our Certificate of Incorporation also provides that we shall indemnify and advance indemnification expenses on behalf of all directors and officers of ours to the fullest extent permitted by Delaware law. Article VIII of our Bylaws also requires us, subject to certain limitations, to indemnify directors and officers and advance expenses. The indemnification and advancement of expenses provisions of Article VIII are not exclusive of any other rights of indemnification or advancement of expenses.

        We also entered into indemnification agreements with all of our directors and Named Executive Officers. Each indemnification agreement requires us to indemnify and hold harmless the director or Named Executive Officer to the fullest extent authorized by the laws of the State of Delaware. Each indemnification agreement also requires us, subject to specific terms and conditions, to advance expenses to the director or officer. Each indemnification agreement also sets forth various procedures and definitions with respect to indemnification and advancement of expenses. We also are obligated to maintain directors' and officers' liability insurance. With specified exceptions, we are not obligated to provide indemnification or advance expenses with respect to actions initiated by the director or officer or to indemnify the director or officer in connection with proceedings by us to enforce non-compete or non-disclosure agreements or our Clawback Policy. To the extent the provisions of the indemnification agreements exceed the indemnification permitted by applicable law, such provisions may be unenforceable or may be limited to the extent they are found by a court of competent jurisdiction to be contrary to public policy.

Director Stock Ownership Guidelines, Holding Periods and Other Requirements

        Stock Ownership Guidelines for Directors.    The Board adopted stock ownership guidelines for non-employee directors in order to further align their interests with the long-term interests of our stockholders.

        Pursuant to our stock ownership guidelines our non-employee directors are required to acquire (and thereafter maintain ownership of) a minimum number of shares of our common stock with a fair market value equal to three times the then applicable annual base cash retainer (the product of such amount being $255,000 as of the end of fiscal year 2018, based upon the 2018 annual cash retainer of $85,000). Newly appointed non-employee directors are required to acquire (and thereafter maintain ownership of) such minimum number of shares within three years of their respective appointments. The Board recently amended the stock ownership guidelines applicable to non-employee directors to increase the fair market value multiplier from three-times to four-times the annual base cash retainer, so that for 2019 our non-employee directors will be required to acquire (and thereafter maintain ownership of) a minimum number of shares of our common stock with a fair market value equal to $360,000 (which is the product of four times the annual base cash retainer for 2019 of $90,000). For purposes of this policy, stock ownership includes any shares owned by a director or his or her immediate family members or held by him or her as part of a tax or estate plan in which the director retains beneficial ownership. The value of shares held is calculated once per year, on the first day of the fiscal year. For purposes of determining compliance with the policy, "value" means an assumed per-share value based on the average of the closing price of our common stock on the last day of each of the previous four fiscal quarters. A director is not required to acquire shares of our common stock in accordance with the stock ownership guidelines if the purchase would result in a violation of our Special Trading Policy and Procedures and the addendum thereto. In such a scenario, the director is required to comply with the stock ownership guidelines as soon as reasonably feasible thereafter.

        All of our Independent Directors were in compliance with our Independent Director stock ownership guidelines as of the Record Date.

        Hedging and Pledging.    Members of our Board and our officers and staff members are prohibited from trading in any interest or position relating to the future price of our securities, such as a put, call or short sale, or using our stock as collateral for margin loans.

Policies Regarding Review, Approval or Ratification of Transactions with Related Persons

        In accordance with its charter, our Audit Committee reviews and approves any proposed transactions with a "related person." Any related person transaction will be disclosed in the applicable filing as required by the rules promulgated by the SEC. For purposes of these procedures, "related person" and "transaction" have the meanings as defined in Item 404 of Regulation S-K. We had no reportable transactions with related persons required to be disclosed under Item 404 of Regulation S-K since the beginning of fiscal 2018.

FORWARD-LOOKING STATEMENTS

        Certain information included in this Proxy Statement, including the section entitled "Compensation Discussion and Analysis" set forth below, and other materials filed or to be filed by us with the SEC, as well as information included in oral or written statements made by us or on our behalf, may contain forward-looking statements about our current and presently expected performance trends, growth plans, business goals and other matters.

        These statements may be contained in our filings with the SEC, in our press releases, in other written communications, and in oral statements made by or with the approval of one of our authorized officers. These statements are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as codified in Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Exchange Act (together with the Securities Act, the "Acts"). This includes, without limitation, financial guidance and projections and statements with respect to expectations of our future financial condition, results of operations, cash flows, plans, targets, goals, objectives, performance, growth potential, competitive position and business; our ability to: leverage our competitive strengths, including investing in or acquiring new restaurant concepts and expanding The Cheesecake Factory®</I 04 13> brand to other retail opportunities; deliver comparable sales growth; provide a differentiated experience to customers; outperform the casual dining industry and increase our market share; leverage sales increases and manage flow through; manage cost pressures, including increasing wage rates, group medical insurance costs and legal expenses, and stabilize margins; grow earnings; remain relevant to consumers; attract and retain qualified management and other staff; manage risks associated with the magnitude and complexity of regulations in the jurisdictions where our restaurants are located; increase shareholder value; find suitable sites and manage increasing construction costs; profitably expand our concepts domestically and in Canada, and work with our licensees to expand our concept internationally; support the growth of North Italia®</I 04 13> and Flower Child®</I 04 13> restaurants; operate Social Monk Asian Kitchen; expand consumer packaged goods licensing revenue; and utilize our capital effectively and continue to increase cash dividends and repurchase our shares. These forward-looking statements also may be affected by factors outside of our control including: economic and political conditions that impact consumer confidence and spending; impact of recently enacted tax reform; acceptance and success of The Cheesecake Factory in international markets; acceptance and success of the North Italia, Flower Child and Social Monk Asian Kitchen concepts; the risks of doing business abroad through Company-owned restaurants and/or licensees; foreign exchange rates, tariffs and cross border taxation; changes in unemployment rates; the economic health of our landlords and other tenants in retail centers in which our restaurants are located; the economic health of suppliers, licensees, vendors and other third parties providing goods or services to us; adverse weather conditions in regions in which our restaurants are located; factors that are under the control of government agencies, landlords and other third parties; and the risk, costs and uncertainties associated with opening new restaurants. Such forward-looking statements include all other statements that are not historical facts, as well as statements that are preceded by, followed by or that include words or phrases such as "believe," "plan," "will likely result," "expect," "intend," "will continue," "is anticipated," "estimate," "project," "may," "could," "would," "should" and similar expressions. These statements are based on our current expectations and involve risks and uncertainties which may cause results to differ materially from those set forth in such statements.

        In connection with the "safe harbor" provisions of the Acts, we have identified and are disclosing important factors, risks and uncertainties that could cause our actual results to differ materially from those projected in forward-looking statements made by us, or on our behalf. (See Item 1A—Risk Factors of our Annual Report for the fiscal year ended January 1, 2019, and our quarterly reports on Form 10-Q, as filed with the SEC.) These cautionary statements are to be used as a reference in connection with any forward-looking statements. The factors, risks and uncertainties identified in these cautionary statements are in addition to those contained in any other cautionary statements, written or oral, which may be made or otherwise addressed in connection with a forward-looking statement or contained in any of our subsequent filings with the SEC. Because of these factors, risks and uncertainties, we caution against placing undue reliance on forward-looking statements. Although we believe that the assumptions underlying forward-looking statements are currently reasonable, any of the assumptions could be incorrect or incomplete, and there can be no assurance that forward-looking statements will prove to be accurate. Forward-looking statements speak only as of the date on which they are made. Except as may be required by law, we do not undertake any obligation to modify or revise any forward-looking statement to take into account or otherwise reflect subsequent events, corrections in underlying assumptions, or changes in circumstances arising after the date that the forward-looking statement was made.

NON-GAAP FINANCIAL MEASURES

        In addition to the results determined in accordance with generally accepted accounting principles ("GAAP"), this Proxy Statement includes certain non-GAAP financial measures that exclude the impact of items we do not consider indicative of our ongoing operations. We believe these adjusted measures provide additional information to facilitate the comparison of our past and present financial results. We utilize results that both include and exclude the identified items in evaluating business performance. Our inclusion of these adjusted measures should not be construed as an indication that our future results will be unaffected by unusual or infrequent items. In the future, we may incur expenses or generate income similar to the adjusted items. Non-GAAP financial measures should be considered in addition to, not as a substitute for, measures of performance prepared in accordance with GAAP. These non-GAAP financial measures may not be comparable to similarly titled measures used by other companies and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

        A reconciliation of the non-GAAP financial measures used in this Proxy Statement to the closest GAAP financial measure is included in Appendix B which is attached to this proxy statement.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        This "Compensation Discussion and Analysis" explains our strategy, design of, and decision-making related to our compensation programs and practices for our Named Executive Officers. This "Compensation Discussion and Analysis" also explains how the compensation of our Named Executive Officers aligns with the interests of our stockholders and is intended to provide perspective on the compensation information contained in the tables that follow this discussion.

        For fiscal 2018, our Named Executive Officers were:

  •
  David Overton, Chairman of the Board and Chief Executive Officer;

  •
  David M. Gordon, President, The Cheesecake Factory Incorporated;

  •
  Matthew E. Clark, Executive Vice President and Chief Financial Officer;

  •
  Scarlett May, Executive Vice President, General Counsel and Secretary(1); and

  •
  Keith Carango, President, The Cheesecake Factory Bakery Incorporated(2).

(1)
Ms. May commenced employment with us as our Executive Vice President, General Counsel and Secretary on May 14, 2018.

(2)
Mr. Carango was appointed President, The Cheesecake Factory Bakery Incorporated on April 4, 2018.

        While the principal purpose of this "Compensation Discussion and Analysis" is to review Named Executive Officer compensation, many of the programs discussed herein apply to other members of senior management who, combined with the Named Executive Officers, are collectively referred to herein as "executives."

Executive Summary

        Financial and Strategic Highlights.    We accomplished many important financial, strategic and operational objectives in fiscal 2018, including:

  •
  Achieved GAAP net income of $99 million and adjusted EBITDA of approximately $242 million(1), which was 96.65% of the 2018 target goal under our 2015 Amended and Restated Annual Performance Incentive Plan ("Performance Incentive Plan").

  •
  Achieved fiscal 2018 adjusted operating margin greater than the average of our 2018 Financial Peer Group(1).

  •
  Successfully launched Social Monk Asian Kitchen, our new fast-casual restaurant concept, with our first restaurant opening in the first quarter of 2019.

  •
  Undertook a number of significant technology infrastructure improvements, including online ordering rollout, preparation for implementation of a new human capital management system, restaurant band-width expansion and circuit upgrades and establishing and updating disaster recovery processes.

  •
  Completed West Coast bakery infrastructure upgrade.

  •
  Returned approximately $165 million to stockholders in the form of share repurchases and dividends.

  •
  Achieved an industry leading average sales per location for The Cheesecake Factory restaurants (open for the full year) of approximately $10.7 million.

  •
  Met our Company-owned unit growth objective of opening five new restaurants in 2018. As of the end of fiscal year 2018, we directly owned and operated 217 restaurants, across three concepts in the U.S.A. and Canada.

  •
  Expanded delivery service to include a majority of our Company-owned restaurants, contributing to growth of the off-premise channel to account for 14% of our total sales.

  •
  Continued to expand our international presence with the opening of new The Cheesecake Factory restaurants in Saudi Arabia and China. As of the end of fiscal 2018, 21 The Cheesecake Factory restaurants were operated under licensing agreements internationally.

  •
  Received recognition from FORTUNE®</I 04 13> Magazine as one of the "100 Best Companies to Work For®</I 04 13>" for the sixth consecutive year. We are the only restaurant company to be included and we have also been recognized as a FORTUNE®</I 04 13> Magazine Best Workplaces for Women, Best Workplaces for Diversity and Best Workplaces for Millennials(2).

(1)
See "Principal Elements of Compensation-Fiscal 2018 Performance Objectives."

(2)
FORTUNE 100 Best Companies to Work For is a trademark of Fortune Media IP Limited and is used under license. FORTUNE and Fortune Media IP Limited are not affiliated with, and do not endorse products or services of, Licensee.

  2018 Performance Outcomes and Key Pay Decisions.

  •
  For 2018, annual cash incentive payouts to our Named Executive Officers ranged from 40% to 85% of target based on the level of achievement of our financial and strategic performance objectives.

  •
  Performance-based restricted shares granted to the named executive officers in 2016, which were subject to a cumulative three-year adjusted diluted earnings per share ("EPS") target for 2016, 2017 and 2018 were achieved at 75% of target. These awards are now subject to time-based vesting, with 60% of shares vested on March 3, 2019 and 20% eligible to vest on each of March 3, 2020 and March 3, 2021, in each case subject to continued service.

  •
  After evaluating our pay practices in comparison to those of our Executive Compensation Peer Group, the Compensation Committee made the following decisions with respect to our Named Executive Officers' compensation for 2018:

  •
  Maintain Mr. Overton's base pay and annual incentive target at the same level as 2017 and increase his long-term incentive grant by 5.1% in 2018.

  •
  Increases to Mr. Gordon's base salary of 4.2%, annual incentive target from 75% to 80% of base salary and long-term incentive grant values of 7.8%.

  •
  Increases to Mr. Clark's base salary of 8.9%, annual incentive target from 65% to 70% of base salary and long-term incentive grant values by 29.6%. The Compensation Committee determined these significant adjustments were appropriate considering Mr. Clark's performance, responsibilities, experience and tenure when compared with that of similarly situated executives within our executive compensation peer group.

  •
  Ms. May's bases salary was set at $475,000, her annual incentive target was set at 65% of base salary and she was granted long-term equity awards with a grant value equal to $478,921, each approved in connection with her commencement of employment as our Executive Vice President, General Counsel and Secretary on May 14, 2018. The Company also agreed to reimburse Ms. May for certain relocation expenses actually incurred and to provide a one-time compensation reimbursement in the amount of $211,000 as compensation for losses incurred, in each case as a result of her relocation, subject to forfeiture in the event Ms. May voluntarily resigns her employment, other than due to a Constructive Termination, prior to May 13, 2021.

  •
  Increases to Mr. Carango's base salary of 8.5%, annual incentive target from 45% to 65% of base salary and long-term incentive grant values of 35%, in light of Mr. Carango's new responsibilities as President, The Cheesecake Factory Bakery Incorporated.

        Emphasis on Performance-Based Compensation and Pay Delivery.    For fiscal 2018, on average, 68% of the compensation of our Named Executive Officers, other than our Chief Executive Officer, was performance-based. Mr. Overton continues to have a proportionately greater percentage (84%) of performance-based compensation as compared to other Named Executive Officers because we believe he has a greater ability to influence both short-term and long-term performance.

        The following charts show each element of the target total direct compensation for our Chief Executive Officer and other Named Executive Officers for fiscal 2018, 2017 and 2016 (equity awards are depicted at grant date fair value).

        2018 "Say-on-Pay" Advisory Vote on Executive Compensation.    We provide stockholders a "say-on-pay" advisory vote regarding our Named Executive Officers' compensation on an annual basis. At our 2018 annual meeting of stockholders, our stockholders approved, by a vote of approximately 98% of shares represented in person or by proxy (which do not include broker non-votes), the compensation program and policies and the compensation paid to our Named Executive Officers as presented in the proxy statement for the 2018 annual meeting of stockholders. We believe this level of approval indicates that stockholders strongly support our executive compensation programs and policies. The Compensation Committee will consider the results of this year's say-on-pay proposal, as well as feedback from our stockholders, when making future executive compensation decisions.

        Alignment with Stockholder Interests.    Our executive compensation program is aligned with stockholder interests, as described in the summary below:

What We Do	What We Don't Do

Pay for Performance—A significant portion of executive compensation is performance-based, tied to pre-established performance goals aligned with our short- and long-term objectives and stockholder value creation

No Payment of Dividends on Unvested Awards—Any dividends or dividend equivalents related to equity awards are subject to the same vesting restrictions as the underlying awards

Focus on Retention and Long-Term Value Creation—We use longer equity vesting periods than our Executive Compensation Peer Group (i.e., generally ratably over five years for stock options and over three to five years for restricted stock/units, versus three to four years for our peer group)

No Single Trigger Benefits—Any payments or benefits in the event of a change in control require a qualifying termination of employment ("double trigger")

Stock Ownership Guidelines—We maintain stock ownership guidelines to encourage executives to think like our long-term stockholders	No Automatic Retirement Payments—We do not provide automatic acceleration of equity awards upon retirement

Compensation Recoupment Policy—We maintain our Clawback Policy that applies when inaccurate financial statements have resulted in incentive payments and/or equity awards to our executives	No Excessive Perquisites—We only provide perquisites to Named Executive Officers that are generally available to other members of senior management

Effectively Manage Dilution—We neutralize the impact of dilution from employee equity grants with a share repurchase program	No Tax Gross-Ups Upon Change in Control—We do not gross-up executive perquisite taxes or excise taxes in connection with a change in control

Regularly Consider Stockholder Feedback—We conduct an annual stockholder say-on-pay vote	No Hedging and Pledging—We prohibit hedging, pledging and speculative transactions in derivatives of Company securities

Assess and Mitigate Risk—We conduct an annual risk assessment to identify any significant risks in our incentive compensation programs	No "Repricing"—We prohibit repricing of stock options without stockholder approval

Independent Compensation Consultant—Our Compensation Committee engages an independent consultant for objective advice regarding executive pay

Overview of Compensation Program

        Compensation Philosophy.    In order to maintain a leadership position in our industry and to continue growing our concepts, both domestically and internationally, we need to attract and retain highly motivated executives who bring experience, innovation and operational excellence to us. With this in mind, we strive to:

  •
  Attract and retain industry-leading executives by paying competitive compensation relative to other companies within the restaurant industry and other industries with which we compete for talent;

  •
  Drive high performance by connecting compensation to our financial, operating, and strategic goals and results and by appropriately rewarding high performance;

  •
  Tie executive pay to Company performance goals that drive stock price performance; and

  •
  Align the interests of our executives with those of our stockholders by tying a portion of our executive compensation to long-term equity incentives and requiring stock ownership for our Named Executive Officers.

        Elements of Compensation Program.    During fiscal 2018, our executive compensation program consisted of the following components:

FISCAL 2018 PRINCIPAL ELEMENTS OF EXECUTIVE COMPENSATION

Element	Description	Performance Considerations	Primary Objectives

Base Salary	• Fixed cash payment	• Based on level of responsibility, experience, tenure in role, individual performance and expected future value/contribution	• Attract and retain talent • Provide competitive compensation • Recognize career experience • Reward individual performance

Performance Incentive Plan	• Variable performance-based annual cash incentive, tied to achieving annually selected financial and strategic goals	• Target bonus is a percentage of base salary, based on management position • Payout based on achievement of Company-wide EBITDA and strategic goals.	• Promote and reward high performance • Motivate achievement of Company and divisional financial and strategic objectives over the year

Long-term Stock Incentive Plan	• Nonqualified stock options, generally vesting ratably over five years • Restricted shares with performance goals, generally vesting over three to five years if performance goals are achieved	• Value of award directly linked to long-term stock price performance • Payouts of performance-based awards based on achievement of EPS targets.

•

Build executive equity ownership to increase alignment of executive and stockholder interests

•

Attract and retain talent

•

Correlate our financial performance and stock price and executive compensation

Retirement and Welfare Benefits	• Medical, dental, vision, life and long-term disability insurance • Nonqualified deferred compensation plan • Defined benefit retirement agreement (for Chief Executive Officer only)	• Not applicable	• Attract and retain talent • Provide competitive compensation • Provide reasonable security to allow executives to perform at their best level

Executive Perquisites	• Company-leased vehicle or car allowance • Biennial health physical for executives at Senior Vice President level and above • Relocation benefits on a case-by-case basis • Sabbatical leave program	• Not applicable	• Attract and retain talent • Provide competitive benefits • Promote health and wellbeing of senior executives

        Factors Considered in Making Compensation Decisions.    Our compensation strategy enables us to appropriately differentiate and reward executives by taking into account:

  •
  Our financial and operational performance;

  •
  The executive's individual performance, experience and qualifications;

  •
  The scope of the executive's role;

  •
  The level of total compensation for our other executives; and

  •
  Competitive market data, which helps us evaluate how our executive pay levels compare to others in our industry and within the markets in which we compete for talent.

        All of the factors set forth above are considered by the Compensation Committee in establishing Named Executive Officer compensation, in a subjective manner, without any specific formula.

Alignment of Company Performance and Pay Delivery

        Consistent with our pay-for-performance philosophy, 85% of our CEO's target total direct compensation is at-risk and aligned with our actual performance. The table below demonstrates such alignment, showing that "actual" pay for the CEO in each of the past three years has been lower than the "targeted" amounts, which is consistent with our total shareholder return performance over the same period. "Target" pay consists of annual salary, target bonus and grant date value of equity awards. "Actual" pay is calculated by annual salary, actual bonus paid and equity value based on our stock price as of 12/31/2018.

*
Actual pay includes base salary, actual bonus paid for performance during the year shown, the intrinsic value of stock options as of January 1, 2019, the intrinsic value of earned performance shares as of January 1, 2019 for 2016 grants, and the intrinsic value of target performance shares as of January 1, 2019 for 2017 and 2018 grants.

Market Positioning

        Our Compensation Committee, in collaboration with our Chief Executive Officer and Senior Vice President of Human Resources, reviews market data related to pay practices among comparable companies but does not target specific market positioning of pay when determining compensation for individual Named Executive Officers. Rather, the Compensation Committee uses comparative market data as one of several factors when making individual compensation decisions.

        As part of its compensation review process for fiscal 2018, the Compensation Committee reviewed an analysis prepared by its independent compensation consultant of market pay practices for positions similar to the positions of our Named Executive Officers, adjusted to take into account differences if any, between the scope of our Named Executives Officers' responsibilities compared to their counterparts in positions with similar titles in comparable companies. This analysis used pay comparisons from comparable companies in the restaurant and hotel industry as compiled from their proxy disclosures and other SEC filings as well as a recognized market survey source, the Mercer Executive Remuneration Suite Survey. For the Chief Executive Officer and the Chief Financial Officer, size-adjusted data from the comparable companies listed below was weighted at 50% and the survey was weighted at 50% for purposes of determining market pay positions in such analysis. The Compensation Committee's independent compensation consultant determined that there was not sufficient comparable representation in the proxy data for the other Named Executive Officers, and thus the survey was the primary data source in such analysis.

        Comparison Groups.    When we compare ourselves to other companies, we must account for differences between us and others in terms of ownership structure, dining industry segment, size and complexity of operations, sourcing pool for executive talent, and other differentiators. We use two different peer groups for purposes of comparison depending upon what matter is being compared. The first comparison group, which we refer to as the "Financial Peer Group," is used to establish an appropriate relative operating margin objective for our Performance Incentive Plan (see "Principal Elements of Compensation—Fiscal 2018 Performance Incentive Plan Design"). We use this group because their business model, dining industry segment and operational structure most closely compare with ours. We use the second peer group, which we refer to as the "Executive Compensation Peer Group," for executive compensation comparisons and compensation program design comparisons, as we believe this group reflects companies most similar in size and complexity of operations and with which we compete for executive talent.

        2018 Financial Peer Group.    The Financial Peer Group approved by the Compensation Committee for 2018 was comprised of the following restaurant companies:

BJ's Restaurants, Inc.	Chuy's Holdings, Inc.	Texas Roadhouse, Inc.

Bloomin' Brands, Inc.	Darden Restaurants, Inc.

Bravo Brio Restaurant Group(1)	Red Robin Gourmet Burgers, Inc.

(1)
Eliminated during 2018 due to being acquired by private equity.

        In order to be in the 2018 Financial Peer Group, each company had to remain publicly traded with at least 75% of units being operated directly by the company (as opposed to being operated under a franchise or other similar arrangement). The potential peer group is evaluated by the Compensation Committee on an annual basis. First, all publicly traded, full-service restaurants were reviewed for potential inclusion as peers. Next, the group was further segmented into casual dining (including bar and grill) and upscale casual dining but excluding companies with revenue of less than $250 million. Finally, the Compensation Committee focused on company-owned concepts (in which less than 25% of the store units are franchised).

        The Compensation Committee believes the 2018 Financial Peer Group is a sufficiently large sample and was the most representative competitive set for which data is regularly available.

        2018 Executive Compensation Peer Group.    The Executive Compensation Peer Group approved by the Compensation Committee for 2018 consisted of companies that are similar to us in size and complexity of operations and with whom we compete for executive talent, had revenue between $500 million and

$6 billion (approximately 0.2 times to 2.5 times our revenue), and in the aggregate, had an overall median revenue of $2.1 billion as of fiscal 2017, which was approximately equal to our revenue, as follows:

BJ's Restaurants, Inc.	Darden Restaurants, Inc.(1)	Red Robin Gourmet Burgers, Inc.

Bloomin' Brands, Inc.	Dave & Buster's Entertainment, Inc.	Ruby Tuesday, Inc.

Brinker International, Inc.	Denny's Corporation	Texas Roadhouse, Inc.

Buffalo Wild Wings, Inc.	Dine Brands Global, Inc.	The Wendy's Company

Chipotle Mexican Grill, Inc.	Domino's Pizza, Inc.	Wyndham Hotels & Resorts, Inc.

Cracker Barrel Old Country Store, Inc.	Hyatt Hotels Corporation

(1)
Included in our comparison group because of its importance as an industry leader in casual dining, even though its revenues are greater than the $6 billion upper range limit.

        While this comparison group provides the Compensation Committee with an important general frame of reference, as described above, the Compensation Committee does not target our Named Executive Officers' compensation at any specific percentile or within a specific range of the Executive Compensation Peer Group's pay levels.

        2019 Peer Group Changes.    As stated above, the Financial Peer Group was historically used to establish an appropriate relative operating margin objective for our Performance Incentive Plan. For fiscal 2019, the Compensation Committee reviewed the Financial Peer Group using the same criteria described above for fiscal 2018 and determined the resulting group of restaurants was too small a sample to be considered significant. The Compensation Committee decided that it would no longer be appropriate to use relative operating margin as an objective for the Performance Incentive Plan and would no longer maintain a Financial Peer Group. For the 2019 Executive Compensation Peer Group, the Compensation Committee added Jack in the Box Inc. (as the company is similar to us in size and complexity of operations and is a company against which we compete for executive talent), and removed Buffalo Wild Wings, Inc. and Ruby Tuesday, Inc. (as each of these companies were delisted from their respective stock exchanges in 2018).

Principal Elements of Compensation

        Base Salary.    In accordance with our compensation objectives, base salaries for our Named Executive Officers are determined by the Compensation Committee and administered to reflect the individual executive's career experience, contribution to our performance, overall Company performance, as well as the market data as compared to the Executive Compensation Peer Group. During its annual review of base salaries, the Compensation Committee also considers the recommendations of our Chief Executive Officer (except with respect to his own compensation).

        The following chart shows the annualized base salaries for our Named Executive Officers for fiscal years 2018 and 2017 and the percentage change as compared to the prior year, which the Compensation Committee determined were reasonable and appropriate based on the factors described above.

 FISCAL 2018 and 2017 BASE SALARIES

	Fiscal 2018		Fiscal 2017

Name and Principal Position	$	% Increase	$

David Overton Chairman of the Board and Chief Executive Officer	$995,000	0.0%	$995,000

David M. Gordon President, The Cheesecake Factory Incorporated	$625,000	4.2%	$600,000

Matthew E. Clark Executive Vice President and Chief Financial Officer	$490,000	8.9%	$450,000

Scarlett May(1) Executive Vice President, General Counsel and Secretary	$475,000	—	—

Keith T. Carango(2) President, The Cheesecake Factory Bakery Incorporated	$390,000	8.5%	$359,500

(1)
Ms. May commenced employment with us as our Executive Vice President, General Counsel and Secretary on May 14, 2018.

(2)
Mr. Carango's base salary increased from $375,000 to $390,000 in connection with his appointment to President, The Cheesecake Factory Bakery Incorporated, on April 4, 2018. This increase was in addition to Mr. Carango's 4.3% salary increase earned prior to his promotion to President.

        Annual Cash Performance Incentive Compensation.    Executives and a significant number of other employees that are essential to the success of our business are eligible to receive an annual cash performance incentive bonus ("Bonus") under the Performance Incentive Plan based on our performance against specific financial and strategic objectives. In addition, we use quarterly cash performance incentive compensation for all of our management positions in our restaurants.

        Each Named Executive Officer is assigned a threshold, target and maximum Bonus opportunity, calculated as a percentage of base salary. At the beginning of each fiscal year, the Compensation Committee establishes both the performance objectives and the formula for determining potential Bonus payments. Bonuses are payable, if at all, in the first quarter of the following fiscal year, after the Compensation Committee certifies performance relative to the pre-established objectives.

        For 2018, the Compensation Committee retained negative discretion under our Performance Incentive Plan with respect to payment of Bonuses to our Named Executive Officers, and could award Bonuses that were less (but not more) than the ranges established under such plan. In addition, under the terms of our Performance Incentive Plan, the amount of any individual Bonus in any fiscal year may not exceed $2.5 million.

        Fiscal 2018 Performance Incentive Plan Design.    For fiscal 2018, the Compensation Committee established the following minimum, threshold, target and maximum Bonus opportunities by position for our Named Executive Officers under our Performance Incentive Plan, as set forth below. Actual payouts depend upon performance results with ranges as follows:

	Performance Incentive Plan Bonus as % of Annualized Effective Salary(1)

Name	Minimum	Threshold(2)	Target(3)	Maximum(4)

Chief Executive Officer	0%	20.6%	110%	192.5%

President	0%	15.0%	80%	140.0%

Chief Financial Officer	0%	13.1%	70%	122.5%

Executive Vice President	0%	12.2%	65%	113.8%

Subsidiary President	0%	12.2%	65%	113.8%

(1)
Awards are calculated based upon the Named Executive Officer's annualized effective salary, which, for fiscal 2018, includes salary increases that became effective on February 28, 2018.

(2)
The threshold award assumes the achievement of 85% of the Company-wide adjusted EBITDA target and none of the strategic objectives.

(3)
The target award assumes the achievement of 100% of the Company-wide adjusted EBITDA target and 100% of the strategic objectives.

(4)
The maximum award assumes achievement of 115% or more of the Company-wide adjusted EBITDA target and 100% of the strategic objectives.

        Under the Performance Incentive Plan for 2018, for executives other than those employed by The Cheesecake Factory Bakery Incorporated, the Compensation Committee established that 75% of potential awards would be based on a Company-wide adjusted EBITDA objective and that 25% would be based on strategic objectives. However, the 25% of potential awards based on strategic objectives could be achieved only if we also achieved a threshold adjusted EBITDA objective. For executives of The Cheesecake Factory Bakery Incorporated, the Compensation Committee established that 50% of potential awards would be based on a Company-wide adjusted EBITDA objective, 25% would be based on an adjusted EBITDA objective specific to The Cheesecake Factory Bakery Incorporated and 25% would be based on strategic objectives specific to The Cheesecake Factory Bakery Incorporated. However, the 25% of potential awards based on such strategic objectives could be achieved only if The Cheesecake Factory Bakery Incorporated also achieved a threshold adjusted EBITDA objective. For fiscal 2018, the Compensation Committee approved the following potential payout schedules for executives of both the Company as a whole and our bakery division:

FISCAL 2018 COMPANY BONUS SCHEDULE (EXCLUDES BAKERY)

Company adjusted EBITDA Achievement (75% weight)	Award Payout %	Company Strategic Initiative Achievement (25% weight)(3)	Award Payout %

115% or greater	200% (max)

101%-114%	+ approx. 6.7% of award for each 1% additional achievement over 100% up to 114%(1)

100%	100% (target)	100%	100% (max)

86%-99%	+5% of award for each 1% additional achievement over 85% up to 99%(2)	1%-99%	+1% of award for each 1% of achievement(4)

85%	25% (threshold)	0%	0%

<85%	0%

(1)
For example, 101% achievement would pay out at approximately 107%; 102% achievement would pay out at approximately 113%; up to a maximum of 200% at 115% achievement.

(2)
For example, 86% achievement would pay out at 30%; 87% achievement would pay out at 35%.

(3)
Required achievement of a Company-wide threshold adjusted EBITDA objective of $200.6 million.

(4)
For example (assuming achievement of a Company-wide threshold adjusted EBITDA objective of at least $200.6 million), 50% achievement would pay 50% of award and 85% achievement would pay 85% of award.

FISCAL 2018 BAKERY BONUS SCHEDULE

Company adjusted EBITDA Achievement (50% weight)	Award Payout %	Bakery adjusted EBITDA Achievement (25% weight)	Award Payout %	Bakery Strategic Initiatives Achievement (25%)(3)	Award Payout %

115%	200% (max)	115%	200% (max)

101%-114%	+ approx. 6.7% of award for each 1% additional achievement over 100% up to 114%(1)	101%-114%	+ approx. 6.7% of award for each 1% additional achievement over 100% up to 114%(1)

100%	100% (target)	100%	100% (target)	100%	100% (max)

86%-99%	+5% of award for each 1% additional achievement over 85% up to 99%(2)	86%-99%	+5% of award for each 1% additional achievement over 85% up to 99%(2)	1%-99%	+1% of award for each 1% of achievement(4)

85%	25% (threshold)	85%	25% (threshold)	0%	0%

<85%	0%	<85%	0%

(1)
For example, 101% achievement would pay out at approximately 107%; 102% achievement would pay out at approximately 113%; up to a maximum of 200% at 115% achievement.

(2)
For example, 86% achievement would pay out at 30%; 87% achievement would pay out at 35%.

(3)
Required achievement of a bakery specific threshold adjusted EBITDA objective of at least $10.3 million.

(4)
For example (assuming achievement of a Company-wide threshold adjusted EBITDA objective), 50% achievement would pay 50% of award and 85% achievement would pay 85% of award.

        Fiscal 2018 Performance Objectives.    The Compensation Committee made the following assumptions when considering financial and strategic performance objectives for our Performance Incentive Plan for fiscal 2018:

  •
  1% comparable sales growth was in-line with past three year actual average.

  •
  Restaurant industry sales trends began to stabilize towards the end of 2017, with many industry experts predicting a more favorable environment in 2018.

  •
  Significant wage pressure driven by high employment and minimum wage and tip credit increases. In addition, food costs were expected to increase in 2018 after a deflationary period throughout most of the past two years.

        Given these assumptions, the Compensation Committee decided to select EBITDA as the most heavily weighted performance target. EBITDA is a key driver of stockholder value in that it (i) affects not only earnings per share but also overall cash flow from operations, (ii) supports return on invested capital percentage rates, and (iii) is a key driver of a publicly-traded restaurant company's stock multiple. Taking into consideration the projected operating environment for casual dining and specific Company objectives for fiscal 2018, the Compensation Committee established adjusted EBITDA goals that were consistent with our annual operating plan approved by the Board for fiscal 2018. Additional factors considered by the Compensation Committee included:

  •
  The appropriate rate of growth of our EBITDA;

  •
  The role of EBITDA as a primary driver of value creation within the restaurant industry;

  •
  The importance of continuing expansion of Company-owned and licensed restaurants;

  •
  Appropriate growth of our bakery division's EBITDA;

  •
  The importance of developing additional incremental revenue streams; and

  •
  The importance of enhancing our information technology systems and infrastructure.

        Taking all of these factors into account, the Compensation Committee set the following performance objectives under the Performance Incentive Plan for fiscal 2018, which the Compensation Committee believed at that time were appropriate, reasonably difficult to achieve and, if achieved, would likely deliver significant value to us and our stockholders:

2018 TARGETS FOR EXECUTIVES OTHER THAN BAKERY DIVISION

Weight	Performance Targets
75%	Company-wide adjusted EBITDA target of $250.8 million.(1)
25%	Additional strategic objectives, weighted equally, consisting of:
• Minimum Company-wide adjusted EBITDA threshold of $200.6 million for any strategic objectives to pay out.(2)
• Fiscal 2018 adjusted operating margin greater than the average of our 2018 Financial Peer Group.(3)

•

Successful launch of new restaurant concept, Social Monk Asian Kitchen, including lease execution, restaurant build out and staffing / training / operational program roll outs for a successful opening

•

Technology infrastructure improvements, including online ordering roll out, preparation for new human capital management system implementation, restaurant bandwidth expansion and circuit upgrades and establishing and updating disaster recovery processes.

(1)
See "Principle Elements of Compensation—Fiscal 2018 Performance Objectives" for a discussion regarding the Compensation Committee's considerations when selecting this target. See the table above, entitled "Fiscal 2018 Company Bonus Schedule (Excludes Bakery)," for award payout percentages based upon achievement of a Company-wide adjusted EBITDA objective, with 85% threshold achievement required for payment of any award. This threshold target of Company-wide adjusted EBITDA objective was intended to reward substantial achievement of our financial objective. If achieved, this adjusted EBITDA target would be an approximate decrease of 2% versus 2017. This target was considered appropriate given expected cost increases, including projected labor cost increases of approximately 5% and commodities cost increase of approximately 3%.

(2)
This target based upon a Company-wide adjusted EBITDA objective was intended to provide a threshold level of adjusted EBITDA before rewarding achievement of any strategic objectives.

(3)
See "Market Positioning-2018 Financial Peer Group" for a description of our 2018 Financial Peer Group and how it was selected.

 2018 TARGETS FOR BAKERY DIVISION EXECUTIVES (INCLUDING PRESIDENT,
THE CHEESECAKE FACTORY BAKERY INCORPORATED)

Weight	Performance Targets
50%	Company-wide adjusted EBITDA target of $250.8 million.(1)
25%	Bakery division adjusted EBITDA target of $12.9 million.(2)
25%	Additional strategic objectives weighted equally, consisting of:
• Minimum bakery specific adjusted EBITDA threshold of $10.3 million for any strategic objectives to pay out.(3)
• West Coast bakery infrastructure upgrade.
• Optimize market penetration and sales growth in the retail segment by implementing a master distribution strategy.
• Develop a formal organizational talent transformation plan to support evolving Company needs.

(1)
See "Fiscal 2018 Performance Objectives" for a discussion regarding the Compensation Committee's considerations when selecting this target. See the table above, entitled "Fiscal 2018 Company Bonus Schedule (Excludes Bakery)," for award payout percentages based upon achievement of a Company-wide adjusted EBITDA objective, with 85% threshold achievement required for payment of any award.

(2)
When selecting the bakery adjusted EBITDA target, the Compensation Committee considered the bakery division's role in helping us achieve our strategic priorities. Factors considered include, but were not limited to, the bakery division's direct support of our restaurant division (as its largest customer); the forecasted economic conditions and expected operating environment for casual dining restaurants (see "Fiscal 2018 Performance Objectives"); the total Company financial performance objectives and the specific rate of return targeted to be generated by the bakery division. If achieved, this bakery adjusted EBITDA target would be an approximate decrease of $2.4 million from fiscal 2017 bakery adjusted EBITDA of $15.3 million. The target takes into consideration approximately $3 million in costs incurred in connection with our West Coast bakery facility infrastructure upgrade. Without this impact, the adjusted EBITDA target would reflect an increase of $0.5 million over actual fiscal 2017 bakery adjusted EBITDA. This target was considered appropriate given expected cost increases.

(3)
This threshold was intended to provide a threshold target of bakery specific adjusted EBITDA before rewarding achievement of any bakery strategic objectives.

        Fiscal 2018 Performance Objective Achievement.    In February 2019, the Compensation Committee reviewed our performance against our performance objectives for fiscal 2018 and certified that we achieved the following results:

	Target	Actual	Performance vs. target
Company-wide adjusted EBITDA Target (75% of award):(1)
Fiscal 2018 Company-wide adjusted EBITDA	$250.8mm	$242.4mm	96.65%
Strategic Initiatives (25% of award):(2)
Threshold Company-wide adjusted EBITDA	$200.6mm	$242.4mm	100%
Fiscal 2018 adjusted operating margin greater than the average of the 2018 Financial Peer Group(3)	5.75%	5.87%(4)	Achieved 100%

Successful launch of new restaurant concept, Social Monk Asian Kitchen, including lease execution, restaurant build out, and staffing / training / operational program roll outs for a successful opening.

			Achieved 100%

Technology infrastructure improvements, including online ordering roll out, preparation for new human capital management system implementation, restaurant bandwidth expansion and circuit upgrades, and establishing and updating disaster recovery processes.

			Achieved 100%

(1)
Achievement of the Company-wide adjusted EBITDA objective is measured only after accruals for performance achievement awards have been made.

(2)
Payable only if a threshold Company-wide adjusted EBITDA target of $200.6 million is achieved. Maximum payout for strategic objectives is 100% of target.

(3)
See "Market Positioning-2018 Financial Peer Group" for a description of our 2018 Financial Peer Group and how it was selected.

(4)
Achieved fiscal 2018 adjusted operating margin greater than our 2018 Financial Peer Group.

        The Compensation Committee then reviewed our bakery division's performance against its performance objectives for fiscal 2018 and certified that the bakery division achieved the following results:

	Target	Actual	Performance vs. target
Company-wide adjusted EBITDA (50% of award):(1)
Fiscal 2018 Company-wide adjusted EBITDA	$250.8mm	$242.4mm	96.65%
Bakery adjusted EBITDA Target (25% of award):
Fiscal 2018 bakery division adjusted EBITDA	$12.9mm	$9.1mm	71%
Bakery Strategic Objectives (25% of award):(2)
Threshold bakery adjusted EBITDA	$10.3mm	$9.1mm	0%(2)
Completion of West Coast bakery infrastructure upgrade.			While goals were 100% achieved, 0% payout allowed due to not meeting adjusted EBITDA threshold(2)
Optimize market penetration and sales growth in the retail segment by implementing a master distribution strategy.			While goals were 100% achieved, 0% payout allowed due to not meeting adjusted EBITDA threshold(2)
Develop a formal organizational talent transformation plan to support evolving Company needs.

(1)
Achievement of the Company-wide adjusted EBITDA objective is measured only after accruals for performance achievement awards have been made.

(2)
Payable only if bakery adjusted EBITDA is at least $10.3 million. Maximum payout for strategic objectives is 100% of target.

        As a result of our fiscal 2018 performance, our Named Executive Officers received Bonuses under our fiscal 2018 Performance Incentive Plan, as follows:

Name	Target Award ($)	2018 Bonus Payout ($)	Payout Compared to Target (%)

David Overton	$1,094,500	$930,325	85%

David M. Gordon	$496,923	$422,385	85%

Matthew E. Clark	$338,692	$287,888	85%

Scarlett May(1)	$197,634	$167,989	85%

Keith T. Carango(2)	$232,313	$92,925	40%

(1)
Ms. May's Bonus payout was prorated based upon her employment hire date of May 14, 2018.

(2)
Mr. Carango's bonus payout was prorated based upon his appointment to President, The Cheesecake Factory Bakery Incorporated on April 4, 2018.

        2019 Performance Incentive Plan.    For fiscal 2019, the Compensation Committee decided, with the assistance of its independent compensation consultant, to maintain the general structure of the Performance Incentive Plan.

Long-Term Equity-Based Compensation

        We believe that equity-based compensation should be a significant component of total executive compensation to align executive compensation with our long-term performance and to encourage executives to make value-enhancing decisions for the benefit of our stockholders. Each of our Named Executive Officers is eligible to receive equity compensation, which can consist of a mix of stock options, restricted stock, and restricted stock units, to encourage a focus on long-term stockholder value and to foster long-term retention.

        Because we approach equity compensation grants by considering the overall value of the grant (as opposed to the number of shares granted), we anticipate using fewer shares as our stock price increases, while delivering equivalent value to our executives. In addition, the use of full value awards, such as restricted stock awards, reduces our total share usage versus granting only stock options. The Compensation Committee approves equity grants to all staff members, including Named Executive Officers and other executives and, in doing so, considers past grants, corporate and individual performance, the valuation of grants, and recommendations of our Chief Executive Officer and the Compensation Committee's compensation consultant. The Compensation Committee has not established formal guidelines for the size of individual equity grants for our Named Executive Officers, but considers the factors listed above as well as market data in making such decisions. See "Market Positioning" above.

        Optimizing Share Usage.    The exercise price of our stock options is the closing price of our stock on the grant date, which is also used to calculate the grant date fair value of other awards. We do not time our release of material non-public information for the purpose of affecting the value of our executives' compensation, nor do we time our grants of equity-based compensation to take advantage of material non-public information. Our Compensation Committee generally makes grants to our corporate executives, including our Named Executive Officers, on an annual basis, except in the case of newly hired executives, mid-year promotions or other extraordinary events. We believe that making awards on an annual basis enables the Compensation Committee to evaluate individual and corporate performance over a reasonable period of time and to adjust the size and terms of the equity grants accordingly. Our equity grant procedures are available on our website at investors.thecheesecakefactory.com, by clicking on the link for "Governance."

        Equity Grants in 2018.    As part of its annual review of executive compensation, in February 2018 the Compensation Committee approved an equity mix (based on grant date fair value) comprised of 50% restricted stock subject to an adjusted EPS performance condition ("EPS RSAs") and 50% based upon each executive's designated preference of any proportion of nonqualified stock options (minimum 25%) and/or time-based restricted stock (with the number of options to be granted determined based on a Black Scholes valuation). The Compensation Committee determined this mix best aligned the interests of our executives with those of our stockholders and our long-term performance.

        In February 2018, grants were made to our Named Executive Officers under the 2010 Stock Plan in recognition of their performance during fiscal 2017 and expected future contributions, to target competitive compensation levels appropriate to the executive's tenure in his or her role, and to align their interests with the long-term interests of our stockholders:

Name	Number of Shares Subject to Nonqualified Stock Options(1)	Number of Restricted Stock Awards-EPS Target(2)	Number of Restricted Stock Awards-Time Based Vesting(3)	Value of Combined Grants (thousands)

David Overton	179,300	44,600	-	$4,195

David M. Gordon	41,500	10,400	-	$975

Matthew E. Clark	38,000	9,500	-	$891

Scarlett May(4)	9,200	4,600	2,300	$479

Keith Carango(5)	11,300	-	5,300	$391

(1)
See "Nonqualified Stock Options" below for a description of exercise price and vesting conditions.

(2)
See "Restricted Stock Awards (with EPS Performance Condition)" below for a description of performance and time-based vesting conditions.

(3)
The restrictions lapse at a rate of 60% on the third anniversary of the grant date and 20% on each of the fourth and fifth anniversaries of the grant date, and the Compensation Committee may elect to lift such restrictions in the event a change in control (as defined in the 2010 Stock Plan) occurs and there is no assumption or continuation of the subject awards, subject to the terms of the executive's employment agreement with the Company.

(4)
Ms. May was granted NSOs, EPS RSAs and time-based restricted stock awards in May 2018 in connection with her commencement of employment as Executive Vice President, General Counsel and Secretary. The NSOs vest as to 20% of the shares on each of the first five anniversaries of the grant date. The RSAs and time-based restricted stock vests as to 60% of the shares on May 14, 2021, and 20% of the shares on each of May 14, 2022 and May 14, 2023.

(5)
Mr. Carango was granted 8,300 NSOs and 4,000 time-based restricted stock awards in February 2018, prior to assuming his new role as President, The Cheesecake Factory Bakery Incorporated. In April 2018, Mr. Carango was awarded an additional 3,000 NSOs and 1,300 restricted shares in connection with his promotion to President, The Cheesecake Factory Bakery Incorporated.

        Nonqualified Stock Options.    The Compensation Committee believes that NSOs are an appropriate vehicle for a portion of long-term equity compensation because they provide value only if our stock price increases over time, which aligns our executive's interests with those of our stockholders. We granted NSOs to our then-employed Named Executive Officers in February 2018 as part of our annual grant process. We also granted NSOs to Mr. Carango in April 2018 in connection with his new responsibilities as President, The Cheesecake Factory Bakery Incorporated and to Ms. May in May 2018 in connection with her commencement of employment as our Executive Vice President, General Counsel and Secretary. These NSOs were granted at an exercise price of $47.06, $51.74 and $52.14 per share, respectively, which were the closing prices of our common stock on the grant dates. The options are subject to time-based vesting at a rate of 20% per year over five years after the date of grant and have an eight-year term.

        Restricted Stock Awards Subject to an EPS Performance Condition.    The EPS RSAs granted to our Named Executive Officers in 2018 are subject to achieving a targeted adjusted EPS for fiscal years 2018, 2019 and 2020, measured once, after the end of the 2020 fiscal year. The Compensation Committee determined that it was appropriate to include this type of award in the long-term incentive program to align pay with Company long-term performance, which is demonstratively connected to shareholder return. The EPS RSAs are eligible to be earned from 60%-150% of target and will be forfeited if we do not achieve our threshold goal. The stock awards that remain outstanding after the degree of achievement of the EPS performance condition has been determined, then shall be subject to time-based vesting at a rate of 60% of the award vesting three years from the grant date and 20% of the award vesting in each of years four and five from the grant date. Due to the sensitivity of EPS forecasts and the demonstrated correlation that EPS has to our stock price, the actual target is not being disclosed at this time. However, the target will be disclosed at the end of the three-year performance period along with the achievement levels and corresponding vesting of EPS RSAs, if any, against such target.

        Attainment of 2016 Grant Performance Condition.    In 2016 one-third of equity granted to our Named Executive Officers was in the form of restricted stock units subject to achievement of a cumulative three-year adjusted EPS target of $8.96 for 2016, 2017 and 2018. Actual payouts could vary from no award, to a threshold of 60% to a maximum of 125% of target. The Company achieved cumulative adjusted EPS for fiscal 2016, 2017 and 2018 of $7.86, or 75% of target. As a result, our Named Executive Officers may receive up to 75% of their targeted award. These awards are now subject to time-based vesting, with 60% of shares vested on March 3, 2019 and 20% of shares vesting on each of March 3, 2020 and March 3, 2021, in each case, subject to continued service.

        Equity Grants in 2019.    For fiscal 2019, the Compensation Committee determined, with the assistance of its independent compensation consultant, that Named Executive Officers should continue to receive a designated value of equity comprised of a mix of 50% restricted stock subject to achievement of the following three equally weighted performance conditions: EPS Performance Condition; Sales Per Square Foot Performance Condition and Controllable Profit Performance Condition (all as described in further detail below), and of 50% based upon each executive's designated preference of any proportion of stock options (minimum 25%) and/or time-based restricted stock (with the number of options to be granted determined based on a Black Scholes valuation). In the future, this allocation may vary, new performance targets may be chosen and other forms of equity may be used.

        In February 2019, the Compensation Committee approved grants under the 2010 Stock Plan to our Named Executive Officers in recognition of their performance during fiscal 2018 and expected future contributions, to target competitive compensation levels appropriate to such executive's tenure in his or her role and to align their respective interests with the long-term interests of our stockholders, as follows:

Name	Number of Nonqualified Stock Options(1)	Number of Restricted Stock Awards—Performance Conditions	Number of Restricted Stock Awards—Time- Based

David Overton	104,000	47,400	23,700

David M. Gordon	23,400	10,800	5,300

Matthew E. Clark	42,900	9,800	-

Scarlett May	11,600	5,300	2,600

Keith Carango	9,200	4,300	2,100

(1)
The NSOs were granted at an exercise price of $46.03 per share, which was the fair market value of our common stock on the date of grant.

        The EPS Performance Condition, Sales per Square Foot Performance Condition and Controllable Profit Performance Condition are collectively referred to as the "Performance Conditions" and are subject to threshold and maximum potential payouts. After the conclusion of the performance period, any earned shares are then subject to time-based vesting at the rate of 60% of the shares on February 13, 2022 and 20% of the shares on each of February 13, 2023 and February 13, 2024.

        The "EPS Performance Condition" may be achieved based upon the Company's average annual adjusted EPS for fiscal years 2019, 2020 and 2021.

        The "Sales Per Square Foot Performance Condition" may be achieved based upon the average sales per square foot for Company owned and operated The Cheesecake Factory restaurants as reported in the Company's Form 10-K for fiscal years 2019, 2020 and 2021.

        The "Controllable Profit Performance Condition" may be achieved based upon the average annual controllable profit for Company owned and operated The Cheesecake Factory restaurants as ordinarily calculated by the Company for fiscal years 2019, 2020 and 2021. In each case, if the threshold Performance Condition is achieved, 60-150% of the target shares will be eligible to vest.

        Each of Mr. Overton, Mr. Gordon, Mr. Carango and Ms. May elected to receive their remaining one-half of equity value granted in fiscal 2019 in the form of 50% stock options and 50% time-based restricted stock. Mr. Clark elected to receive only stock options for his remaining one-half of equity value. The options were granted at an exercise price of $46.03 per share, which was the closing price per share for our common stock on February 13, 2019, the date of grant, and incrementally vest as to 20% of the shares on each of the first five anniversaries of the grant date. The time-based restricted stock vests as to 60% of the shares on February 13, 2022, and 20% of the shares on each of February 13, 2023 and February 13, 2024.

Retirement Plans

        Nonqualified Deferred Compensation Plan.    The Cheesecake Factory Executive Savings Plan ("Executive Savings Plan") is a nonqualified deferred compensation plan that provides a tax-deferred savings vehicle for our "highly compensated" executives (as defined in the Executive Savings Plan), as well as our Independent Directors. At the end of fiscal 2018, approximately 670 staff members and all of our Independent Directors, were eligible to participate, and all of our Named Executive Officers, approximately 500 other staff members and two Independent Directors maintained account balances. Additional information regarding this plan appears in this Proxy Statement in the section below entitled "Compensation of Named Executive Officers-Nonqualified Deferred Compensation."

        The Executive Savings Plan permits us to match a portion of participants' contributions with Company contributions, on a pre-tax basis to participants (other than Independent Directors). Since inception, we made a partial matching contribution to the Executive Savings Plan each year, except during the period of May 2009 through October 2011, when the Company match was suspended. We currently match 25% of the first 4% of salary and/or Bonus deferred. One hundred percent of a participant's Bonus, if any, and up to 50% salary may be deferred.

        Pension Benefits.    We do not maintain a pension plan for executives or staff members. However, in order to continue to retain Mr. Overton's services as our Chief Executive Officer and in recognition of his unique contributions as our founder, Mr. Overton's employment agreement provides for a "Founder's Retirement Benefit" pursuant to which Mr. Overton (or his beneficiary or estate, if he is deceased) is entitled to fixed annual payments of $650,000 for a period of ten years following his separation from service for any reason, payable in equal monthly installments, as further described in his employment agreement. Our obligation with respect to the Founder's Retirement Benefit is unfunded and unsecured, and is payable from our general, unrestricted assets. For additional information concerning Mr. Overton's employment agreement, see the section in this Proxy Statement entitled "Compensation of Named Executive Officers-Employment Agreements."

Other Benefits and Perquisites

        All of our executives, including our Named Executive Officers, are eligible to participate in our broad-based benefit programs, which include medical, dental, vision, life insurance and long-term disability programs, as well as paid vacation and a sabbatical leave program. We provide group term life insurance to our executives, including each of our Named Executive Officers, as well as all other salaried staff members, at the lesser of one times base salary or $750,000. The life insurance benefit is reduced to 65% of base salary at age 65 and 50% of base salary at age 70, with a limit of $750,000. The IRS requires that the portion of the value of such policy exceeding $50,000 be deemed imputed income to the staff member and provides a formula by which the imputed income is calculated.

  •
  We also provide the following perquisites to our executives, including Named Executive Officers, that vary based on the executive's level:

  •
  The choice of a company-leased vehicle or automobile allowance.  This program also is offered to certain other executives and selected additional management positions. Each individual participating in our leased car program is assigned imputed income, according to IRS regulations, for his or her personal use of the automobile or is provided with an automobile allowance, which is subject to taxation at the individual's tax rate. The type of vehicle and amount of allowance varies with the executive's level.

  •
  A company-paid executive physical every two years.  This program is offered to staff members at the level of Senior Vice President and above, including our Named Executive Officers.

  •
  Relocation expenses.  Relocation expenses are reimbursed in accordance with the terms of any employment agreement or as determined on a case-by-case basis. In connection with her entry into her employment agreement, we agreed to reimburse Ms. May for certain relocation expenses actually incurred and to provide a one-time compensation reimbursement in the amount of $211,000 as compensation for losses incurred, in each case as a result of her relocation, subject to forfeiture in the event Ms. May voluntarily resigns her employment, other than due to a Constructive Termination, prior to May 13, 2021. Other than these reimbursements, the Company did not reimburse Named Executive Officer for relocations expenses in fiscal year 2018.

  •
  Sabbatical Leave Program.  We provide a sabbatical leave program to eligible active, full-time, salaried corporate staff members, including Named Executive Officers. Eligible staff members may request a paid sabbatical, not to exceed three weeks in duration, only after five years of service and each five years thereafter, in order to participate in an extraordinary life experience proposed by the staff member.

        We believe that these perquisites enhance our ability to attract and retain high-quality talent at a modest cost relative to the benefit we receive from providing them and help to elevate our Company as an employer of choice among our competitors, including continuing to be recognized by FORTUNE® Magazine as one of the "100 Best Companies to Work For®" for the sixth consecutive year. The amounts we paid related to perquisites provided to our Named Executive Officers in fiscal 2018 are disclosed in the section entitled "Compensation of Named Executive Officers—Summary Compensation Table" and the accompanying footnotes in this Proxy Statement.

Change in Control

        Although the 2010 Stock Plan provides discretion to the Compensation Committee to accelerate vesting of unvested awards, the Compensation Committee does not think it is generally appropriate to do so or to provide other benefits upon a change in control unless an executive also incurs a termination without cause or a constructive termination (referred to as a "double trigger") or unless in connection with a change in control the acquirer fails to assume or continue the executives' equity awards. If approved, the Stock Plan will provide that, in the event of a change in control of the Company, if outstanding awards under the Stock Plan are not continued, converted, assumed or replaced by the surviving or successor entity, then outstanding awards will fully vest immediately prior to such change in control. Further, if outstanding awards are continued, assumed or replaced and a participant experiences an involuntary termination of employment without cause or for good reason within twelve months following the change in control, awards will fully vest. Under our existing employment agreements with Named Executive Officers, the 2010 Stock Plan and award agreements thereunder, we may provide limited benefits to our Named Executive Officers in the event of a change in control. The nature of such benefits and amount of any such payments vary based upon the terms of each executive's employment agreement. See "Compensation of Named Executive officers-Potential Payments upon Termination or Change in Control" in this Proxy Statement.

Oversight of Named Executive Officer Compensation

        Compensation Committee.    Our Compensation Committee determines the compensation of our Named Executive Officers, including their base salaries, bonus, and equity-based compensation, and is supported in that process by an independent compensation consultant and members of senior management, including our Chief Executive Officer, Senior Vice President of Human Resources and Vice President of Compensation and Benefits. The Compensation Committee regularly evaluates our compensation programs to ensure they support our business objectives, which include continued quality restaurant growth that generates acceptable returns, sustainability of our brands and brand expansion, profitability, operational excellence, infrastructure security and scalability, and the creation of long-term value for our stockholders. The Compensation Committee operates according to a written charter that is available on our website at investors.thecheesecakefactory.com, by clicking on the link for "Governance."

        Role of Outside Consultants.    For fiscal 2018 and 2019, the Compensation Committee engaged FW Cook to serve as its independent compensation consultant. Our independent compensation consultant provides detailed evaluation and recommendations regarding our executive and Board compensation programs and advises the Compensation Committee with respect to structuring our compensation plans to achieve our business objectives. FW Cook was retained by and reports directly to the Compensation Committee and does not provide any other services to the Company. The Compensation Committee assessed the independence of its compensation consultants and analyzed whether the work of FW Cook raised any conflict of interest, pursuant to the rules of the SEC and Nasdaq. The Compensation Committee determined, based on this review, that the work of FW Cook as compensation consultant to the Compensation Committee does not create any conflict of interest and that FW Cook is independent.

        Role of Chief Executive Officer in Compensation Decisions.    Our Chief Executive Officer provides the Compensation Committee with his assessment of the performance of each Named Executive Officer (other than himself) and his perspective on the factors described above under "Overview of Compensation Program-Factors Considered in Making Compensation Decisions" when developing his recommendations for each Named Executive Officer's compensation (other than his own), including salary adjustments, long- and short-term performance incentive compensation, discretionary bonuses, and compensation adjustments in conjunction with promotions. Our Senior Vice President of Human Resources and our Vice President of Compensation and Benefits work with our Chief Executive Officer when developing his recommendation for each Named Executive Officer's compensation by reviewing market data and other performance factors. The Compensation Committee discusses our Chief Executive Officer's recommendations, consults with its outside compensation consultant, and then approves or modifies the recommendations in collaboration with the Chief Executive Officer.

        Compensation of our Chief Executive Officer.    Our Chief Executive Officer's compensation is determined solely by the Compensation Committee, which also approves the terms of, and makes recommendations to the Board with respect to, his employment agreement. Please see the section entitled "Compensation of Named Executive Officers-Employment Agreements" in this Proxy Statement for a summary of the material terms of Mr. Overton's employment agreement. The Compensation Committee solicits our Chief Executive Officer's perspective on his own compensation but makes determinations regarding his compensation independently and without him or other Named Executive Officers present. The Compensation Committee reviews Mr. Overton's annual cash and long- and short-term performance incentive compensation at approximately the same time and following the same process as compensation levels are reviewed for all other Named Executive Officers, as further described in this "Compensation Discussion and Analysis."

Governance Considerations

        Risk Considerations.    The Compensation Committee reviews our employee compensation policies and practices, including those for non-executive officers, on an annual basis to assess how those policies and practices may affect risk-taking by employees. During its review in fiscal 2018, the Compensation Committee determined that our compensation programs are appropriately weighted toward long-term incentives and include policies designed to deter undue risk-taking by employees. These policies include the Clawback Policy, stock retention and ownership policies, and policies against short sales and hedging, as discussed below. Based on the recent assessment, we determined that none of our compensation policies and practices are reasonably likely to have a material adverse effect on the Company.

        Clawback Policy.    Our Clawback Policy which applies to Bonus payments and equity awards (i) requires certain of our executives to agree in writing to repay all or a portion of any Bonus payments and/or equity award(s), to the extent permitted by law and deemed appropriate by the Audit Committee, when we are required by applicable law or applicable accounting or auditing principles to restate our financial statements to correct an accounting error in any interim or annual financial statement filed with the SEC as a result of material noncompliance with applicable financial reporting requirements and the Bonus and/or equity award(s) was directly based on those financial statements, (ii) allows the Compensation Committee to cause the cancellation of any Bonus and require reimbursement of any Bonus by a Named Executive Officer and effect any other right of recoupment of equity or other compensation provided under the Performance Incentive Plan or otherwise in accordance with Company policies and/or applicable law, and (iii) allows the Compensation Committee to cancel any equity award, require reimbursement of any award proceeds or other compensation and effect any other right of recoupment of equity or other compensation provided under the 2010 Stock Plan or Stock Plan, if approved, or otherwise in accordance with Company policies and/or applicable law.

        The Board believes that executives who are responsible for material noncompliance with applicable financial reporting requirements resulting in accounting errors leading to financial statement restatements should not benefit monetarily from such noncompliance. Our Clawback Policy was adopted to permit the Audit Committee and the Compensation Committee of our Board to use appropriate discretion to recapture monetary awards of Bonus compensation and equity awards, respectively, paid to executives in the designated positions who may bear responsibility for such noncompliance. We believe that our Clawback Policy diminishes the likelihood that our executives will take actions that could result in material excessive risk to us.

        Stock Ownership Requirements.    Stock ownership guidelines applicable to certain of our executive officers, including all current Named Executive Officers, provide that certain executives are required to acquire (and thereafter maintain ownership of) a minimum number of shares of our common stock with a value equal to the multiple of such executive's annual base salary (excluding bonus), as follows:

Position with Company	Multiple of Salary

Chief Executive Officer of the Company	6x

President of the Company or of our wholly owned subsidiaries, The Cheesecake Factory Restaurants, Inc. or The Cheesecake Factory Bakery Incorporated	2x

Executive Vice President of the Company	2x

        A newly appointed covered officer has five years to comply with the guidelines, other than a newly-appointed Chief Executive Officer, who has seven years to comply. For purposes of this policy, stock ownership includes (i) any shares owned by an executive or his or her immediate family members or held by him or her as part of a tax or estate plan in which the executive retains beneficial ownership, and (ii) unvested restricted stock or restricted stock units. Compliance is calculated annually, on the first day of the fiscal year. For purposes of determining compliance with the policy, "value" means an assumed per-share value based on the average of the closing price of our common stock on the last day of each of the previous four fiscal quarters. An exception to the policy exists if acquisition of shares would result in a violation of our Special Trading Policy and Procedures and the addendum thereto. Certain hardship exceptions are also available at the discretion of the Compensation Committee.

        All of our Named Executive Officers are in compliance with our executive stock ownership policy as of the Record Date.

Other Considerations

        Impact of Accounting and Tax Treatments on Compensation.    Accounting and tax considerations play a role in the design of our executive compensation program. Accounting rules, such as Financial Accounting Standards Board ("FASB"), Accounting Standards Codification ("ASC") Topic 718, require us to expense the estimated fair market value of our stock-based compensation, which reduces the amount of our reported profits. The Compensation Committee considers the amount of this expense and the financial impact to us in determining the amount of equity compensation awards to grant to executives.

        Section 162(m) of the Internal Revenue Code ("Code") and the regulations promulgated thereunder limit to no more than $1 million per taxable year, the allowable Company deduction for compensation paid to any employee who as of the close of the taxable year is a "covered employee" as defined under Section 162(m) of the Code. Prior to January 1, 2018, certain performance-based compensation was exempt from this deduction limitation. The federal Tax Cuts and Jobs Act of 2017 ("TCJA"), generally eliminated the performance-based compensation exception for tax years beginning after December 31, 2017, subject to certain transition rules that "grandfathered" certain remuneration provided pursuant to a written binding contract in effect prior to November 2, 2017, and which was not modified in any material respect on or after such date. The Compensation Committee generally seeks to preserve tax deductions for executive compensation where available but may make compensation decisions based on other factors when it believes doing so is in the best interest of the Company and its stockholders. Further, with respect to the elimination of the deduction limit exception for performance-based compensation under the Code, while the Compensation Committee currently intends to continue using performance objectives as a key element of our total compensation program and will also consider the California state deduction for such performance-based compensation, the Compensation Committee may reconsider elements of the program that were implemented solely to comply with performance-based compensation exemption, but that may not, in the view of the Compensation Committee, serve as an appropriate incentive measure for our executive officers.

        Code Section 409A limits flexibility with respect to the time and form of payment of nonqualified deferred compensation. If a payment or award is subject to Code Section 409A but does not meet the requirements that exempt such amounts from taxation under that section, the recipient is subject to (i) income tax at the time the payment or award is not subject to a substantial risk of forfeiture, (ii) an additional 20% federal tax at that time, (iii) plus possible interest and penalties, and (iv) possible additional state taxes. While Code Section 409A is also very complex and we cannot guarantee compliance with all of its requirements, we have made modifications to our plans and arrangements such that payments or awards under those arrangements either are intended not to constitute "deferred compensation" for Code Section 409A purposes (and will thereby be exempt from the requirements of Code Section 409A) or, if they constitute "deferred compensation," are intended to comply with the Code Section 409A statutory provisions and final regulations.

        The NEO Employment Agreements provide that, if a Named Executive Officer (other than our Chief Executive Officer) is subject to additional taxes imposed by Code Section 409A which relate solely to the timing of payment for the severance benefits under his or her prior employment agreement (if any), then within 60 days after the determination that such Code Section 409A taxes are due, we would pay the executive a cash payment so that the Named Executive Officer would be in the same position on an after-tax basis that the executive would have been in if no Code Section 409A taxes and related interest and/or penalties had been imposed (the "409A Tax Equalization Benefit"). With respect to each Named Executive Officer who had a prior employment agreement, the 409A Tax Equalization Benefit was made a part of their NEO Employment Agreement in consideration for such Named Executive Officer (other than our Chief Executive Officer) agreeing to relinquish the gross-up for taxes imposed by Code Section 280G, which had been included under their prior employment agreements. The NEO Employment Agreements also eliminated a provision that would have entitled the Named Executive Officer to receive an additional "gross-up" payment from us in the event such Named Executive Officer were to become subject to any excise tax in connection with the "excess parachute payment" provisions of Section 280G of the Code. See "Compensation of Named Executive Officers-Employment Agreements" for a description of the NEO Employment Agreements.

        Policy Regarding Hedging, Short Sales, Publicly Traded Derivatives, Margin Accounts and Pledges.    We have a policy prohibiting our Board, officers and other employees from trading in any interest or position relating to the future price of our securities, such as a put, call or short sale (i.e., hedging), or using our stock as collateral for margin loans (i.e., pledging). The Board believes it is inappropriate for our executives or Independent Directors to take personal financial positions that may inadvertently or, in some cases overtly, influence their deliberations or decisions concerning the best and proper course of action for us to take or bring into question the propriety of any deliberations or decisions made with respect to us. By prohibiting these types of speculative trading in or encumbering of our stock with margin loans, the Board seeks to discourage those types of behaviors. In addition, other types of collateralization of our stock by executives or Independent Directors require advance approval and satisfaction of specified criteria under our policies.

COMPENSATION COMMITTEE REPORT

        The following Compensation Committee report does not constitute soliciting material and is not deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this Compensation Committee report by reference thereto.

        The Compensation Committee has reviewed the Compensation Discussion and Analysis and has discussed its content with management. Based on this review and our discussions with management, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement and be incorporated by reference in the Company's Annual Report on Form 10-K.

Dated: April 4, 2019	Respectfully submitted,
Alexander L. Cappello, Chairman Jerome I. Kransdorf Laurence B. Mindel Herbert Simon

COMPENSATION OF NAMED EXECUTIVE OFFICERS

        The following table sets forth summary compensation information with respect to our Named Executive Officers for the fiscal years ended January 1, 2019, January 2, 2018 and January 3, 2017.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Restricted Stock/Units Awards ($)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(5)	Total ($)

David Overton	2018	995,000	2,098,876	(1)	2,095,964	930,325	146,986	6,267,151
Chairman of the Board and	2017	995,000	2,673,006		1,093,680	273,625	91,586	5,126,897
Chief Executive Officer	2016	995,000	2,513,000		992,200	1,368,125	124,653	5,992,978

David M. Gordon	2018	621,154	489,424	(1)	485,123	422,385	58,230	2,076,316
President,	2017	596,154	603,582		247,752	111,779	41,291	1,600,558
The Cheesecake Factory Incorporated	2016	569,906	577,990		233,530	534,287	53,612	1,969,325

Matthew E. Clark	2018	483,846	447,070	(1)	444,209	287,888	31,153	1,694,166
Executive Vice President and	2017	401,978	437,381		185,766	56,349	10,091	1,091,565
Chief Financial Officer	2016	-	-		-	-	-	-

Scarlett May(3)	2018	304,052	359,766	(1)	119,155	167,989	227,804	1,178,766
Executive Vice President,	2017	-	-		-	-	-	-
General Counsel and Secretary	2016	-	-		-	-	-	-

Keith T. Carango(4)	2018	386,250	255,502	(2)	135,581	92,925	21,295	891,553
President,	2017	-	-		-	-	-	-
The Cheesecake Factory	2016	-	-		-	-	-	-
Bakery Incorporated

(1)
The value of restricted stock and restricted stock units is computed at target level. Amounts shown do not reflect compensation actually received or that may be realized in the future by the Named Executive Officer. In accordance with SEC regulations, these amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for stock and option awards made in the referenced fiscal year. Assuming attainment at maximum performance, the fair value of the 2018 performance-vesting restricted stock is: (i) for Mr. Overton $3,148,314; (ii) for Mr. Gordon $734,146; (iii) for Mr. Clark, $670,605; and (iv) for Ms. May $359,766. Restricted stock awards are subject to performance and service-vesting requirements. See Note 12 of the Notes to Consolidated Financial Statements in our Annual Report for information regarding the valuation of equity awards.

(2)
In accordance with SEC regulations, these amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for stock and option awards made in the referenced fiscal year. Mr. Carango's restricted stock awards are subject only to time-based vesting and not any performance conditions. See Note 12 of the Notes to Consolidated Financial Statements in our Annual Report for information regarding the valuation of equity awards.

(3)
Prorated based upon employment hire date of May 14, 2018.

(4)
Prorated based upon increases earned mid-year in connection with Mr. Carango's appointment to President, The Cheesecake Factory Bakery Incorporated on April 4, 2018.

(5)
"All other compensation" for fiscal 2018 includes the following:

Name	Automobile Program ($)(a)	ESP Company Match ($)(b)	Dividends Paid or Accrued on Unvested Restricted Stock ($)(c)	Life Insurance ($)(d)	Executive Physical Exam ($)(e)	Relocation Expenses ($)		Total ($)
Mr. Overton	21,224	-	117,728	8,034	-	-		146,986
Mr. Gordon	19,278	10,483	26,951	1,518	-	-		58,230
Mr. Clark	10,313	-	17,670	720	2,450	-		31,153
Ms. May	5,230	2,375	6,072	677	2,450	211,000	(f)	227,804
Mr. Carango	13,500	-	6,195	1,600	-	-		21,295

(a)
Automobile Program: Each Named Executive Officer has the choice of a company-leased vehicle or automobile allowance. We assign imputed income, according to IRS regulations, for personal use of a Company-leased vehicle.

(b)
Executive Savings Plan Matching Contributions: Each of our Named Executive Officers is eligible to participate in our Executive Savings Plan, a nonqualified deferred compensation plan. Additional information regarding this plan appears in this Proxy Statement in the section entitled "Nonqualified Deferred Compensation."

(c)
Dividends on Unvested Restricted Stock: Under the terms of our 2010 Stock Plan, holders of unvested restricted stock have rights to dividend, provided, that any dividends received on shares of unvested restricted stock granted under the 2010 Stock Plan are subject to the same vesting conditions and restrictions as the underlying shares with respect to which the dividends relate. The amounts shown in this column reflect our accrual of dividends with respect to unvested shares of restricted stock granted under the 2010 Stock Plan.

(d)
Life Insurance: We provide group term life insurance to each of our Named Executive Officers on the same terms as all other salaried employees.

(e)
Executive Physical Exam: Each of our Named Executive Officers is eligible for a Company-paid executive physical examination every two years.

(f)
In connection with her entry into her employment agreement, we agreed to reimburse Ms. May for certain relocation expenses actually incurred and to provide a one-time compensation reimbursement in the amount of $211,000 as compensation for losses incurred, in each case as a result of her relocation, subject to forfeiture in the event Ms. May voluntarily resigns her employment, other than due to a Constructive Termination, prior to May 13, 2021.

Grants of Plan-Based Awards in Fiscal 2018

        The following table shows all restricted shares and stock options granted to Named Executive Officers under the 2010 Stock Plan during fiscal 2018, as well as the range of potential Bonuses that were achievable in fiscal 2018 under our Performance Incentive Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(4)			All Other Stock Awards: Number of Shares of Stock or Units (#)(5)	All Other Option Awards: Number of Securities Underlying Options (#)(6)
										Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(7)
Name	Grant Date	Threshold ($)(2)	Target ($)(3)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

David Overton	n/a	$205,269	$1,094,500	$1,915,375
	2/15/2018								179,300	$47.06	$2,095,964
	2/15/2018				26,760	44,600	66,900				$2,098,876

David M. Gordon	n/a	$93,173	$496,923	$869,616
	2/15/2018								41,500	$47.06	$485,123
	2/15/2018				6,240	10,400	15,600				$489,424

Matthew E. Clark	n/a	$63,529	$338,692	$592,711
	2/15/2018								38,000	$47.06	$444,209
	2/15/2018				5,700	9,500	14,250				$447,070

Scarlett May	n/a	$37,064	$197,634	$345,859
	5/30/2018								9,200	$52.14	$119,155
	5/30/2018							2,300			$119,922
	5/30/2018				2,760	4,600	6,900				$239,844

Keith T. Carango	n/a	$47,084	$251,063	$439,359
	2/15/2018								8,300	$47.06	$97,027
	4/05/2018								3,000	$51.74	$38,550
	2/15/2018							4,000			$188,240
	4/05/2018							1,300			$67,262

(1)
The threshold Bonus amounts assume achievement of 85% of the Company-wide adjusted EBITDA target and none of the strategic objectives. Target Bonus amounts assume achievement of 100% of the Company-wide adjusted EBITDA target and 100% of the strategic objectives. Maximum Bonus amounts assume achievement of 115% or more of the Company-wide adjusted EBITDA target and 100% of the strategic objectives. For actual amounts paid under the Performance Incentive Plan for fiscal 2018, see the column entitled "Non-Equity Incentive Plan Compensation" in the "Summary Compensation Table" included in this Proxy Statement. For more information on our annual performance bonus program under the Performance Incentive Plan for fiscal 2018, see "Compensation Discussion and Analysis-Principle Elements of Compensation-Annual Cash Performance Incentive Compensation."

(2)
Based on minimum achievement of the Company adjusted EBITDA objective only. For information regarding this performance objective, see "Compensation Discussion and Analysis-Principle Elements of Compensation-Annual Cash Performance Incentive Compensation."

(3)
Target awards are a percentage of base salary for fiscal 2018, as follows: 110% for Mr. Overton; 80% for Mr. Gordon; 70% for Mr. Clark, and 65% for each of the other Named Executive Officers.

(4)
The restricted stock awards are subject to achievement of a targeted cumulative adjusted EPS amount for fiscal years 2018, 2019, and 2020, measured once, at the end of the 2020 fiscal year. This award is eligible to be earned from 60%-150% of target, and will be forfeited if we do not achieve our threshold goal. Any awards remaining outstanding after achievement (if any) of the EPS performance condition is determined to be achieved (if at all) shall be subject to time-based vesting at a rate of 60% of the award vesting from three calendar years from the grant date and 20% of the award vesting on each of the fourth and fifth anniversaries of the grant date.

(5)
Ms. May received a grant of restricted stock that vests 60% on the third anniversary of the grant date, and 20% on each of the fourth and fifth anniversaries of the grant date. Mr. Carango received two grants of restricted stock, each of which vest 60% on the third anniversary of the grant date, and 20% on each of the fourth and fifth anniversaries of the grant date.

(6)
The stock options vest 20% on each anniversary of the grant date and the exercise prices reflect the closing price per share of our common stock on the respective grant dates.

(7)
The grant date fair value was computed in accordance with the provisions of FASB ASC Topic 718. Amounts shown do not reflect compensation actually received or that may be realized in the future by the NEO. See Note 12 of the Notes to Consolidated Financial Statements in our Annual Report for information regarding the valuation of equity awards.

Outstanding Equity Awards At Fiscal Year End

        The following table shows all outstanding stock options, restricted shares, and restricted stock units held by the Named Executive Officers as of January 1, 2019, the last day of fiscal 2018. The vesting schedules set forth in the footnotes are subject to continued service with the Company.

						Stock Awards

	Option Awards					Restricted Stock		PSU/PSA Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That have Not Vested ($)(3)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)

David Overton(4)	170,000	-		29.29	1/5/20	-	-	-	-
	175,000	-		35.62	3/7/21	-	-	-	-
	116,000	29,000	(4a)	48.19	3/6/22	-	-	-	-
	81,000	54,000	(4b)	48.01	3/5/23	-	-	-	-
	32,800	49,200	(4c)	50.26	3/3/24	-	-	-	-
	14,700	58,800	(4d)	61.59	3/2/25	-	-	-	-
	-	179,300	(4e)	47.06	2/15/26	-	-	-	-
	-	-		-	-	7,400	$321,974	-	-
	-	-		-	-	14,000	$609,140	-	-
	-	-		-	-	25,000	$1,087,750	25,000	$1,087,750
	-	-		-	-	21,700	$944,167	21,700	$944,167
	-	-		-	-	-	-	44,600	$1,940,546

David M. Gordon(5)	3,700	-		29.29	1/5/20	-	-	-	-
	25,000	-		35.62	3/7/21	-	-	-	-
	20,000	5,000	(5a)	48.19	3/6/22	-	-	-	-
	15,300	10,200	(5b)	48.01	3/5/23	-	-	-	-
	7,720	11,580	(5c)	50.26	3/3/24	-	-	-	-
	3,330	13,320	(5d)	61.59	3/2/25	-	-	-	-
	-	41,500	(5e)	47.06	2/15/26	-	-	-	-
	-	-		-	-	1,600	$69,616	-	-
	-	-		-	-	3,080	$134,011	-	-
	-	-		-	-	5,750	$250,183	5,750	$250,183
	-	-		-	-	4,900	$213,199	4,900	$213,199
						-	-	10,400	$452,504

Matthew E. Clark(6)	5,200	-		35.62	3/7/21	-	-	-	-
	9,200	2,300	(6a)	48.19	3/6/22	-	-	-	-
	6,000	4,000	(6b)	48.01	3/5/23	-	-	-	-
	3,840	5,760	(6c)	50.26	3/3/24	-	-	-	-
	1,600	6,400	(6d)	61.59	3/2/25	-	-	-	-
	964	3,856	(6e)	57.30	6/7/25	-	-	-	-
	-	38,000	(6f)	47.06	2/15/26	-	-	-	-
	-	-		-	-	1,100	$47,861	-	-
	-	-		-	-	2,200	$95,722	-	-
	-	-		-	-	5,300	$230,603	-	-
	-	-		-	-	4,000	$174,040	-	-
	-	-		-	-	4,450	$193,620	-	-
	-	-		-	-	1,425	$62,002	1,425	$62,002
	-	-		-	-	-	-	9,500	$413,345

Scarlett May(7)	-	9,200		52.14	5/30/26	-	-	-	-
	-	-		-	-	2,300	$100,073	4,600	$200,146

Keith T. Carango(8)	2,000	-		35.62	3/7/21	-	-	-	-
	1,600	1,600	(8a)	48.19	3/6/22	-	-	-	-
	1,400	2,800	(8b)	48.01	3/5/23	-	-	-	-
	1,260	3,780	(8c)	50.26	3/3/24	-	-	-	-
	1,040	4,160	(8d)	61.59	3/2/25	-	-	-	-
	-	8,300	(8e)	47.06	2/15/26	-	-	-	-
	-	3,000	(8f)	51.74	4/5/26	-	-	-	-
	-	-		-	-	4,000	$174,040	-	-
	-	-		-	-	1,300	$56,563	-	-
	-	-		-	-	700	$30,457	-	-
	-	-		-	-	1,400	$60,914	-	-
	-	-		-	-	3,500	$152,285	-	-
	-	-		-	-	2,950	$128,355	-	-

(1)
All options listed vest at a rate of 20% per year.

(2)
Restricted shares and PSU/PSA awards listed vest 60% on the third anniversary of the date of grant and 20% on each of the fourth and fifth anniversaries of the date of grant.

(3)
The market value of outstanding stock awards is based on a per share (or unit) value of $43.51, the closing market price of our common shares on January 1, 2019, the last day of fiscal 2018.

(4)
The vesting dates of options held by Mr. Overton that were not exercisable as of our fiscal 2018 year-end are as follows: (a) 29,000 options vested on 3/6/19; (b) 27,000 options vested on 3/5/19 and 27,000 options will vest on 3/5/20; (c) 16,400 options vested on 3/3/19 and 16,400 options will vest on each of 3/3/20 and 3/3/21; (d) 14,700 options vested on 3/2/19 and 14,700 options will vest on each of 3/2/20, 3/2/21 and 3/2/22; (e) 35,860 options vested on 2/15/19 and 35,860 options will vest on each of 2/15/20, 2/15/21, 2/15/22 and 2/15/23.

(5)
The vesting dates of options held by Mr. Gordon that were not exercisable as of our fiscal 2018 year-end are as follows: (a) 5,000 options vested on 3/6/19; (b) 5,100 options vested 3/5/19 and 5,100 options vested on 3/5/20; (c) 3,860 options vested on 3/3/19 and 3,860 options will vest on each of 3/3/20 and 3/3/21; (d) 3,330 options vested on 3/2/19 and 3,330 options will vest on each of 3/2/20, 3/2/21 and 3/2/22; (e) 8,300 options vested on 2/15/19 and 8,300 options will vest on each of 2/15/20, 2/15/21, 2/15/22 and 2/15/23.

(6)
The vesting dates of options held by Mr. Clark that were not exercisable as of our fiscal 2018 year-end are as follows: (a) 2,300 options vested on 3/6/19; (b) 2,000 options vested on 3/5/19 and 2,000 options will vest on 3/5/20; (c) 1,920 options vested on 3/3/19 and 1,920 options will vest on each of 3/3/20 and 3/3/21; (d) 1,600 options vested on 3/2/19 and 1,600 options will vest on each of 3/2/20, 3/2/21 and 3/2/22; (e) 964 options will vest on each of 6/7/19, 6/7/20, 6/7/21 and 6/7/22; (f) 7,600 options vested on 2/15/19 and 7,600 options will vest on each of 2/15/20, 2/15/21, 2/15/22 and 2/15/23.

(7)
The vesting dates of options held by Ms. May that were not exercisable as of our fiscal 2018 year-end are as follows: (a) 1,840 options will vest on each of 5/30/19, 5/30/20, 5/30/21, 5/30/22 and 5/30/23.

(8)
The vesting dates of options held by Mr. Carango that were not exercisable as of our fiscal 2018 year-end are as follows: (a) 1,600 options vested on 3/6/19; (b) 1,400 options vested on 3/5/19 and 1,400 options will vest on 3/5/20; (c) 1,260 options vested on 3/3/19 and 1,260 options will vest on each of 3/3/20 and 3/3/21; (d) 1,040 options vested on 3/2/19 and 1,040 options will vest on each of 3/2/20, 3/2/21 and 3/2/22; (e) 1,660 options will vested on 2/15/19 and 1,660 options will vest on each of 2/15/20, 2/15/21, 2/15/22 and 2/15/23; (f) 600 options vested on 4/5/19 and 600 options will vest on each of 4/5/20, 4/5/21, 4/5/22 and 4/5/23.

Option Exercises and Stock Vested

        The following table shows, for fiscal 2018, all stock options exercised by Named Executive Officers and shares of their restricted stock that vested:

	Nonqualified Stock Option Awards		Restricted Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

David Overton	100,000	$2,082,960	37,400	$1,824,860

David M. Gordon	-	-	8,020	$391,139

Matthew E. Clark	-	-	5,800	$283,000

Scarlett May	-	-	-	-

Keith T. Carango	-	-	3,700	$180,544

(1)
The value realized upon exercise is equal to the difference between the market price of our common stock at the time of exercise and the exercise price of the options.

(2)
The value realized upon vesting is equal to the fair market value of the shares on the vesting date.

Pension Benefits

        The following table shows the lump sum present value of the accumulated pension benefits of Mr. Overton, the only named executive officer entitled to pension benefits, as of January 1, 2019, the last day of fiscal 2018.

2018 Pension Benefits

Name	Plan Name	Number of years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

David Overton	Founder's Retirement Benefit(1)	-	$5,516,000(2[nc_te,h])	-

(1)
Pursuant to Mr. Overton's 2018 Employment Agreement, Mr. Overton is entitled to a "Founder's Retirement Benefit" pursuant to which Mr. Overton (or his beneficiary or estate, if he is deceased) is entitled to fixed annual payments of $650,000 for a period of ten years following his separation from service for any reason, payable in equal monthly installments. Our obligation with respect to the Founder's Retirement Benefit is unfunded and unsecured, and is payable from our general, unrestricted assets. For additional information concerning Mr. Overton's employment agreement, see the sections in this Proxy Statement entitled "Retirement Plans" and "Compensation of Named Executive Officers-Employment Agreements."

(2)
The present value of Mr. Overton's accumulated benefit was calculated assuming an initial annual payment in October of 2019, the first payment date after the earliest possible date on which Mr. Overton could retire and obtain full benefits and a discount rate of 2.66% based on the 10 Year Treasury Yield Rate in effect as of January 2, 2019.

Nonqualified Deferred Compensation

        We adopted The Cheesecake Factory Incorporated Executive Savings Plan (the "Executive Savings Plan") in order to provide a tax-deferred savings vehicle to help us attract, retain and motivate executives with the essential qualifications to manage our Company successfully. The Executive Savings Plan is a nonqualified deferred compensation plan for our Independent Directors and for our highly compensated executives (as defined in the Executive Savings Plan) who are otherwise ineligible to participate in our qualified defined contribution savings plan under Section 401(k) of the Code. The Executive Savings Plan allows our employee-participants to defer the receipt of up to 50% of their base salaries and up to 100% of their Bonus and allows our Independent Directors to defer up to 100% of their director fees.

        Under the Executive Savings Plan, we currently provide a matching contribution at a rate of 25% of the first 4% of salary and/or Bonus deferred under the plan. We do not provide a match for deferrals by Independent Directors. Our matching contributions vest 25% per year after the staff member's second year of participation in the Executive Savings Plan, such that staff members with five years of service with us would be 100% vested in our matching contributions. All of our Named Executive Officers, other than Scarlett May, who was hired by the Company and appointed Executive Vice President, General Counsel and Secretary on May 14, 2018, are currently 100% vested in our matching contributions. Staff member deferrals and our matching contribution, if any, are deposited into a "rabbi" trust established by us, and the funds are generally invested in individual variable life insurance contracts owned by us, which are specifically designed to informally fund savings plans of this nature. Upon a participant's termination from employment, he or she will receive a distribution of his or her account balance, including earnings and vested Company contributions, in accordance with his or her distribution election and the terms of the Executive Savings Plan. For any plan year, a participant may elect, in accordance with the terms of the Executive Savings Plan, to have a portion of his or her account paid on a scheduled in-service distribution date; provided, such a distribution may not occur earlier than the second plan year after the plan year to which such an election applies. The following table shows the compensation (including Bonus) earned for fiscal 2018 that was deferred into the Executive Savings Plan by each Named Executive Officer during fiscal 2018:

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Fiscal 2018 $(1)	Company Contributions in Fiscal 2018 $(2)	Aggregate Earnings/(Losses) in Fiscal 2018 $	Aggregate Withdrawals or Distributions in Fiscal 2018 $	Aggregate Balance at January 1, 2019 $(3)

David Overton	-	-	(15,562)	-	192,363

David M. Gordon	42,428	10,483	(48,619)	-	911,249

Matthew E. Clark	-	-	37	-	2,617

Scarlett May	8,769	2,375	(596)	-	10,365

Keith T. Carango	-	-	-	-	-

(1)
These amounts are reported as compensation earned by the Named Executive Officers in the "Summary Compensation Table." The "Executive Contributions" total is included in the "Salary" or "Non-Equity Incentive Plan Compensation" column of the "Summary Compensation Table," depending on the source of the deferral for each executive.

(2)
These amounts are reported as "other" compensation earned by the Named Executive Officers. Please see footnote 5 to the "Summary Compensation Table."

(3)
For Mr. Overton, $3,043 of the aggregate balance was reported in the "Summary Compensation Table" in previous years. For Mr. Gordon, $61,656 of the aggregate balance was reported in the "Summary Compensation Table" in previous years. For Mr. Clark, $4,962 of the aggregate balance was reported in the "Summary Compensation Table" in previous years. For Ms. May and Mr. Carango, none of the aggregate balance was reported in the "Summary Compensation Table" in previous years.

Pay Ratio

        We believe that executive pay should align with the value and contributions that our executives bring to the business, while ensuring that we are paying competitively across our different markets and job levels.

        As required by Section 953(b) of the Dodd Frank Wall Street Reform and Consumer Protection Act, and Regulation 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the total annual compensation of Mr. David Overton, our Chief Executive Officer. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

        For fiscal 2018:

  •
  the median of the annual total compensation of all employees of our Company (other than our Chief Executive Officer) was $24,175 and represents the total compensation of a part-time staff member who worked 1,651 hours (approximately 31.8 hours per week); and

  •
  the annual total compensation of our Chief Executive Officer, as reported in the "Summary Compensation Table," was $6,267,151.

        Based on this information, for fiscal 2018, our Chief Executive Officer's annual total compensation was 259 times that of the median of the annual compensation of all employees.

        To identify the median of the annual total compensation of all employees, as well as to determine the annual total compensation of our median employee and our Chief Executive Officer, we took the following steps:

  1.
  We determined that as of January 1, 2019, our employee population consisted of approximately 38,700 individuals (as reported in Item 1, Business, in our Annual Report). This population consisted of both full-time and part-time employees. As part of our methodology, and in reliance with the "de minimis" exemption under Item 402(u) of Regulation S-K, we excluded all employees in Canada totaling 325 or approximately 0.8% of our total workforce.

  2.
  To identify the median employee from our employee population, we compared the amount of total wages (including reported tips) of our employees as reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 for 2018. Given our workforce with similar high turnover rates inherent in the restaurant industry, our methodology included annualizing the compensation for permanent employees who did not work a full calendar year to properly reflect their compensation levels. However, even with this annualizing, many employees had very low hours and had not reached a stabilized work schedule. We did not perform any full-time equivalency adjustments. We believe the use of total wages for all employees is a consistently applied compensation measure.

  3.
  We identified our median employee by using this compensation measure, which we consistently applied to all our employees included in the calculation. We did not make any cost-of-living adjustments in identifying the median employee. Again, the median of the annual total compensation of all employees of our company (other than our Chief Executive Officer) represents a part-time staff member who worked 1,651 hours (approximately 31.8 hours per week) and was $24,175.

  4.
  Once we identified our median employee, we combined all of the elements of such employee's compensation for 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $24,175.

  5.
  With respect to the annual total compensation of our Chief Executive Officer, we used the amount reported in the "Total" column in the "Summary Compensation Table," above.

Employment Agreements

        Our employment agreements with our Named Executive Officers are summarized below.

        David Overton.    We entered into an employment agreement with David Overton effective April 1, 2017, as amended February 15, 2018 ("Mr. Overton's 2018 Employment Agreement"). This summary of the material terms of Mr. Overton's 2018 Employment Agreement is qualified in its entirety by reference to the copy of Mr. Overton's 2018 Employment Agreement filed as Exhibit 99.2 to our Current Report on Form 8-K filed with the SEC on February 22, 2017 and February 21, 2018. Capitalized terms used without other definition in this summary have the same meanings set forth in Mr. Overton's 2018 Employment Agreement.

        The February 2018 amendment to Mr. Overton's 2018 Employment Agreement extended the term for one year to April 1, 2019 and provided for automatic additional one-year terms on each anniversary date unless either of the parties gives notice not to extend at least 90 days prior to the then current expiration date, but terminates automatically upon Mr. Overton's death or Permanent Disability. This change was made to align Mr. Overton's employment agreement with the automatic renewal terms of the other Named Executive Officers' employment agreements described below. Under Mr. Overton's 2018 Employment Agreement, we pay Mr. Overton a base salary at an annual rate of $995,000, which is subject to increase at the discretion of the Compensation Committee. Please see the "Compensation Discussion and Analysis" section of this Proxy Statement for information regarding Mr. Overton's salary history. During the term of the 2018 Employment Agreement, Mr. Overton is eligible to participate in our non-equity performance incentive plans for executive officers, and to participate equitably with other executive officers in any of our plans relating to pension, thrift, profit sharing, life insurance, disability income insurance, medical coverage, education or other retirement or employee benefits that we have adopted or may adopt for the benefit of our executive officers. He is also entitled to receive an annual paid vacation in accordance with our general administrative policy, all other fringe benefits which are now or may be provided to our executive officers and reimbursement of his reasonable business expenses.

        During the term of Mr. Overton's 2018 Employment Agreement and at the discretion of the Compensation Committee, Mr. Overton is eligible for future grants of options to purchase our common stock, restricted shares or other equity incentives under our equity incentive plans.

        If Mr. Overton's employment with us is terminated by us for any reason other than for Cause, death or Permanent Disability, or if Mr. Overton voluntarily resigns his employment with us due to a Constructive Termination, as defined in Mr. Overton's 2018 Employment Agreement, then we will provide him with certain benefits described under "Potential Payments upon Termination or Change in Control" below.

        Should Mr. Overton be subject to any excise tax in connection with the "excess parachute payment" provisions of Section 280G of the Code, Mr. Overton would not be entitled to receive an additional "gross-up" payment from us. Instead, Mr. Overton's 2018 Employment Agreement provides that any putative parachute payments will be reduced to an amount such that there would be no excise taxes if such reduction would cause Mr. Overton to receive a greater amount as measured on an after-tax basis.

        In addition to all amounts otherwise payable under Mr. Overton's 2018 Employment Agreement, we will pay him, during his lifetime or in the event of his death to his designated beneficiary, a Founder's Retirement Benefit in the annual amount of $650,000 for a period of ten years, payable in equal monthly installments, as further described in Mr. Overton's 2018 Employment Agreement. For potential payments by us to Mr. Overton upon termination or change in control under Mr. Overton's 2018 Employment Agreement, see "Potential Payments upon Termination or Change in Control" below.

        Following his Separation from Service (as defined in Mr. Overton's 2018 Employment Agreement) and continuing during his lifetime, Mr. Overton retains the title of "Founder" of the Company and, if not terminated for Cause, the title of "Chairman Emeritus" and dining privileges at our restaurants, and for a period of ten years, or, if sooner, until Mr. Overton obtains part- or full-time employment with a person other than the Company, shall have an office and assistance of a secretary so long as he is not in competition with us and while he is expected to promote our brand, business and reputation, subject to such services not exceeding 20% of the average level of services he provided during the preceding 36 months.

        David M. Gordon, Matthew E. Clark, Scarlett May and Keith T. Carango.    Effective March 3, 2016, we entered into an employment agreement with David M. Gordon, effective July 7, 2017, we entered into an employment agreement with Matthew E. Clark, effective May 14, 2018, we entered into an employment agreement with Scarlett May and effective February 13, 2019, we entered into an employment agreement with Keith T. Carango (these employment agreements are each referred to as an "NEO Employment Agreement" and collectively as the "NEO Employment Agreements"). Capitalized terms used without other definition in this summary have the same meanings set forth in the NEO Employment Agreements.

        The NEO Employment Agreements are largely consistent with one another, eliminating historical differentiations that made administration unnecessarily complicated. Each of the NEO Employment Agreements has an initial term of approximately one year and will extend automatically for additional one-year terms on each anniversary date unless either of the parties gives notice not to extend at least 90 days prior to the then current expiration date. The Compensation Committee determines any future adjustments to base salary of each executive, but none of such executives' annual salary may be decreased without his or her consent unless the annual salaries of all other executive officers are proportionately decreased. Please see the "Compensation Discussion and Analysis—Principal Elements of Compensation—Base Salary" section of this Proxy Statement for information regarding each executive's respective salary history. In addition, the NEO Employment Agreements respectively provide for certain benefits upon termination of the executive's employment under certain circumstances, including death or Permanent Disability, a termination by us without Cause, or a Constructive Termination, including a Constructive Termination within 18 months of a Change in Control, whether or not the respective agreement has been renewed during such time period. For potential payments by us to each executive upon termination of his or her employment or change in control of the Company, see "Potential Payments upon Termination or Change in Control" below.

        The NEO Employment Agreements each provide that the executive is eligible to participate with other Executive Officers (as defined in the NEO Employment Agreements) in any of our plans relating to any bonus award program, equity award program, pension, profit sharing, life insurance, disability income insurance, education, or other retirement or employee benefits that we have or may adopt for the benefit of our executive officers, to the extent eligible thereunder by virtue of his or her position, tenure and salary. The agreements further provide that we will pay each of the executive's premiums for medical, dental and vision care insurance with respect to the executive and his or her dependents to the extent provided to our other executive officers, and based upon the most comprehensive medical insurance plan offered to our executive officers. The agreements also provide each executive with the option to participate in our leased car program or, in lieu thereof, to receive a car allowance. Each executive subject to a NEO Employment Agreement is also entitled to receive all other fringe benefits that are provided to our other Executive Officers (as defined in the NEO Employment Agreements). In addition, in connection with her entry into her NEO Employment Agreement, we agreed to reimburse Ms. May for certain relocation expenses actually incurred and to provide a one time compensation reimbursement in the amount of $211,000 as compensation for losses incurred, in each case as a result of her relocation, subject to forfeiture in the event Ms. May voluntarily resigns her employment, other than due to a Constructive Termination, prior to May 13, 2021. Under the NEO Employment Agreements, should an executive be subject to any excise tax in connection with the "excess parachute payment" provisions of Section 280G of the Code, such executive would not be entitled to receive an additional "gross-up" payment from us. Instead, the NEO Employment Agreements provide that any putative parachute payments will be reduced to an amount such that there would be no excise taxes if such reduction would cause the executive to receive a greater amount as measured on an after-tax basis. The NEO Employment Agreements also provide that if an executive is subject to additional taxes imposed by Code Section 409A which relate solely to the timing of payment for the severance benefits under the executive's prior employment agreement, then within 60 days after the determination that such Code Section 409A taxes are due, we shall pay him or her a cash payment so that he or she will be in the same position on an after-tax basis that he or she would have been in if no Code Section 409A taxes and related interest and/or penalties had been imposed.

        Mr. Overton's 2018 Employment Agreement and the NEO Employment Agreements expressly authorize each executive to report to appropriate authorities outside of the Company possible violations of law or regulations and to make other disclosures that are protected under so called "whistleblower" provisions, notwithstanding any confidentiality policies to the contrary.

Potential Payments upon Termination or Change in Control

        Chief Executive Officer.    Pursuant to Mr. Overton's 2018 Employment Agreement, if Mr. Overton's employment were terminated for any reason (other than for Cause, death or Permanent Disability) or if he voluntarily resigns from his employment due to a Constructive Termination, he or his estate would be entitled to receive through the end of the then annual term of the 2018 Employment Agreement continued payment of his then-existing base salary on the regular Company payroll dates. In addition, through the end of the then annual term of the 2018 Employment Agreement Mr. Overton would be entitled to (i) a Company car at the comparable level provided to him prior to his termination, (ii) payment of a performance achievement bonus under our bonus plan(s) as may be adopted from time to time by the Compensation Committee for Named Executive Officers, that is proportionately adjusted to take into account the period of his actual service during our fiscal year in which his employment is terminated, and (iii) continuation on behalf of Mr. Overton and his dependents and beneficiaries, of the life insurance, disability, medical, dental and hospitalization benefits provided to him at any time during the 90-day period prior to his termination date, or to other similarly situated employees who continue in our employment through the end of the then annual term of the agreement. In addition, all installments of equity awards (including options to purchase shares of our common stock, restricted shares and restricted stock units) that are scheduled to vest within 24 months of Mr. Overton's termination date would become exercisable and vest as of such termination date; provided, however, that if such award is subject to achievement of a Company performance goal, such vesting shall occur only if, as and when such performance goal is achieved.

        Mr. Overton also would be entitled to an annual Founder's Retirement Benefit payable during his lifetime and to his estate in the event of his death in the amount of $650,000 for a period of ten years, payable in equal monthly installments, beginning at the later of the end of the then annual term of his 2018 Employment Agreement or at least six months and one day after his separation from service. This benefit is an unfunded, unsecured promise to pay benefits in the future, and Mr. Overton has no right or interest in any of our specific assets by virtue of this obligation.

        The following table shows the potential payments to Mr. Overton upon a termination of his employment or a change in control of the Company under Mr. Overton's 2018 Employment Agreement. In accordance with the rules of the SEC, this table assumes that (i) the triggering event took place on January 1, 2019, the last business day of our fiscal 2018; (ii) the intrinsic value of nonqualified stock option acceleration is computed by multiplying the difference between the respective exercise prices of any unvested nonqualified stock option shares that are subject to acceleration and the market price of our common stock on January 1, 2019 ($43.51) by the number of unvested nonqualified stock option shares that are subject to acceleration; (iii) the value of restricted share acceleration is computed by multiplying the market price of our common stock on January 1, 2019 ($43.51) by the number of unvested restricted shares that are subject to acceleration; and (iv) a performance incentive Bonus was earned in fiscal 2018 at the level set forth in the "Summary Compensation Table."

 CHIEF EXECUTIVE OFFICER POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN
CONTROL AS OF JANUARY 1, 2019

	Change In Control			Qualifying Termination of Employment without Change In Control

David Overton	Payout with assumption or continuation of awards(1) ($)	Payout without assumption or continuation of awards(2) ($)	Payout upon termination due to Constructive Termination(3) ($)	Payout upon Death or Permanent Disability(4) ($)	Payout upon termination by Company without Cause, or by Executive due to Constructive Termination ($)	Payout upon termination with Cause or voluntary termination, including retirement ($)

Cash Severance(5)	0	0	248,750	0	248,750	0

Pro-Rata Bonus(6)	0	0	930,325	0	930,325	0

Intrinsic Value of Equity Acceleration(7)	0	6,663,557	3,586,964	3,586,964	3,586,964	0

Benefits and Other Perquisites(8)	0	0	5,306	0	5,306	0

Health & Welfare Benefits(8)	0	0	3,846	0	3,846	0

Gross-up on Excise Tax	0	0	0	0	0	0

Founder's Retirement Benefit(9)	0	0	5,576,000	5,576,000	5,576,000	5,576,000

Total CEO Benefit	0	6,663,557	10,351,191	9,162,964	10,351,191	5,576,000

(1)
Neither Mr. Overton's 2018 Employment Agreement, nor any of Mr. Overton's outstanding unvested equity award agreements provide for an automatic acceleration of vesting of equity awards solely as a result of a Change in Control (as defined under such documents) (a so called "Single Trigger"). The information in this column assumes that a Change in Control occurs without the occurrence of any of the triggering events (so called "Double Triggers") discussed in footnotes (2) or (3).

(2)
Certain award agreements granted to Mr. Overton provide for the acceleration of vesting of options and restricted shares only if in connection with a Change in Control the acquirer does not assume or continue such awards. The information in this column assumes that both a Change in Control occurred and the acquirer did not assume or continue any of the awards.

(3)
Certain award agreements granted to Mr. Overton provide for the acceleration of vesting of options and restricted shares which otherwise would have vested within the ensuing 24-month period only if within 18 months of a Change in Control, Mr. Overton terminates his employment due to Constructive Termination (as defined in Mr. Overton's 2018 Employment Agreement).

(4)
Certain award agreements granted to Mr. Overton provide for the acceleration of vesting of options and restricted shares which otherwise would have vested within the ensuing 24-month period if Mr. Overton's employment is terminated due to death or Permanent Disability. In addition, Mr. Overton's estate or designated beneficiary would be eligible to receive $497,500 in life insurance proceeds upon his death (i.e., 50% of his base salary for 2018). This life insurance benefit is provided to all salaried employees at the rate of one times annual base salary up to $750,000 and is reduced to 65% of base salary at age 65 and 50% of base salary at age 70.

(5)
Pursuant to Mr. Overton's 2018 Employment Agreement, cash severance is comprised of payment of Mr. Overton's annual salary from the date of termination to the expiration of the then current term of his employment agreement (the "Continuation Period"). Mr. Overton's 2018 Employment Agreement has a term ending on April 1, 2020.

(6)
Assumes that the performance objectives for fiscal year 2018 under our Performance Incentive Plan were satisfied at the targeted level and Mr. Overton remained employed for the full fiscal year. Under his employment agreement, however, Mr. Overton only would receive a pro rata portion of such bonus for the period of actual service in the fiscal year during which termination occurs.

(7)
Assumes accelerated vesting only for those options and restricted stock awards which would vest after (a) a Change in Control without assumption or continuation of awards by the acquirer, or (b) a Change in Control followed within 18 months by Mr. Overton's voluntary termination due to Constructive Termination, or (c) his death or Permanent Disability, as noted in footnotes (2), (3), and (4). Also assumes that, for any vesting that is subject to a Company performance condition, such condition has been satisfied as of the acceleration date of such award.

(8)
For the Continuation Period only, Mr. Overton would be entitled to use of a car, life insurance and health and welfare benefits. Following termination without Cause, he also would be entitled to certain dining privileges at our restaurants, and for a period of ten years, use of an office and secretary at our corporate center while he continues to perform certain consulting services for the Company.

(9)
This benefit is provided in recognition of Mr. Overton's key role in the creation and development of the Company and his ongoing participation in our growth and operational achievements. This represents the net present value of $650,000 per year for a period of ten years after separation from service, calculated using a 2.48% discount rate (based on the 10 Year Treasury Yield Rate in effect on the Record Date) and 12 monthly payments for each year.

        Named Executive Officers other than Chief Executive Officer.    Under each NEO Employment Agreement, the executive will be entitled to a severance payment in cash equal to one times his or her base salary if during the term of the agreement (i) we terminate his or her employment for any reason other than for Cause; (ii) if the executive's employment is terminated by reason of death or Permanent Disability; (iii) if within 18 months after a Change in Control we terminate the executive's employment (whether or not the term of the agreement ended without renewal) for any reason other than for Cause; or (iv) if the executive terminates the agreement in connection with the occurrence of a Constructive Termination during the term or within 18 months after a Change in Control, whether or not the term has expired (as each capitalized term is defined in the NEO Employment Agreements). Certain other medical, dental and hospitalization benefits (or such comparable alternative benefits determined by us) for the executive and his or her dependents also will be paid by us for an additional 12 months. Our obligation with respect to such benefits will be limited to the extent that the executive obtains any such benefits pursuant to his or her subsequent employer's benefit plans. Retiree medical and life insurance benefits shall be limited by and be designed to comply with or be exempt from Code Section 409A and the regulations thereunder. In addition, all installments of equity awards (including options to purchase shares of our common stock, restricted shares and restricted stock units) that are scheduled to vest within 24 months of an executive's termination date would become exercisable and vest as of such termination date; provided, however, that if such award is subject to achievement of a Company performance goal, such vesting shall occur only if, as and when such performance goal is achieved. Each agreement further provides that we will pay the executive a performance achievement bonus under our bonus plan(s) as may be adopted from time to time by the Compensation Committee for Named Executive Officers that is adjusted proportionately to take into account the period of actual employment during the fiscal year in which such executive's employment is terminated, provided that the Compensation Committee certifies in writing that the performance incentive target for that fiscal year has been achieved. Under the NEO Employment Agreements, should an executive be subject to any excise tax in connection with the "excess parachute payment" provisions of Section 280G of the Code, such executive would not be entitled to receive an additional "gross-up" payment from us. Instead, the NEO Employment Agreements provide that any putative parachute payments will be reduced to an amount such that there would be no excise taxes if such reduction would cause the executive to receive a greater amount as measured on an after-tax basis. In the event of such executive's termination for any reason other than Cause, he or she will have the right to exercise any vested equity awards for a period of twenty-four (24) months from the later of (i) the date of Separation from Service or (ii) if vesting of such award is Company performance-based, the date of vesting or lapse of restriction on such award due to Company's achievement of such performance (subject in all cases to the earlier expiration or termination of the applicable award); provided, however, if termination of employment occurs as a result of retirement, and the executive has completed at least twenty (20)

continuous years of service as of the termination date, he or she (or his or her estate) shall have the right to exercise such awards for a period of thirty-six (36) months after such termination date. The NEO Employment Agreements also provide that if an executive is subject to additional taxes imposed by Code Section 409A which relate solely to the timing of payment for the severance benefits under the executive's prior employment agreement, then within 60 days after the determination that such Code Section 409A taxes are due, we shall pay him or her a cash payment so that he or she will be in the same position on an after-tax basis that he or she would have been in if no Code Section 409A taxes and related interest and/or penalties had been imposed. No severance benefits were paid under any of the NEO Employment Agreements as of the Record Date.

        Acceleration of Stock Options and Restricted Shares/Restricted Stock Units on Change in Control.    With respect to stock options and restricted shares/restricted stock unit grants made to executive officers pursuant to the 2010 Stock Plan, only if there is no assumption or continuation of some or all of the outstanding stock options and/or restricted shares/restricted stock units upon a "change in control" (as defined in the 2010 Stock Plan) by the acquirer, the Compensation Committee may, in its discretion, provide for acceleration of up to 24 months of such stock options and/or restricted shares/restricted stock units, subject to the terms of the applicable grant agreement and of the executive officer's employment agreement.

        Potential Payments upon Termination or Change in Control.    The following table shows the potential payments upon termination of employment or a change in control for the Named Executive Officers other than Mr. Overton. The table assumes that (i) the triggering event took place on January 1, 2019, the last business day of our fiscal 2018; (ii) the intrinsic value of nonqualified stock option share acceleration is computed by multiplying the difference between the exercise prices of any unvested nonqualified stock option shares that are subject to acceleration and the market price of our common stock on January 1, 2019 ($43.51) by the number of unvested nonqualified stock option shares that are subject to acceleration; (iii) the value of restricted share acceleration is computed by multiplying the market price of our common stock on January 1, 2019 ($43.51) by the number of unvested restricted shares that are subject to acceleration; and (iv) a performance incentive Bonus was earned under the Performance Incentive Plan in fiscal 2018 at the level set forth in the "Summary Compensation Table" for each individual.

EXECUTIVE OFFICERS OTHER THAN CHIEF EXECUTIVE OFFICER
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
AS OF JANUARY 1, 2019

	Change In Control			Termination without Change In Control

	Payout with assumption or continuation of awards(1) ($)	Payout without assumption or continuation of awards(2) ($)	Payout upon Constructive Termination by Executive within 18 months(3) ($)	Payout upon permanent disability ($)		Payout upon death ($)		Payout upon termination by Company without Cause, or by Executive as a result of Constructive Termination ($)	Payout upon termination with Cause or voluntary termination, including retirement ($)

David M. Gordon
Cash Severance(5)	0	0	625,000	625,000		625,000		625,000	0
Pro-Rata Bonus(6)	0	0	422,385	422,385		422,385		422,385	0
Intrinsic Value of Equity Acceleration(7)	0	1,520,413	809,808	809,808	(4)	809,808	(4)	809,808	0
Health & Welfare Benefits(8)	0	0	29,619	29,619		29,619		29,619	0
Gross-up on Excise Tax	0	0	0	0		0		0	0
David M. Gordon Total	0	1,520,413	1,886,812	1,886,812		1,886,812		1,886,812	0

Matthew E. Clark
Cash Severance(5)	0	0	490,000	490,000		490,000		490,000	0
Pro-Rata Bonus(6)	0	0	287,888	287,888		287,888		287,888	0
Intrinsic Value of Equity Acceleration(7)	0	1,279,194	657,871	657,871	(4)	657,871	(4)	657,871	0
Health & Welfare Benefits(8)	0	0	30,692	30,692		30,692		30,692	0
Gross-up on Excise Tax	0	0	0	0		0		0	0
Matthew E. Clark Total	0	1,279,194	1,466,451	1,466,451		1,466,451		1,466,451	0

Scarlett May
Cash Severance(5)	0	0	475,000	475,000		475,000		475,000	0
Pro-Rata Bonus(6)	0	0	167,989	167,989		167,989		167,989	0
Intrinsic Value of Equity Acceleration(7)	0	300,219	0	0	(4)	0	(4)	0	0
Health & Welfare Benefits(8)	0	0	11,483	11,483		11,483		11,483	0
Gross-up on Excise Tax	0	0	0	0		0		0	0
Scarlett May Total	0	300,219	654,472	654,472		654,472		654,472	0

Keith T. Carango
Cash Severance(5)	0	0	390,000	390,000		390,000		390,000	0
Pro-Rata Bonus(6)	0	0	92,925	92,925		92,925		92,925	0
Intrinsic Value of Equity Acceleration(7)	0	602,614	290,212	290,212	(4)	290,212	(4)	290,212	0
Health & Welfare Benefits(8)	0	0	30,692	30,692		30,692		30,692	0
Gross-up on Excise Tax	0	0	0	0		0		0	0
Keith T. Carango Total	0	602,614	803,829	803,829		803,829		803,829	0

Total Payments (including those for Mr. Overton (see CEO Table above))	0	10,365,997	15,162,755	13,973,728		13,973,728		15,162,755	5,576,000

(1)
None of the NEO Employment Agreements, nor any of the executives' award agreements under which there are outstanding unvested awards, provide for an automatic acceleration of vesting of awards solely as a result of a Change in Control (as defined under such documents) (a so called "Single Trigger"). The information in this column assumes that a Change in Control occurs without the occurrence of any of the events discussed in footnotes (2) or (3).

(2)
Certain award agreements granted to the executives provide for the acceleration of vesting of options and restricted shares only if in connection with a Change in Control the acquirer does not assume or continue such awards. The information in this column assumes that both a Change in Control occurs and the acquirer does not assume or continue any of the awards.

(3)
The NEO Employment Agreements provide for the acceleration of vesting of 24 months of unvested equity awards if within 18 months of a Change in Control, the executive terminates employment due to a Constructive Termination , provided that if vesting is subject to a Company performance condition, the accelerated vesting only occurs if, as and when such condition is achieved.

(4)
The NEO Employment Agreements provide for acceleration of vesting of 24 months of unvested equity awards in similar situations, provided that if vesting is subject to a Company performance condition, the accelerated vesting only occurs if, as and when such condition is achieved.

(5)
Under the NEO Employment Agreements, payment would equal 12 months of the executive's annual base salary.

(6)
Assumes that the performance objectives for fiscal year 2018 under our Performance Incentive Plan were satisfied and the executive remained employed for the full fiscal year. Under both the employment agreements in effect prior to 2016 and the NEO Employment Agreements, however, the executive would only receive a pro-rata portion of such bonus for the period of actual service in the fiscal year during which termination occurs.

(7)
Assumes accelerated vesting only for those equity awards which would vest after (a) a Change in Control without assumption or continuation of awards by the acquirer, or (b) a Change in Control followed within 18 months by the executive's voluntary termination for Constructive Termination or termination by the Company without Cause, or (c) his or her death or Permanent Disability, as noted in footnotes (2) and (4). Also assumes that, for any vesting that is subject to a Company performance condition, such condition has been satisfied as of the acceleration date of such award at target level. Values for awards with performance conditions are based on target performance.

(8)
Under the NEO Employment Agreements, for a 12-month period after the termination date, the Company shall, at its expense, continue on behalf of the executive and his or her dependents, medical, dental, vision care and hospitalization benefits, limited to the extent that the executive obtains any such benefits pursuant to his or her subsequent employer's benefit plan.

        In addition to the payments set forth above, each executive's estate or designated beneficiary would be eligible to receive a life insurance payment upon death. This life insurance benefit is provided to all salaried employees at the rate of one times annual base salary up to $750,000 and is reduced to 65% of base salary at age 65 and 50% of base salary at age 70. Please see the section entitled "Other Benefits and Perquisites" in this Proxy Statement.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD

        The following Audit Committee report does not constitute soliciting material and is not deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Audit Committee report by reference thereto.

        As more fully described in its charter, the Audit Committee oversees our financial reporting and internal control processes on behalf of the Board, as well as the independent audit of our consolidated financial statements by the Company's independent registered accounting firm. The Audit Committee is responsible for appointment, compensation and oversight of our independent registered accounting firm, including fee negotiation. When assessing the independence of the Company's independent registered accounting firm, the Audit Committee will consider non-audit fees and services.

        The Audit Committee approved the engagement of KPMG LLP ("KPMG") as the Company's independent registered accounting firm for fiscal 2018, and the stockholders ratified that selection at the 2018 annual meeting of stockholders. Management has the primary responsibility for the Company's financial statements and the financial reporting process, including our system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed our audited financial statements for fiscal 2018 with management and KPMG. Management and KPMG represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles.

        The Audit Committee reviewed with KPMG such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including the matters required to be discussed by Public Company Accounting Oversight Board ("PCAOB") Auditing Standard No. 1301 "Communications with Audit Committees." In addition, the Audit Committee has discussed with KPMG the auditors' independence from management and the Company, including the matters in the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding independent accountant's communications with the audit committee concerning independence. The Audit Committee discussed with KPMG the overall scope and plans for its audit. The Audit Committee periodically met with KPMG, with and without management present, to discuss the results of its audit, its evaluation of our internal controls and the overall quality of our financial reporting.

        Based upon these reviews and discussions, the Audit Committee has approved the recommendation of our management that the audited consolidated financial statements for the fiscal year ended January 1, 2019 be included in the Company's Annual Report on Form 10-K filed with Securities and Exchange Commission.

Dated: April 4, 2019	Respectfully submitted,
David B. Pittaway, Chair Alexander L. Cappello Jerome I. Kransdorf

OTHER INFORMATION

Beneficial Ownership of Principal Stockholders and Management

        The following table sets forth certain information regarding the beneficial ownership as of the Record Date (April 1, 2019) of our common stock by each person known to us to beneficially own more than five percent (5%) of the outstanding shares of our common stock; each of our current directors and director nominees; our Named Executive Officers; and all of our executive officers and directors as a group.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percentage of Total Outstanding(3)
BlackRock, Inc.(4)	5,305,610	11.7%
The Vanguard Group, Inc.(5)	3,820,532	8.4%
Kayne Anderson Rudnick Investment Management, LLC(6)	2,644,465	5.8%
Wellington Management Group LLP(7)	2,326,975	5.1%
Named Executive Officers, Directors and Director nominees:
David Overton(8)	3,446,317	7.5%
Edie A. Ames(9)	2,430	*
Alexander L. Cappello(10)	5,094	*
Jerome I. Kransdorf(11)	13,750	*
Laurence B. Mindel(12)	6,500	*
David B. Pittaway(13)	12,322	*
Herbert Simon(14)	195,000	*
David M. Gordon(15)	129,596	*
Matthew E. Clark(16)	52,161	*
Scarlett May(17)	6,740	*
Keith T. Carango(18)	37,684	*
All executive officers and directors as a group (11 persons)(19)	3,907,594	8.5%

*
Less than 1% of the issued and outstanding shares.

(1)
Unless otherwise indicated in the footnotes below, the address for all beneficial owners included in this table is c/o The Cheesecake Factory Incorporated, 26901 Malibu Hills Road, Calabasas Hills, California 91301.

(2)
The number of shares beneficially owned by each entity, person, director or executive officer is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power plus any shares that the person has the right to acquire within 60 days of the Record Date through the exercise of any stock option or other right. Shares that a person has the right to acquire are deemed to be outstanding for the purpose of computing the percentage ownership of that person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(3)
Based on 45,354,888 shares outstanding as of the Record Date.

(4)
BlackRock, Inc. as a parent holding company or control person, beneficially owns 5,305,610 shares of the Company. BlackRock, Inc. has sole power to vote or direct the vote of 5,140,148 shares and sole power to dispose or direct the disposition of 5,305,610 shares. The foregoing information is based solely on a Schedule 13G filed by BlackRock, Inc. on January 24, 2019 under the Securities Exchange Act of 1934. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(5)
The Vanguard Group, Inc. ("Vanguard"), in its capacity as investment advisor, may be deemed to beneficially own 3,820,532 shares of the Company held of record by clients of Vanguard. Vanguard has sole power to vote or direct the vote of 87,215 shares, shared power to vote or direct the vote of 5,290 shares, sole power to dispose or direct the disposition of 3,732,125 shares and shared power to dispose or direct the disposition of 88,407 shares. The foregoing information is based soley on the Schedule 13G filed by Vanguard on February 11, 2019 under the Securities Exchange Act of 1934. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(6)
Kayne Anderson Rudnick Investment Management, LLC ("Kayne Anderson"), in its capacity as investment advisor, may be deemed to beneficially own 2,644,465 shares of the Company held of record by clients of Kayne Anderson. Kayne Anderson has sole power to vote or direct the vote of 1,980,615 shares, shared power to vote or direct the vote of 663,850 shares, sole power to dispose or direct the disposition of 1,980,615 shares and shared power to dispose or direct the disposition of 663,850 shares. The foregoing information is based solely on the Schedule 13G filed by Kayne Anderson on February 13, 2019 under the Securities Exchange Act of 1934. The address for Kayne Anderson is 1800 Avenue of the Stars, Second Floor, Los Angeles, CA 90067.

(7)
Wellingon Management Group LLP ("Wellington"), in its capacity as investment advisor, may be deemed to beneficially own 2,326,975 shares of the Company held of record by clients of Wellington. Wellington has shared power to vote or direct the vote of 1,163,785 shares and shared power to dispose or direct the disposition of 2,326,975 shares. The foregoing information is based solely on the Schedule 13G filed by Wellington on February 12, 2019 under the Securities Exchange Act of 1934. The address for Wellington is 280 Congress Street, Boston, MA 02210.

(8)
Mr. Overton is a Named Executive Officer and a director of the Company. Includes 29,900 restricted shares held directly; and 2,873,957 shares held by the David M. Overton Family Trust of which Mr. Overton is trustee. Excludes 60,211 shares held by Mr. Overton's spouse as trustee for the Sheila A. Overton Living Trust and 183,950 shares held by the David M. Overton 2011 Gift Trust U/T/A dated 11/23/2011 for the benefit of Mr. Overton's son, of which Mr. Overton's spouse is trustee. These shares are excluded as Mr. Overton disclaims beneficial ownership of the shares owned by his spouse and by the Gift Trust. Also includes 542,460 shares Mr. Overton has a right to acquire upon the exercise of options exercisable within 60 days of April 1, 2019. For additional information regarding Mr. Overton's equity grants, refer to the section entitled "Outstanding Equity Awards" in this Proxy Statement.

(9)
Ms. Ames was appointed as a director of the Company in December, 2016. All shares are held directly. Within three years of being appointed, non-employee directors are required to acquire (and thereafter maintain ownership of) a minimum number of shares of our common stock with a fair market value equal to three times the annual base cash retainer payable to the non-employee directors ($255,000 for fiscal year 2018). For a more detailed description of our stock ownership policy, refer to the section entitled "Director and Executive Stock Ownership Guidelines, Holding Periods and Other Requirements" in this Proxy Statement.

(10)
Mr. Cappello is a director of the Company. Includes 4,916 shares held by Maricopa Capital LLC of which Mr. Cappello is the sole shareholder. Also includes 178 shares held by Mr. Cappello's children for which his spouse acts as custodian.

(11)
Mr. Kransdorf is a director of the Company. All shares are held directly.

(12)
Mr. Mindel is a director of the Company. All shares are held by the Mindel Living Trust U/A dated 10/05/1992 of which Mr. Mindel is trustee.

(13)
Mr. Pittaway is a director of the Company. All shares are held directly.

(14)
Mr. Simon is a director of the Company. All shares are held by the Herbert Simon Revocable Trust of which Mr. Simon is trustee.

(15)
Mr. Gordon is a Named Executive Officer. Includes 6,840 restricted shares held directly and 22,116 shares held directly; and 100,640 shares Mr. Gordon has a right to acquire upon exercise of options exercisable within 60 days of April 1, 2019. For additional information regarding Mr. Gordon's equity grants, refer to the section entitled "Outstanding Equity Awards" in this Proxy Statement.

(16)
Mr. Clark is a Named Executive Officer. Includes 9,937 shares held directly and 42,224 shares Mr. Clark has a right to acquire upon exercise of options exercisable within 60 days of April 1, 2019. For additional information regarding Mr. Clark's equity grants, refer to the section entitled "Outstanding Equity Awards" in this Proxy Statement.

(17)
Ms. May is a Named Executive Officer. Includes 4,900 restricted shares held directly. Also includes 1,840 shares Ms. May has a right to acquire upon the exercise of options exercisable within 60 days of April 1, 2019. For additional information regarding Ms. May's equity grants, refer to the section entitled "Outstanding Equity Awards" in this Proxy Statement.

(18)
Mr. Carango is a Named Executive Officer. Includes 7,400 restricted shares held directly and 15,424 shares held directly. Also includes 14,860 shares Mr. Carango has a right to acquire upon the exercise of options exercisable within 60 days of April 1, 2019. For additional information regarding Mr. Carango's equity grants, refer to the section entitled "Outstanding Equity Awards" in this Proxy Statement.

(19)
Includes 702,024 shares our executive officers and directors have a right to acquire upon the exercise of options exercisable within 60 days of April 1, 2019.

Equity Compensation Plan Information.

        The following table sets forth information concerning the shares of common stock that may be issued under all of our equity compensation plans as of January 1, 2019, the last day of fiscal 2018.

	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(1)
Equity compensation plans approved by stockholders	1,798,735	45.03	2,947,999
Equity compensation plans not approved by stockholders	—	—	—

Total	1,798,735	45.03	2,947,999

(1)
Shares may be issued upon exercise of options or stock appreciation rights, as awards of restricted shares, awards of deferred shares or as payment for performance shares or performance units.

Section 16(a) Beneficial Ownership Reporting Compliance

        Under Section 16(a) of the Exchange Act, our directors, executive officers and any persons holding 10% or more of our common stock ("Section 16 reporting persons") are required to report their ownership of common stock and any changes in that ownership to the SEC and to furnish us with copies of such reports. Specific due dates for these reports have been established by the SEC, and we are required to report in this Proxy Statement any failure to file on a timely basis by such persons. To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required, all Section 16 reporting persons complied with all Section 16(a) filing requirements during the fiscal year ended January 1, 2019, except for two Form 4 filings for Mr. Overton, two Form 4 filings for Mr. Gordon, one Form 4 filing for Mr. Clark and one Form 4 filing for Cheryl M. Slomann, Senior Vice President-Controller and Chief Accounting Officer.

Stockholder Proposals for the 2020 Annual Meeting of Stockholders

        Any stockholder proposal intended to be included in our proxy statement under SEC Rule 14a-8 for the 2020 annual meeting of stockholders must be received by us for inclusion in the proxy statement and form of proxy for that meeting on or before December 21, 2019.

        For a stockholder proposal to be presented at an annual meeting (other than a proposal intended to be included in our proxy statement under SEC Rule 14a-8), the stockholder must comply with the applicable provisions of our Bylaws. In general, these provisions require that notice must be made by a stockholder of record on the date of giving notice and the record date for the annual meeting. In general, our Bylaws require that the notice with respect to the 2020 annual meeting must be received (i) not earlier than January 31, 2020 and (ii) not later than March 1, 2020; provided that, in the event the 2020 annual meeting is called for a date that is not within 30 days before or after the anniversary date of the 2019 annual meeting, the notice must be received not later than the close of business on the tenth day following the date on which notice of the date of the 2020 annual meeting was mailed or public disclosure of the date of the 2020 annual meeting was made, whichever first occurs, or no less than 90 days or more than 120 days prior to the 2020 annual meeting. The foregoing summary does not purport to be a complete description of all of the provisions of our Bylaws pertaining to stockholder proposals. Our Bylaws also provide procedures for stockholder nominations of directors (see the section entitled "Director Nominations Process" in this Proxy Statement). Stockholders may obtain, without charge, a copy of our Bylaws upon written request to Ms. May, our Secretary, at our principal executive offices. Our Bylaws are also available on our website. For information on where to access this document, please see the section in this Proxy Statement entitled "Corporate Governance Principles and Guidelines; Corporate Governance Materials Available on Our Website."

Availability of Annual Report and Form 10-K

        Our Annual Report on Form 10-K for the fiscal year ended January 1, 2019 has been filed with the SEC and it, together with our Annual Report to Stockholders, is available on our website listed in the following paragraph. The Annual Report to Stockholders is not incorporated into this Proxy Statement and is not proxy soliciting material.

        We make available on our website at investors.thecheesecakefactory.com our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as soon as reasonably practicable after such documents are electronically filed with or furnished to the SEC. These reports can be found on our website at investors.thecheesecakefactory.com, by clicking on the link for "Financials." We will provide to any stockholder without charge, upon the written request of that stockholder, a copy of our Annual Report on Form 10-K (without exhibits), including financial statements and the financial statement schedules, for the fiscal year ended January 1, 2019. Such requests should be addressed to:

Stacy Feit
 Vice President, Investor Relations
The Cheesecake Factory Incorporated
26901 Malibu Hills Road
Calabasas Hills, CA 91301

Adjournment of the 2019 Annual Meeting of Stockholders

        In the event there are not sufficient votes to approve any proposal contained in this Proxy Statement at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies from holders of our common stock. Proxies solicited by our Board grant discretionary authority to vote for any adjournment, if necessary. If it is necessary to adjourn the Annual Meeting, and the adjournment is for a period of no more than 30 days and no new record date is fixed for the adjourned meeting, no notice of the time and place of the adjourned meeting is required to be given to the stockholders other than an announcement of the time and place at the Annual Meeting. The chairman of the Annual Meeting or a majority of the shares represented and voting at the Annual Meeting is required to approve the adjournment, regardless of whether there is a quorum present at that meeting.

Other Matters

        We currently know of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the meeting, the persons named in the form of proxy intend to vote the shares they represent as the Board may recommend. Discretionary authority with respect to such other matters is granted by the execution of the proxy.

By Order of the Board,

/s/ Scarlett May

Scarlett May
 Secretary

Calabasas Hills, California
April 18, 2019

YOUR VOTE IS VERY IMPORTANT

        Whether or not you plan to attend the Annual Meeting of Stockholders, and to ensure that a quorum is present, you are urged to vote your proxy online, by telephone or by returning the proxy card by mail. If you are able to attend the meeting and you wish to vote your shares in person, the proxy is revocable.

        Voting online or by telephone is fast, convenient and your vote is immediately confirmed and posted. To vote online or by telephone, first read the accompanying Proxy Statement and then follow the instructions below:

VOTE ONLINE	VOTE BY TELEPHONE
1. Go to www.proxyvote.com.	1. Using a touch-tone telephone, call 1-800-690-6903.
2. Follow the step-by-step instructions provided.	2. Follow the step-by-step instructions provided.

IF YOU PLAN TO ATTEND THE MEETING

        Attendance will be limited to stockholders. Stockholders may be asked to present valid picture identification, such as a driver's license or passport. Stockholders holding stock in bank or brokerage accounts ("street name" holders) will need to bring with them a legal proxy issued in their name from the bank or brokerage in whose name the shares are held in order to vote in person. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

Please do not return your Proxy Card if you voted by telephone or online.

APPENDIX A—CHEESECAKE FACTORY INCORPORATED STOCK INCENTIVE PLAN

THE CHEESECAKE FACTORY INCORPORATED
STOCK INCENTIVE PLAN

SECTION 1. INTRODUCTION.

        ALL CAPITALIZED TERMS USED HEREIN AND NOT OTHERWISE DEFINED ARE DEFINED IN SECTION 2 BELOW.

        The Board of Directors of the Company, as constituted from time to time ("Board") adopted The Cheesecake Factory Incorporated Stock Incentive Plan (the "Plan") on the Adoption Date, subject to approval by the Company's stockholders.

        The purpose of the Plan is to (i) attract and retain the services of persons eligible to participate in the Plan; (ii) motivate Selected Individuals, by means of appropriate equity and performance based incentives, to achieve long-term performance goals; (iii) provide equity and performance based incentive compensation opportunities that are competitive with those of other similar companies; and (iv) further align Participants' interests with those of the Company's other stockholders through compensation that is based on the Company's common stock and thereby promote the long-term financial interest of the Company and its affiliates, including the growth in value of the Company's equity and enhancement of long-term stockholder return.

        The Plan seeks to achieve this purpose by providing for Awards in the form of Options (which may constitute Incentive Stock Options or Nonstatutory Stock Options), Stock Appreciation Rights, Restricted Stock Grants and/or Stock Units.

        This Plan and all Awards shall be construed in accordance with and governed by the laws of the State of Delaware, but without regard to its conflict of law provisions. Capitalized terms shall have the meaning provided in Section 2 unless otherwise provided in this Plan or any applicable Award agreement.

SECTION 2. DEFINITIONS.

        (a)    "Adoption Date" means May 30, 2019.

        (b)    "Affiliate" means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity. For purposes of determining an individual's "Service," this definition shall include any entity other than a Subsidiary, if the Company, a Parent and/or one or more Subsidiaries own not less than 50% of such entity.

        (c)    "Award" means any award of an Option, SAR, Restricted Stock Grant or Stock Unit under the Plan.

        (d)    "Cashless Exercise" means, to the extent that a Stock Option Agreement so provides and as permitted by applicable law and in accordance with any procedures established by the Committee, an arrangement whereby payment of some or all of the aggregate Exercise Price may be made all or in part by delivery of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company. Cashless Exercise may also be utilized to satisfy an Option's tax withholding obligations as provided in Section 14(b).

        (e)    "Cause" means, except as may otherwise be provided in a Participant employment agreement or applicable Award agreement (and in such case the employment agreement or Award agreement shall govern as to the definition of Cause), the occurrence of any one or more of the following: (i) dishonesty, incompetence or gross negligence in the discharge of the Participant's duties; (ii) theft, embezzlement, fraud, breach of confidentiality, or unauthorized disclosure or use of inside information, recipes, processes, customer and employee lists, trade secrets, or other Company proprietary information; (iii) willful material violation of any law, rule, or regulation of any governing authority or of the Company's policies and procedures, including without limitation the Company's Code of Ethics and Code of Conduct; (iv) material breach of any agreement with the Company; (v) intentional conduct which is injurious to the reputation, business or assets of the Company; (vi) solicitation of the Company's agents or staff members to work for any other business entity; and/or (vii) any other act or omission by a Participant that, in the opinion of the Committee, could reasonably be expected to materially adversely affect the Company's or a Subsidiary's or an Affiliate's business, financial condition, prospects and/or reputation. Except as may otherwise be provided in a Participant employment agreement or applicable Award agreement, (1) with respect to Employees who are not Officers, Cause shall be determined by the Company pursuant to its employment management practices and (2) the Committee shall make determinations of Cause with respect to Officers, Non-Employee Directors and/or Consultants.

        (f)    "Change in Control" means the consummation of any one or more of the following:

          (i)    any "person" as such term is used in Sections 13(d) and 14(d) of the Exchange Act is or becomes the "beneficial owner" (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding voting securities ("Voting Securities"); or

          (ii)   a merger or consolidation of the Company with any other corporation (or other entity), other than:

            (a)   a merger or consolidation which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the Voting Securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

            (b)   a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 20% of the combined voting power of the Company's then outstanding Voting Securities; or

            (c)   a merger or consolidation which would result in the directors of the Company (who were directors immediately prior thereto) continuing to constitute at least 50% of all directors of the surviving entity after such merger or consolidation. The term, "surviving entity" shall mean only an entity in which all the Company's stockholders immediately before such merger or consolidation (determined without taking into account any stockholders properly exercising appraisal or similar rights) become stockholders by the terms of such merger or consolidation, and the phrase "directors of the Company (who were directors immediately prior thereto)" shall include only individuals who were directors of the Company at the beginning of the 24 consecutive month period preceding the date of such merger or consolidation.

          (iii)  the consummation of a complete liquidation or sale or disposition of all or substantially all of the Company's assets; or

          (iv)  during any period of 24 consecutive months, individuals, who at the beginning of such period constitute the Board, and any new director whose election by the Board, or whose nomination for election by the Company's stockholders, was approved by a vote of at least one-half (1/2) of the directors then in office (other than in connection with a contested election), cease for any reason to constitute at least a majority of the Board.

        A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transactions.

        Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or any portion of an Award) that provides for the deferral of compensation that is subject to Code Section 409A, to the extent required to avoid the imposition of additional taxes under Code Section 409A, the transaction or event described in subsection (i), (ii), (iii) or (iv) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a "change in control event," as defined in Treasury Regulation Section 1.409A-3(i)(5).

        (g)    "Code" means the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder.

        (h)    "Code Section 162(m)" shall mean Section 162(m) of the Code as in effect immediately prior to January 1, 2018.

        (i)    "Committee" means a committee described in Section 3.

        (j)    "Common Stock" means the Company's common stock, $0.01 par value per Share, and any other securities into which such shares are changed, for which such shares are exchanged or which may be issued in respect thereof.

        (k)    "Company" means The Cheesecake Factory Incorporated, a Delaware corporation.

        (l)    "Compensation Committee" means the compensation committee of the Board.

        (m)    "Consultant" means an individual who performs bona fide services to the Company, a Parent, a Subsidiary or an Affiliate, other than as an Employee or Non-Employee Director, and who qualifies as a consultant or advisor under the applicable SEC rules for registration of shares on a Form S-8 Registration Statement.

        (n)    "Covered Employees" means those individuals whose compensation is subject to the deduction limitations of Code Section 162(m).

        (o)    "Date of Grant" means the date on which the Committee makes the Determination and thereby grants an Award to a Selected Individual. For these purposes, "Determination" shall be defined as approval by the Committee of all key terms of an Award, which include the name of the Selected Individual, the amount of Awards to be granted, vesting schedule and any expiration date.

        (p)    "Disability" means permanent and total disability within the meaning of Section 22(e)(3) of the Code.

        (q)    "Effective Date" means the date of the Plan's approval by the Company's stockholders.

        (r)    "Employee" means any individual who is a common-law employee of the Company, or of a Parent, or of a Subsidiary or of an Affiliate.

        (s)    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        (t)    "Exercise Price" means, in the case of an Option, the amount for which a Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement. "Exercise Price," in the case of a SAR, means an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value in determining the amount payable to a Participant upon exercise of such SAR.

        (u)    "Fair Market Value" means the market price of a Share and shall be equal to the closing price (or closing bid, if no sales were reported) for a Share of the Company's Common Stock on such day as quoted by the exchange or over-the-counter market on which the Common Stock is listed (or the exchange or market with the greatest trading volume, if quoted or listed on more than one exchange or market). If there is no closing sale or closing bid price, the closing sales or bid price shall be the price on the last preceding day for which such quotation exists. If the Common Stock is not listed or quoted on an exchange or over-the-counter market, the Committee shall determine the fair market value in good faith.

        (v)    Whenever possible, the determination of Fair Market Value shall be based on the prices reported by the applicable exchange or the OTC Bulletin Board, as applicable, or a nationally recognized publisher of stock prices or quotations (including an electronic on-line publication). Such determination shall be conclusive and binding on all persons.

        (w)    "Fiscal Year" means the Company's fiscal year.

        (x)    "Good Reason" means, except as may otherwise be provided in a Participant employment agreement or applicable Award agreement (and in such case the employment agreement or Award agreement shall govern as to the definition of Good Reason), the occurrence of any one or more of the following: (i) a material reduction of Participant's annual base salary, or (ii) a relocation of Participant's principal place of employment by more than forty five (45) miles, provided, that, in each case, Participant will not be deemed to have Good Reason unless (i) Participant first provides the Company with written notice of the condition giving rise to Good Reason within sixty (60) days of its initial occurrence, (ii) the Company or the successor company fails to cure such condition within thirty (30) days after receiving such written notice (the "Cure Period"), and (iii) Participant's resignation based on such Good Reason is effective within thirty (30) days after the expiration of the Cure Period.

        (y)    "Grant" means any grant of an Award under the Plan.

        (z)    "Incentive Stock Option" or "ISO" means an incentive stock option described in Code Section 422.

        (aa)    "Net Exercise" means, to the extent that a Stock Option Agreement so provides and as permitted by applicable law, an arrangement pursuant to which the number of Shares issued to the Optionee in connection with the Optionee's exercise of the Option will be reduced by the Company's retention of a portion of such Shares. Upon such a net exercise of an Option, the Optionee will receive a net number of Shares that is equal to (i) the number of Shares as to which the Option is being exercised minus (ii) the quotient (rounded down to the nearest whole number) of the aggregate Exercise Price of the Shares being exercised divided by the Fair Market Value of a Share on the Option exercise date. The number of Shares covered by clause (ii) will be retained by the Company (but will not be available for issuance under this Plan in accordance with Section 5(a)) and not delivered to the Optionee. No fractional Shares will be created as a result of a Net Exercise and the Optionee must contemporaneously pay for any portion of the aggregate Exercise Price that is not covered by the Shares retained by the Company under clause (ii). The number of Shares delivered to the Optionee may be further reduced if Net Exercise is utilized under Section 14(b) to satisfy applicable tax withholding obligations.

        (bb)    "Non-Employee Director" means a member of the Board who is not an Employee.

        (cc)    "Nonstatutory Stock Option" or "NSO" means a stock option that is not an ISO.

        (dd)    "Officer" means an individual who is an officer of the Company within the meaning of Rule 16a-1(f) of the Exchange Act.

        (ee)    "Option" means an ISO or NSO granted under the Plan entitling the Optionee to purchase a specified number of Shares, at such times and applying a specified Exercise Price, as provided in the applicable Stock Option Agreement.

        (ff)    "Optionee" means an individual, estate or other entity that holds an Option.

        (gg)    "Parent" means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the Adoption Date shall be considered a Parent commencing as of such date.

        (hh)    "Participant" means an individual or estate or other entity that holds an Award.

        (ii)    "Performance Goals" means one or more objective performance targets established for a Participant which may be described in terms of Company-wide objectives and/or objectives that are related to the performance of the individual Participant or a Parent, Subsidiary, Affiliate, division, department or function within the Company or entity in which the Participant is employed, and such targets may be applied either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years' results or to a designated comparison group, in each case as specified by the Committee. Any Performance Goals that are included in an Award in order to make such Award qualify as performance-based compensation under any state statute with similar effect to Code Section 162(m), shall be limited to one or more of the following target objectives: (i) return on equity, (ii) earnings per share, (iii) net income, (iv) earnings per share growth, (v) return on invested capital, (vi) return on assets, (vii) economic value added, (viii) earnings before interest and taxes (EBIT), (ix) revenue growth, (x) gross margin return on inventory investment, (xi) fair market value or price of the Company's shares (including, but not limited to, growth measures and total stockholder return), (xii) operating profit, (xiii) consolidated income from operations, (xiv) cash flow (including, but not limited to, cash flow from operations and free cash flow), (xv) cash flow return on investments (which equals net cash flow divided by total capital), (xvi) internal rate of return, (xvii) net present value, (xviii) costs or expenses, (xix) market share, (xx) guest satisfaction, (xxi) corporate transactions including without limitation mergers, acquisitions, dispositions and/or joint ventures, (xxii) product development, (xxiii) capital expenditures, (xxiv) earnings before interest, taxes, depreciation and amortization (EBITDA), (xxv) earnings before interest, taxes, depreciation, amortization and rent (EBITDAR), and/or (xxvi) revenues.

        (jj)    "Performance Period" means any period of time determined by the Committee in its sole discretion. The Committee may establish different Performance Periods for different Participants and the Committee may establish concurrent or overlapping Performance Periods.

        (kk)    "Prior Equity Plan" means the Company's 2010 Stock Incentive Plan, as amended, and its predecessor plans.

        (ll)    "Re-Load Option" means a new Option or SAR that is automatically granted to a Participant as result of such Participant's exercise of an Option or SAR.

        (mm)    "Re-Price" means that, other than as permitted under Section 11(a) (i) the Company has lowered or reduced the Exercise Price of outstanding Options and/or outstanding SARs for any Participant(s) in a manner described by SEC Regulation S-K Item 402(d)(2)(viii) (or as described in any successor definition(s)) or (ii) except in the event of a Change in Control, the Company has exchanged, cancelled, substituted, buys out or surrenders an Option or SAR which has an Exercise Price that is greater than the Fair Market Value for a new Award or for cash.

        (nn)    "Restricted Stock Grant" means Shares awarded under the Plan as provided in Section 9.

        (oo)    "Restricted Stock Grant Agreement" means the agreement described in Section 9 evidencing each Award of a Restricted Stock Grant.

        (pp)    "Retirement" means an Employee's employment has been terminated for any reason other than for Cause by the Company and the Termination Date occurred on or after the Employee had attained 60 years of age.

        (qq)    "SAR Agreement" means the agreement described in Section 8 evidencing each Award of a Stock Appreciation Right.

        (rr)    "SEC" means the Securities and Exchange Commission.

        (ss)    "Section 16 Persons" means those officers, directors or other persons who are subject to Section 16 of the Exchange Act.

        (tt)    "Securities Act" means the Securities Act of 1933, as amended.

        (uu)    "Selected Individual" means an Employee, Consultant, or Non-Employee Director who has been selected by the Committee to receive an Award under the Plan.

        (vv)    "Service" means service as an Employee, Non-Employee Director or Consultant. Service will be deemed terminated as soon as the entity to which Service is being provided is no longer either (i) the Company, (ii) a Parent, (iii) a Subsidiary or (iv) an Affiliate. The Committee determines when Service commences and terminates for all purposes with respect to the Plan.

        (ww)    "Share" means one share of Common Stock.

        (xx)    "Stock Appreciation Right" or "SAR" means a stock appreciation right awarded under the Plan which provides the holder with a right to potentially receive, in cash and/or Shares, value with respect to a specific number of Shares, as provided in Section 8.

        (yy)    "Stock Option Agreement" means the agreement described in Section 6 evidencing each Award of an Option.

        (zz)    "Stock Unit" means a bookkeeping entry representing the equivalent of one Share, as awarded under the Plan and as provided in Section 10.

        (aaa)    "Stock Unit Agreement" means the agreement described in Section 10 evidencing each Award of Stock Units.

        (bbb)    "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the Adoption Date shall be considered a Subsidiary commencing as of such date.

        (ccc)    "Termination Date" means the date on which a Participant's Service terminates.

        (ddd)    "10-Percent Shareholder" means an individual who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding stock of the Company, its Parent or any of its Subsidiaries. In determining stock ownership, the attribution rules of Section 424(d) of the Code shall be applied.

SECTION 3. ADMINISTRATION.

        (a)    Committee Composition. A Committee appointed by the Board shall administer the Plan. Unless the Board provides otherwise, the Board's Compensation Committee shall be the Committee. The Board may also at any time terminate the functions of the Committee and reassume all powers and authority previously delegated to the Committee in which event all references to the Committee shall refer to the Board whether or not expressly stated herein. Notwithstanding the foregoing, the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Non-Employee Directors and in such cases all references to the Committee shall refer to the Board whether or not expressly stated herein.

        (b)    To the extent required, the Committee shall have membership composition which enables (i) grants of Awards to Section 16 Persons to qualify as exempt from liability under Section 16(b) of the Exchange Act and (ii) Awards to Covered Employees to be able to qualify as performance-based compensation as provided under any state statute with similar effect to Code Section 162(m).

        (c)    Authority of the Committee. Notwithstanding any other provision of the Plan, the Committee shall have full authority and discretion to take any actions it deems necessary or advisable. Such actions shall include without limitation:

          (i)    determining Selected Individuals who are to receive Awards under the Plan;

          (ii)   determining the type, number, vesting requirements, Performance Goals (if any) and their degree of satisfaction, and other features and conditions of such Awards and amending such Awards;

          (iii)  correcting any defect, supplying any omission, or reconciling or clarifying any inconsistency in the Plan or any Award agreement;

          (iv)  accelerating the vesting, or extending the post-termination exercise term, or waiving restrictions, of Awards at any time and under such terms and conditions as it deems appropriate;

          (v)   interpreting the Plan and any Award agreements;

          (vi)  making all other decisions relating to the operation of the Plan; and

          (vii) adopting such plans or subplans as may be deemed necessary or appropriate to provide for the participation by non-U.S. employees of the Company and its Subsidiaries and Affiliates, which plans and/or subplans shall be attached hereto as appendices.

        The Committee may adopt such rules or guidelines, as it deems appropriate to implement the Plan. The Committee's (or Board's) determinations under the Plan shall be final, conclusive and binding on all persons. The Committee's decisions and determinations need not be uniform and may be made selectively among Participants in the Committee's sole discretion. The Committee's (or Board's) decisions and determinations will be afforded the maximum deference provided by applicable law. The Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards or to take other administrative actions pursuant to this Section 3(b); provided, however, that in no event shall an officer of the Company be delegated the authority to grant Awards to, or amend Awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, or (b) officers of the Company (or Non-Employee Directors) to whom authority to grant or amend Awards has been delegated hereunder; provided, further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under applicable law.

        (d)    Indemnification. To the maximum extent permitted by applicable law, each member of the Committee, and of the Board, and any persons (including without limitation Employees and Officers) who are delegated by the Board or Committee to perform administrative functions in connection with the Plan, shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award agreement, and (ii) from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

SECTION 4. GENERAL.

        (a)    General Eligibility. Employees, Consultants, and Non-Employee Directors shall be eligible for designation as Selected Individuals by the Committee.

        (b)    Incentive Stock Options. Only Selected Individuals who are common-law employees of the Company, a Parent or a Subsidiary shall be eligible for the grant of ISOs. In addition, a Selected Individual who is a 10-Percent Shareholder shall not be eligible for the grant of an ISO unless the requirements set forth in Section 422(c)(5) of the Code are satisfied. If and to the extent that any Shares are issued under a portion of any Option that exceeds the $100,000 limitation of Section 422 of the Code, such Shares shall not be treated as issued under an ISO notwithstanding any designation otherwise. Certain decisions, amendments, interpretations and actions by the Committee and certain actions by a Participant may cause an Option to cease to qualify as an ISO pursuant to the Code and by accepting an Option the Participant agrees in advance to such disqualifying action.

        (c)    Restrictions on Shares. Any Shares issued pursuant to an Award shall be subject to such Company policies, rights of repurchase, rights of first refusal and other transfer restrictions as the Committee may determine. Such restrictions shall apply in addition to any restrictions that may apply to holders of Shares generally and shall also comply to the extent necessary with applicable law. In no event shall the Company be required to issue fractional Shares under this Plan.

        (d)    Beneficiaries. A Participant may designate one or more beneficiaries with respect to an Award by timely filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Participant's death. If no beneficiary was designated or if no designated beneficiary survives the Participant, then after a Participant's death any vested Award(s) shall be transferred or distributed to the Participant's estate.

        (e)    Performance Goals. The Committee may, in its discretion, include Performance Goals or other performance objectives in any Award. If Performance Goals are included in Awards to Covered Employees in order to enable such Awards to qualify as performance-based compensation under any state statute with similar effect to Code Section 162(m), then such Awards will be subject to the achievement of such Performance Goals that will be established and administered pursuant to the requirements of such state statute and as described in this Section 4(e). If an Award is intended to qualify as performance-based compensation under any state statute with similar effect to Code Section 162(m) and to the extent required by such statute, the Committee shall certify in writing the degree to which the Performance Goals have been satisfied before any Shares underlying an Award or any Award payments are released to a Covered Employee with respect to a Performance Period. Without limitation, the approved minutes of a Committee meeting shall constitute such written certification.

        The Committee may adjust the evaluation of performance under a Performance Goal to remove the effects of certain events including without limitation the following:

          (i)    asset write-downs or discontinued operations,

          (ii)   litigation or claim judgments or settlements,

          (iii)  material changes in or provisions under tax law, accounting principles or other such laws or provisions affecting reported results,

          (iv)  reorganizations or restructuring programs or divestitures or acquisitions,

          (v)   extraordinary non-recurring items as described in applicable accounting principles and/or items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence, and/or

          (vi)  any other items of significant income or expense which are determined to be appropriate adjustments.

        For all Awards intended to qualify as performance-based compensation under any state statute with similar effect to Code Section 162(m), such determinations shall be made within the time prescribed by, and otherwise in compliance with, such statute.

        Notwithstanding satisfaction of any completion of any Performance Goal, to the extent specified at the time of grant of an Award, the number of Shares, Options, SARs, Stock Units or other benefits granted, issued, retainable and/or vested under an Award on account of satisfaction of such Performance Goals may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine. Awards with Performance Goals or performance objectives (if any) that are granted to Selected Employees who are not Covered Employees or any Awards to Covered Employees which are not intended to qualify as performance-based compensation under any state statute with similar effect to Code Section 162(m) need not comply with the requirements of such statute.

        (f)    Stockholder Rights.    A Participant, or a transferee of a Participant, shall have no rights as a stockholder (including without limitation voting rights or dividend or distribution rights) with respect to any Common Stock covered by an Award until such person becomes entitled to receive such Common Stock, has satisfied any applicable withholding or tax obligations relating to the Award and the Common Stock has been issued to the Participant. No adjustment shall be made for cash or stock dividends or other rights for which the record date is prior to the date when such Common Stock is issued, except as expressly provided in Section 11.

        (g)    Termination of Service.    Unless the applicable Award agreement or employment agreement provides otherwise (and in such case, the Award or employment agreement shall govern as to the consequences of a termination of Service for such Awards), the following rules shall govern the vesting, exercisability and term of outstanding Awards held by a Participant in the event of termination of such Participant's Service (in all cases subject to the term of the Option or SAR as applicable):

            (i)  if the Service of a Participant is terminated for Cause, then all Options, SARs, unvested portions of Stock Units and unvested portions of Restricted Stock Grants shall terminate and be forfeited immediately without consideration as of the Termination Date (except for repayment of any amounts the Participant had paid to the Company to acquire Shares underlying the forfeited Awards);

           (ii)  if the Service of Participant is terminated for any reason other than for Cause, Retirement, death or Disability, then the vested portion of his/her then-outstanding Options/SARs may be exercised by such Participant or his or her personal representative within three months after the Termination Date and all unvested portions of any outstanding Awards shall be forfeited without consideration as of the Termination Date (except for repayment of any amounts the Participant had paid to the Company to acquire Shares underlying the forfeited Awards); or

          (iii)  if the Service of a Participant is terminated due to Retirement, death or Disability, the vested portion of his/her then-outstanding Options/SARs may be exercised within twelve months (provided however that such twelve month duration shall instead be thirty-six months if the Participant had completed at least twenty continuous years of Service as of the Termination Date and the Participant's Service was being terminated due to Retirement) after the Termination Date and all unvested portions of any outstanding Awards shall be forfeited without consideration as of the Termination Date (except for repayment of any amounts the Participant had paid to the Company to acquire

  Shares underlying the forfeited Awards). In the event of a termination of an Employee's Service due to Disability, an unexercised ISO will be treated as an NSO commencing as of one year and one day after such Termination Date.

        To the extent that, during the entire last two weeks prior to the termination of a vested in-the-money Option under clauses (ii) or (iii) above, a sale of Shares underlying such Option would violate Section 16(b) of the Exchange Act or would otherwise be prohibited by Company policy or applicable law or regulations, then such Option shall instead remain exercisable for two weeks after the first business day that all such prohibitions to sale are no longer applicable (subject in all cases to the term of the Option).

        (h)    Code Section 409A.    Notwithstanding anything in the Plan to the contrary, the Plan and Awards granted hereunder are intended to be exempt from or comply with the requirements of Code Section 409A and shall be interpreted in a manner consistent with such intention. Notwithstanding any provision of the Plan to the contrary, in the event that following the Adoption Date the Committee determines that any Award may be subject to Code Section 409A, the Committee may (but is not obligated to), without a Participant's consent, adopt such amendments to the Plan and the applicable Award agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (i) exempt the Award from Code Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (ii) comply with the requirements of Code Section 409A and thereby avoid the application of any penalty taxes under Code Section 409A. If upon a Participant's "separation from service" within the meaning of Code Section 409A, he/she is then a "specified employee" (as defined in Code Section 409A), then solely to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, the Company shall defer payment of "nonqualified deferred compensation" subject to Code Section 409A payable as a result of and within six (6) months following such separation from service under this Plan until the earlier of (i) the first business day of the seventh month following the Participant's separation from service, or (ii) the Participant's death. Any such delayed payments shall be made without interest.

        (i)    Electronic Communications.    Subject to compliance with applicable law and/or regulations, an Award agreement or other documentation or notices relating to the Plan and/or Awards may be communicated to Participants by electronic media.

        (j)    Unfunded Plan.    Insofar as it provides for Awards, the Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are granted Awards under this Plan, any such accounts will be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets which may at any time be represented by Awards, nor shall this Plan be construed as providing for such segregation, nor shall the Company or the Committee be deemed to be a trustee of stock or cash to be awarded under the Plan.

        (k)    Liability of Company.    The Company (or members of the Board or Committee) shall not be liable to a Participant or other persons as to: (i) the non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder; and (ii) any unexpected or adverse tax consequence or any tax consequence expected, but not realized, by any Participant or other person due to the grant, receipt, exercise or settlement of any Award granted hereunder.

        (l)    Reformation.    In the event any provision of this Plan shall be held illegal or invalid for any reason, such provisions will be reformed by the Board if possible and to the extent needed in order to be held legal and valid. If it is not possible to reform the illegal or invalid provisions then the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

        (m)    No Re-Pricing of Options or SARs or Granting of Re-Load Options.    Notwithstanding anything to the contrary, (i) outstanding Options or SARs may not be Re-Priced and (ii) Re-Load Options may not be granted, in each case without the approval of Company stockholders.

        (n)    Successor Provision.    Any reference to a statute, rule or regulation, or to a section of a statute, rule or regulation, is a reference to that statute, rule, regulation, or section as amended from time to time, both before and after the Adoption Date and including any successor provisions.

        (o)    Dividends/Dividend Equivalents.    For all Awards, no payment of dividends (or dividend equivalents) shall be made with respect to any unvested Awards. Dividends (and dividend equivalents) shall only be paid to a Participant to the extent that the underlying Award to which the dividends/dividend equivalents are attached becomes vested. For avoidance of doubt, accrual of dividends (and dividend equivalents) while the underlying Award is unvested and which are payable upon vesting is permitted to the extent provided under this Plan or Award agreement. Dividend equivalents may not be granted in connection with an Option or SAR.

        (p)    Director Limit.    Notwithstanding any provision to the contrary in the Plan, the total compensation which any Non-Employee Director may be granted in any one fiscal year for their services on the Board or any committee of the Board, including the grant date fair value of any Awards and cash retainers and other fees paid for services for the same year, shall not exceed $750,000.

SECTION 5. SHARES SUBJECT TO PLAN AND SHARE LIMITS.

        (a)    Basic Limitations and Fungible Share Counting.    The Common Stock issuable under the Plan shall be authorized but unissued Shares or treasury Shares. Subject to adjustment as provided in Section 11, the aggregate number of Shares reserved for issuance under the Plan shall not exceed 4,800,000 Shares plus any Shares which as of the Effective Date are available for issuance under the Prior Equity Plan or are subject to awards under the Prior Equity Plan which are forfeited or lapse unexercised or are settled in cash and which following the Effective Date are not issued under the Prior Equity Plan ("Share Issuance Limit"). Subject to Section 5(b), the number of Shares available for issuance under the Plan shall be reduced: by one (1) Share for each Share issued pursuant to an exercise of an Option or a SAR and by two (2) Shares for each Share issued pursuant to a Restricted Stock Grant or settlement of Stock Units (for avoidance of doubt, two (2) Shares shall again become available for issuance for every Share of a Restricted Stock Grant that is forfeited back to the Company under Section 5(b)). In addition, the following Shares shall count against the Share Issuance Limit and shall count against the Share Issuance Limit to the same extent as if the Shares had been issued: (i) Shares tendered or not issued or delivered as a result of the net settlement of an outstanding Option, (ii) Shares tendered or withheld to pay the withholding taxes related to an outstanding Award, (iii) Shares subject to a SAR that are not issued in connection with its stock settlement on exercise thereof; or (iv) Shares repurchased on the open market with the proceeds of an Option's Exercise Price. The aggregate number of Shares that may be issued in connection with ISOs under the Plan shall not exceed 4,800,000 Shares.

        (b)    Additional Shares.    If Restricted Stock Grants or Prior Equity Plan awards are forfeited, settled in cash, or are terminated for any reason other than being exercised (in whole or in part), then the Shares underlying such Awards shall become available for issuance under the Plan. Any Shares that are added to the Share Issuance Limit pursuant to this Section shall be added as (i) one (1) Share for every one (1) Share subject to an option or stock appreciation right granted under the Prior Equity Plan and (ii) as two (2) Shares for every one (1) Share subject to a Restricted Stock Grant or award other than an option or stock appreciation right under the Prior Equity Plan.

        (c)    Dividend Equivalents.    Any dividend equivalents distributed under the Plan in cash shall not be applied against the number of Shares available for Awards.

        (d)    Share Limits.    For so long as: (x) the Company is a "publicly held corporation" within the meaning of Code Section 162(m) and (y) the deduction limitations of Code Section 162(m) are applicable to the Covered Employees, then the limits specified below in this Section 5(d) shall be applicable to Awards issued under the Plan that are intended to qualify as performance-based compensation under any state statute with similar effect to Code Section 162(m).

          (i)    Limits on Options and SARs.    No Selected Employee shall receive Options to purchase Shares or Awards of SARs during any Fiscal Year that in the aggregate cover in excess of 300,000 Shares.

          (ii)   Limits on Restricted Stock Grants and Stock Units.    No Selected Employee shall receive Restricted Stock Grants or Stock Units during any Fiscal Year that in the aggregate cover in excess of 150,000 Shares.

          (iii)  Increased Limits for First Year of Employment or Change in Status.    The numerical limits expressed in the foregoing subparts (i) and (ii) shall in each case be multiplied by two with respect to Awards granted to a Selected Employee during the Fiscal Year of (1) the Selected Employee's commencement of employment with the Company or (2) the Selected Employee's promotion to be the Company's Chief Executive Officer or (3) when a Selected Employee first becomes a Covered Employee.

        (e)    Award Vesting Limitations.    The Award agreement that evidences an Award granted pursuant to the Plan shall provide that such Award (or any portion thereof) shall vest no earlier than the first anniversary of the date the Award is granted; provided, however, that: (i) Awards that result in the issuance of an aggregate of up to 5% of the shares available for issuance under Section 5(a) as of the Effective Date may be granted to any one or more Participants without respect to such minimum vesting requirement; and (ii) Awards to non-employee directors may vest on the earlier of the one year anniversary of the date of grant or the next annual meeting of shareholders (provided that such vesting period may not be less than 50 weeks after grant).

SECTION 6. TERMS AND CONDITIONS OF OPTIONS.

        (a)    Stock Option Agreement.    The Company shall give notice of the Determination to issue an Option to each Selected Individual as soon as reasonably practicable, but in no event shall such notice be given more than thirty days after the Date of Grant. Each Grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan (including without limitation any Performance Goals). The provisions of the various Stock Option Agreements entered into under the Plan need not be identical. The Stock Option Agreement shall also specify whether the Option is an ISO and if not specified then the Option shall be an NSO.

        (b)    Number of Shares.    Each Stock Option Agreement shall specify the number of Shares that are subject to the Option and shall provide for adjustment of such number in accordance with Section 11.

        (c)    Exercise Price.    An Option's Exercise Price shall be established by the Committee and set forth in a Stock Option Agreement. The Exercise Price of an Option shall be at least 100% of the Fair Market Value (110% for ISO Grants to 10-Percent Shareholders) on the Date of Grant.

        (d)    Exercisability and Term.    Each Stock Option Agreement shall specify the date when all or any installment of the Option is to become vested and/or exercisable. The Stock Option Agreement shall also specify the term of the Option; provided that the term of an Option shall in no event exceed ten years from the Date of Grant (and may be for a shorter period of time than ten years). No Option can be exercised after the expiration date specified in the applicable Stock Option Agreement. Notwithstanding Section 5(e), a Stock Option Agreement may provide for accelerated vesting in the event of the

Participant's death, or Disability or termination of Service. Notwithstanding the previous sentence, an ISO that is granted to a 10-Percent Shareholder shall have a maximum term of five years. Notwithstanding any other provision of the Plan, no Option can be exercised after the expiration date provided in the applicable Stock Option Agreement. In no event shall the Company be required to issue fractional Shares upon the exercise of an Option and the Committee may specify a minimum number of Shares that must be purchased in any one Option exercise.

        (e)    Modifications or Assumption of Options.    Within the limitations of the Plan and subject in all cases to the requirements of Section 4(m), the Committee may modify, extend or assume outstanding Options or may accept the cancellation of outstanding stock options (whether granted by the Company or by another issuer) in return for the grant of new Options for the same or a different number of Shares and at the same or a different Exercise Price. No modification of an Option shall, without the consent of the Optionee, impair his or her rights or increase his or her obligations under such Option.

        (f)    Assignment or Transfer of Options.    Except as otherwise provided in the applicable Stock Option Agreement, an Option may be exercised during the lifetime of the Optionee only by Optionee or by the guardian or legal representative of the Optionee. Except as provided in Sections 4(c) or 14, or in a Stock Option Agreement, or as required by applicable law, an Option awarded under the Plan shall not be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor's process, whether voluntarily, involuntarily or by operation of law. Any act in violation of this Section 6(f) shall be void. However, this Section 6(f) shall not preclude a Participant from designating a beneficiary pursuant to Section 4(d) nor shall it preclude a transfer of vested Options by will. In no event may an Option be transferred to a third-party financial institution for value.

SECTION 7. PAYMENT FOR OPTION SHARES.

        (a)    General Rule.    The entire Exercise Price of Shares issued upon exercise of Options shall be payable in cash at the time when such Shares are purchased by the Optionee, except as follows in this Section 7 and if so provided for in an applicable Stock Option Agreement:

            (i)  In the case of an ISO granted under the Plan, payment shall be made only pursuant to the express provisions of the applicable Stock Option Agreement. The Stock Option Agreement may specify that payment may be made in any form(s) described in this Section 7.

           (ii)  In the case of an NSO granted under the Plan, the Committee may, in its discretion at any time, accept payment in any form(s) described in this Section 7.

        (b)    Surrender of Stock.    To the extent that the Committee makes this Section 7(b) applicable to an Option in a Stock Option Agreement, payment for all or a part of the Exercise Price may be made with Shares which have already been owned by the Optionee for such duration as shall be specified by the Committee. Such Shares shall be valued at their Fair Market Value on the date when the new Shares are purchased under the Plan.

        (c)    Cashless Exercise.    To the extent that the Committee makes this Section 7(c) applicable to an Option in a Stock Option Agreement, payment for all or a part of the Exercise Price may be made through Cashless Exercise.

        (d)    Net Exercise.    To the extent that the Committee makes this Section 7(d) applicable to an Option in a Stock Option Agreement, payment for all or a part of the Exercise Price may be made through Net Exercise.

        (e)    Other Forms of Payment.    To the extent that the Committee makes this Section 7(e) applicable to an Option in a Stock Option Agreement, payment may be made in any other form that is consistent with applicable laws, regulations and rules and approved by the Committee.

SECTION 8. TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS.

        (a)    SAR Agreement.    Each Award of a SAR under the Plan shall be evidenced by a SAR Agreement between the Participant and the Company. Such SAR shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan (including without limitation any Performance Goals). A SAR Agreement may provide for a maximum limit on the amount of any payout notwithstanding the Fair Market Value on the date of exercise of the SAR. The provisions of the various SAR Agreements entered into under the Plan need not be identical. SARs may be granted in consideration of a reduction in the Participant's other compensation.

        (b)    Number of Shares.    Each SAR Agreement shall specify the number of Shares to which the SAR pertains and is subject to adjustment of such number in accordance with Section 11.

        (c)    Exercise Price.    Each SAR Agreement shall specify the Exercise Price. The Exercise Price of a SAR shall not be less than 100% of the Fair Market Value on the Date of Grant.

        (d)    Exercisability and Term.    Each SAR Agreement shall specify the date when all or any installment of the SAR is to become exercisable. The SAR Agreement shall also specify the term of the SAR which shall not exceed ten years from the Date of Grant (and may be for a shorter period of time than ten years). No SAR can be exercised after the expiration date specified in the applicable SAR Agreement. Notwithstanding Section 5(e), a SAR Agreement may provide for accelerated exercisability in the event of the Participant's death, or Disability or other termination of Service and may provide for expiration prior to the end of its term in the event of the termination of the Participant's Service. A SAR may be included in an ISO only at the time of Grant but may be included in an NSO at the time of Grant or at any subsequent time, but not later than six months before the expiration of such NSO.

        (e)    Exercise of SARs.    If, on the date when a SAR expires, the Exercise Price under such SAR is less than the Fair Market Value on such date but any portion of such SAR has not been exercised or surrendered, then such SAR may automatically be deemed to be exercised as of such date with respect to such portion to the extent so provided in the applicable SAR agreement. Upon exercise of a SAR, the Participant (or any person having the right to exercise the SAR after Participant's death) shall receive from the Company (i) Shares, (ii) cash or (iii) any combination of Shares and cash, as the Committee shall determine. The amount of cash and/or the Fair Market Value of Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Shares subject to the SARs exceeds the Exercise Price of the Shares.

        (f)    Modification or Assumption of SARs.    Within the limitations of the Plan and subject in all cases to the requirements of Section 4(m), the Committee may modify, extend or assume outstanding SARs or may accept the cancellation of outstanding SARs (including stock appreciation rights granted by another issuer) in return for the grant of new SARs for the same or a different number of Shares and at the same or a different Exercise Price. No modification of a SAR shall, without the consent of the Participant, impair his or her rights or increase his or her obligations under such SAR.

        (g)    Assignment or Transfer of SARs.    Except as otherwise provided in the applicable SAR Agreement, a SAR may be exercised during the lifetime of the Participant only by the Participant or by the guardian or legal representative of the Participant. Except as provided in Sections 4(c) or 14, or in a SAR Agreement, or as required by applicable law, a SAR awarded under the Plan shall not be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor's process, whether voluntarily, involuntarily or by operation of law. Any act in violation of this Section 8(g) shall be void. However, this Section 8(g) shall not preclude a Participant from designating a beneficiary pursuant to Section 4(d) nor shall it preclude a transfer of vested SARs by will. In no event may a SAR be transferred to a third-party financial institution for value.

SECTION 9. TERMS AND CONDITIONS FOR RESTRICTED STOCK GRANTS.

        (a)    Restricted Stock Grant Agreement.    Each Restricted Stock Grant awarded under the Plan shall be evidenced by a Restricted Stock Grant Agreement between the Participant and the Company. Each Restricted Stock Grant shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan (including without limitation any Performance Goals). The provisions of the Restricted Stock Grant Agreements entered into under the Plan need not be identical.

        (b)    Number of Shares and Payment.    Each Restricted Stock Grant Agreement shall specify the number of Shares to which the Restricted Stock Grant pertains and is subject to adjustment of such number in accordance with Section 11. Restricted Stock Grants may be issued with or without cash consideration under the Plan.

        (c)    Vesting Conditions.    Each Restricted Stock Grant must be subject to vesting which shall occur, subject to Section 5(e), in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Grant Agreement. Notwithstanding Section 5(e), a Restricted Stock Grant Agreement may provide for accelerated vesting in the event of the Participant's death, or Disability or other termination of Service.

        (d)    Voting and Dividend Rights.    The holder of a Restricted Stock Grant (irrespective of whether the Shares subject to the Restricted Stock Grant are vested or unvested) awarded under the Plan shall have the same voting, dividend and other rights as the Company's other stockholders. However, in accordance with Section 4(o), any dividends received on Shares that are unvested (whether such dividends are in the form of cash or Shares) shall be subject to the same vesting conditions and restrictions as the Restricted Stock Grant with respect to which the dividends were paid. Such additional Shares issued as dividends that are subject to the Restricted Stock Grant shall not reduce the number of Shares available for issuance under Section 5.

        (e)    Modification or Assumption of Restricted Stock Grants.    Within the limitations of the Plan, the Committee may modify or assume outstanding Restricted Stock Grants or may accept the cancellation of outstanding Restricted Stock Grants (including stock granted by another issuer) in return for the grant of new Restricted Stock Grants for the same or a different number of Shares. No modification of a Restricted Stock Grant shall, without the consent of the Participant, impair his or her rights or increase his or her obligations under such Restricted Stock Grant.

        (f)    Assignment or Transfer of Restricted Stock Grants.    Except as provided in Sections 4(c) or 14, or in a Restricted Stock Grant Agreement, or as required by applicable law, a Restricted Stock Grant awarded under the Plan shall not be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor's process, whether voluntarily, involuntarily or by operation of law. Any act in violation of this Section 9(f) shall be void. However, this Section 9(f) shall not preclude a Participant from designating a beneficiary pursuant to Section 4(d) nor shall it preclude a transfer of Restricted Stock Grant Awards by will or pursuant to Section 4(d). In no event may a Restricted Stock Grant be transferred to a third-party financial institution for value.

SECTION 10. TERMS AND CONDITIONS OF STOCK UNITS.

        (a)    Stock Unit Agreement.    Each grant of Stock Units under the Plan shall be evidenced by a Stock Unit Agreement between the Participant and the Company. Such Stock Units shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan (including without limitation any Performance Goals). The provisions of the various Stock Unit Agreements entered into under the Plan need not be identical. Stock Units may be granted in consideration of a reduction in the Participant's other compensation.

        (b)    Number of Shares and Payment.    Each Stock Unit Agreement shall specify the number of Shares to which the Stock Unit Grant pertains and is subject to adjustment of such number in accordance with Section 11. To the extent that an Award is granted in the form of Stock Units, no cash consideration shall be required of the Award recipients.

        (c)    Vesting Conditions.    Each Award of Stock Units must be subject to vesting which shall occur, subject to Section 5(e), in full or in installments, upon satisfaction of the conditions specified in the Stock Unit Agreement. Notwithstanding Section 5(e), a Stock Unit Agreement may provide for accelerated vesting in the event of the Participant's death, or Disability or other termination of Service.

        (d)    Voting and Dividend Rights.    The holders of Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Stock Unit awarded under the Plan may, at the Committee's discretion, carry with it a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash or Common Stock dividends paid on one Share while the Stock Unit is outstanding. Dividend equivalents may be converted into additional Stock Units. Settlement of dividend equivalents may be made in the form of cash, in the form of Shares, or in a combination of both. In accordance with Section 4(o), prior to vesting of the Stock Units, any dividend equivalents accrued on such unvested Stock Units shall be subject to the same vesting conditions and restrictions as the Stock Units to which they attach.

        (e)    Modification or Assumption of Stock Units.    Within the limitations of the Plan, the Committee may modify or assume outstanding Stock Units or may accept the cancellation of outstanding Stock Units (including stock units granted by another issuer) in return for the grant of new Stock Units for the same or a different number of Shares. No modification of a Stock Unit shall, without the consent of the Participant, impair his or her rights or increase his or her obligations under such Stock Unit.

        (f)    Assignment or Transfer of Stock Units.    Except as provided in Sections 4(c) or 14, or in a Stock Unit Agreement, or as required by applicable law, Stock Units shall not be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor's process, whether voluntarily, involuntarily or by operation of law. Any act in violation of this Section 10(f) shall be void. However, this Section 10(f) shall not preclude a Participant from designating a beneficiary pursuant to Section 4(d) nor shall it preclude a transfer of Stock Units pursuant to Section 4(d). In no event may a Stock Unit be transferred to a third-party financial institution for value.

        (g)    Form and Time of Settlement of Stock Units.    Settlement of vested Stock Units may be made in the form of (a) cash, (b) Shares or (c) any combination of both, as determined by the Committee. The actual number of Stock Units eligible for settlement may be larger or smaller than the number included in the original Award. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Shares over a series of trading days. Except as otherwise provided in a Stock Unit Agreement or a timely completed deferral election, vested Stock Units shall be settled within thirty days after vesting. The distribution may occur or commence when all vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred, in accordance with applicable law, to a later specified date. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to Section 11.

        (h)    Creditors' Rights.    A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Stock Unit Agreement.

SECTION 11. ADJUSTMENTS.

        (a)    Adjustments.    In the event of a subdivision of the outstanding Shares, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a combination or consolidation of the outstanding Shares

(by reclassification or otherwise) into a lesser number of Shares, a stock split, a reverse stock split, a reclassification or other distribution of the Shares without the receipt of consideration by the Company, of or on the Common Stock, a recapitalization, a combination, a spin-off or a similar occurrence, the Committee shall, subject in all cases to the requirements of Section 4(m), make equitable and proportionate adjustments to:

            (i)  the maximum aggregate number of Shares enumerated in the Grant limits specified in Section 5(a) including the Share Issuance Limit and ISO limit;

           (ii)  the number and kind of securities available for Awards (and which can be issued as ISOs) under Section 5;

          (iii)  the limits on Awards issued under the Plan that are intended to qualify as performance-based compensation under any state statute with similar effect to Code Section 162(m), under Section 5(d);

          (iv)  the number and kind of securities covered by each outstanding Award;

           (v)  the Exercise Price under each outstanding SAR and Option; and

          (vi)  the number and kind of outstanding securities issued under the Plan.

        (b)    Participant Rights.    Except as provided in this Section 11, a Participant shall have no rights by reason of any issue by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class. If by reason of an adjustment pursuant to this Section 11, a Participant's Award covers additional or different shares of stock or securities, then such additional or different shares and the Award in respect thereof shall be subject to all of the terms, conditions and restrictions which were applicable to the Award and the Shares subject to the Award prior to such adjustment.

        (c)    Fractional Shares.    Any adjustment of Shares pursuant to this Section 11 shall be rounded down to the nearest whole number of Shares. Under no circumstances shall the Company be required to authorize or issue fractional shares. To the extent permitted by applicable law, no consideration shall be provided as a result of any fractional shares not being issued or authorized.

SECTION 12. EFFECT OF A CHANGE IN CONTROL.

        (a)   Notwithstanding any other provision of the Plan, and unless otherwise provided in an Award agreement or other agreement with the Company, if a Change in Control occurs and a Participant's outstanding Awards are not continued, converted, assumed, or replaced by the surviving or successor entity in such Change in Control, then immediately prior to the Change in Control such outstanding Awards, to the extent not continued, converted, assumed, or replaced, shall become fully vested and, as applicable, exercisable, and all forfeiture, repurchase and other restrictions on such Awards shall lapse immediately prior to such transaction, provided that, to the extent the vesting of any such Award is subject to the satisfaction of specified performance goals, such Award shall vest at the greater of (i) the target level of performance, pro-rated based on the period elapsed between the beginning of the applicable performance period and the date of the Change in Control, or (ii) the actual performance level as of the date of the Change in Control (as determined by the Committee) with respect to all open performance periods (and the vesting pursuant to this clause (ii) shall constitute "full vesting" for purposes of this Section 12(a)).

        (b)   Subject to this Section 12(a), upon a Change in Control, the Committee may cause any and all Awards outstanding hereunder to terminate as of the date of such Change in Control, and shall give each Participant the right to exercise such Awards during a period of time as the Committee, in its sole and absolute discretion, shall determine. For the avoidance of doubt, if the value of an Award that is terminated in connection with this Section 12(a) is zero or negative at the time of such Change in Control, such Award shall be terminated upon the Change in Control without payment of consideration therefor. In the event an Award continues in effect or is assumed or an equivalent Award substituted, and a Participant incurs a termination of Service without Cause or for Good Reason upon or within twelve (12) months following the Change in Control, then such Participant shall be fully vested in such continued, assumed or substituted Award.

SECTION 13. LIMITATIONS ON RIGHTS.

        (a)    Retention Rights.    Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain in Service as an Employee, Consultant, or Non-Employee Director or to receive any other Awards under the Plan. The Company and its Parents and Subsidiaries and Affiliates reserve the right to terminate the Service of any person at any time, and for any reason, subject to applicable laws, the Company's Certificate of Incorporation and Bylaws and a written employment agreement (if any).

        (b)    Regulatory Requirements.    This Plan shall comply with all legal requirements for proper disclosure and accounting and shall provide appropriate documentation for proper disclosure and accounting. Any other provision of the Plan notwithstanding, the obligation of the Company to issue Shares or other securities under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Shares or other securities pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Shares or other securities, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

        (c)    Dissolution.    To the extent not previously exercised or settled, Options, SARs, Stock Units and unvested Restricted Stock Grants shall terminate immediately prior to the dissolution or liquidation of the Company and shall be forfeited to the Company.

        (d)    Clawback Policy.    The Committee may (i) cause the cancellation of any Award, (ii) require reimbursement of any Award by a Participant and (iii) effect any other right of recoupment of equity or other compensation provided under this Plan or otherwise in accordance with Company policies (including without limitation the Company's Policy on Reimbursement of Incentive Payments) (each, a "Clawback Policy") and/or applicable law, in each case with respect to the Clawback Policy that was in effect as of the Date of Grant for a particular Award or as otherwise required by applicable law. In addition, the Committee may require that a Participant repay to the Company certain previously paid compensation, whether provided under this Plan or an Award Agreement or otherwise, in accordance with the Clawback Policy.

SECTION 14. TAXES.

        (a)    General.    A Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with his or her Award. The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied.

        (b)    Share Withholding.    The Committee in its discretion may permit or require a Participant to satisfy all or part of his or her withholding or income tax obligations by having the Company withhold all or a portion of any Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Shares that he or she previously acquired (or by stock attestation). Such Shares shall be valued based on the value of the actual trade or, if there is none, the Fair Market Value as of the previous day. Any payment of taxes by assigning Shares to the Company may be subject to restrictions, including, but not limited to, any restrictions required by rules of the SEC. The Committee may also, in its discretion, permit or require a Participant to satisfy withholding or income tax obligations (up to the maximum amount permitted by applicable law and/or as limited by the Committee to avoid liability-classification of the

Award (or other adverse accounting treatment) under applicable financial accounting rules) related to an Award through a sale of Shares underlying the Award or, in the case of Options or SARs, through Net Exercise or Cashless Exercise.

SECTION 15. EFFECTIVENESS AND AMENDMENTS.

        (a)    Effectiveness of the Plan.    The Plan, as set forth herein, is conditioned upon and subject to the approval of the Company's stockholders within twelve (12) months after the Adoption Date. Notwithstanding anything herein to the contrary, in no event may any ISO be granted under the Plan after the tenth (10th) anniversary of the Adoption Date. This Plan will not in any way affect outstanding Awards that were issued under the Prior Equity Plan or other Company equity compensation plans. No further awards may be granted under the Prior Equity Plan.

        (b)    Right to Amend or Terminate the Plan.    The Board may amend or terminate the Plan at any time and for any reason subject to obtaining stockholder approval as required under this Plan or applicable law. No Awards shall be granted under the Plan after the Plan's termination. In addition, no such amendment or termination shall be made which would impair the rights of any Participant, without such Participant's written consent, under any then-outstanding Award. In the event of any conflict in terms between the Plan and any Award agreement, the terms of the Plan shall prevail and govern.

SECTION 16. EXECUTION.

        To record the adoption of the Plan by the Board, the Company has caused its duly authorized Officer to execute this Plan on behalf of the Company.

THE CHEESECAKE FACTORY INCORPORATED
By:
Title:

APPENDIX B—RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

        Following is a reconciliation of income from operations and diluted net income per share to the corresponding adjusted measures (in thousands, except per share data):

Fiscal Year 2018
Income from operations	$118,948
Impairment of assets and least termination	17,861

Adjustment income from operations	$136,809

Revenues	$2,332,331
Adjusted operating margin	5.87%

Income from operations	$118,948
Depreciation and amortization expenses	95,976
Impairment of assets and lease termination	17,861
Group medical adjustment(1)	9,607

Adjusted EBITDA	$242,392

(1)
Represents the variance to group medical costs which were included in the EBITDA target

	Fiscal Year
	2018	2017	2016
Diluted net income per share	$2.14	$3.27	$2.83
After-tax impact from:
Impairment of assets and lease terminations(1)	0.29	0.13	0.00
Deferred tax revaluation	—	(0.80)	—

Adjusted diluted net income per share	$2.43	$2.60	$2.83

Cumulative adjusted diluted net income per share	$7.86

(1)
Fiscal years 2018, 2017 and 2016 include pre-tax impairment of assets and lease terminations expense of $17.9 million, $10.3 million and $0.1 million, respectively.

(2)
Fiscal 2017 includes a $38.5 million benefit to our income tax provision related to the federal Tax Cuts and Jobs Act.

B-1

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. THE CHEESECAKE FACTORY INCORPORATED ATTN:STACY FEIT 26901 MALIBU HILLS ROAD CALABASAS HILLS, CA 91301 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees David Overton For 0 0 0 0 0 0 0 For 0 Against 0 0 0 0 0 0 0 Against 0 Abstain 0 0 0 0 0 0 0 Abstain 0 1a For 0 0 Against 0 0 Abstain 0 0 1b Edie A. Ames 3. To approve The Cheesecake Factory Incorporated Stock Incentive Plan, effective May 30, 2019. 1c Alexander L. Cappello 4. To approve, on a non-binding, advisory basis, the compensation of the Company's Named Executive Officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission. NOTE: In addition, to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. 1d Jerome I. Kransdorf 1e Laurence B. Mindel 1f David B. Pittaway 1g Herbert Simon The Board of Directors recommends you vote FOR proposals 2, 3 and 4. 2. To ratify the selection of KPMG LLP as the Company's independent registered public accounting firm for fiscal year 2019, ending December 31, 2019. Please sign exactly as your name(s) appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If signer is a corporation or partnership, please sign full corporate or partnership name by authorized person. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000417452_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com THE CHEESECAKE FACTORY INCORPORATED Solicited on behalf of the Board of Directors of THE CHEESECAKE FACTORY INCORPORATED (“Company”) for use at its Annual Meeting of Stockholders (“Meeting”) to be held on May 30, 2019 at 10:00 A.M. Pacific Daylight Time at the Janet and Ray Scherr Forum Theatre, Thousand Oaks Civic Arts Plaza, 2100 Thousand Oaks Blvd., Thousand Oaks, California, 91362, or any adjournment or postponement thereof. The undersigned hereby appoints Scarlett May or Matthew Clark, or either one of them, as the “Named Proxies” with the full power of substitution, to vote all shares of common stock of the Company held of record by the undersigned on April 1, 2019 at the Meeting or at any adjournment or postponement thereof, on the proposals set forth on the reverse side. This proxy, when properly executed and returned, will be voted in the manner directed by the undersigned stockholder. IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED BUT NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ON THE REVERSE SIDE AND FOR PROPOSALS 2, 3 AND 4. In their discretion, the Named Proxies are authorized to vote upon such other business as may properly come before the Meeting. All proxies heretofore given by the undersigned are hereby revoked. Receipt of the Notice dated April 18, 2019 of the 2019 Annual Meeting of Stockholders and the accompanying Proxy Statement relating to the Meeting is acknowledged. IMPORTANT — THIS PROXY CARD MUST BE SIGNED AND DATED ON THE REVERSE SIDE. PLEASE REFER TO THE REVERSE SIDE OF THIS PROXY CARD FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS. Continued and to be signed on reverse side 0000417452_2 R1.0.1.18